Execution Version

$600,000,000

REVOLVING CREDIT AGREEMENT

dated as of October 15, 2020 among
MILLICOM INTERNATIONAL CELLULAR S.A.,
as Borrower,

THE LENDERS NAMED HEREIN,
as Lenders,
THE BANK OF NOVA SCOTIA,
as Administrative Agent,

BNP PARIBAS,
as Documentation Agent,

DNB BANK ASA, SWEDEN BRANCH,
as ESG Coordinator, and
THE BANK OF NOVA SCOTIA, and

BGL BNP PARIBAS S.A.
as Joint Bookrunners and Joint Mandated Lead Arrangers

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Article I Definitions    1
Section 1.01    Defined Terms    1
Section 1.02    Classification of Loans and Borrowings    49
Section 1.03    Terms Generally    49
Section 1.04    Accounting Terms; IFRS    49
Section 1.05    Rounding    50
Section 1.06    Time of Day    50
Section 1.07    Currency Equivalents    50
Section 1.08    LIBOR Notification    50
Section 1.09    Cashless Roll    51
Section 1.10    Luxembourg Terms    51
Article II The Credits    51
Section 2.01    Commitments    51
Section 2.02    Loans and Borrowings    51
Section 2.03    Requests for Borrowings    52
Section 2.04    Incremental Facilities    53
Section 2.05    Swingline Loans.    55
Section 2.06    Letters of Credit    56
Section 2.07    Funding of Borrowings    64
Section 2.08    Interest Elections    65
Section 2.09    Termination and Reduction of Commitments    66
Section 2.10    Repayment of Loans; Evidence of Debt.    67
Section 2.11    Prepayment of Loans; Evidence of Debt.    67
Section 2.12    Fees    68
Section 2.13    Interest    69
Section 2.14    Alternate Rate of Interest    70
Section 2.15    Increased Costs    70
Section 2.16    Break Funding Payments    72
Section 2.17    Payments Free of Taxes    73
Section 2.18    Payments Genera lly; Pro Rata Treatment; Sharing of Set-offs    78
Section 2.19    Mitigation Obligations; Replacement of Lenders    80
Section 2.20    Defaulting Lenders    81
Section 2.21    Designation of Additional Borrowers    83
Section 2.22    Extension of Maturity Date    86
Section 2.23    Effect of Benchmark Transition Event    88
Section 2.24    Illegality    92
Section 2.25    Financial Calculations for Limited Condition Transactions    93
Article III Representations and Warranties    94
Section 3.01    Organization; Powers    94
Section 3.02    Power and Authority; Enforceability    94
Section 3.03    Validity and Admissibility into Evidence    94
Section 3.04    Non-Conflict with Other Obligations    94
Section 3.05    Financial Statements; No Material Adverse Change    94
Section 3.06    Properties; Intellectual Property    95
Section 3.07    Litigation    95

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TABLE OF CONTENTS
Page
Section 3.08    Compliance with Laws; Environmental Compliance; No Default or Event of Default    95
Section 3.09    Investment Company Status    96
Section 3.10    Taxes    96
Section 3.11    ERISA.    96
Section 3.12    No Misleading Information    97
Section 3.13    Sanctions Laws; Anti-Corruption, Anti-Bribery, Anti-Money Laundering Laws and Regulations    97
Section 3.14    Federal Reserve Board Regulations    98
Section 3.15    Solvency    98
Section 3.16    Centre of Main Interest and Establishment    98
Section 3.17    Governing Law and Enforcement    98
Section 3.18    Pari Passu Ranking    98
Article IV CONDITIONS PRECEDENT    98
Section 4.01    Conditions Precedent to the Closing Date    98
Section 4.02    Conditions Precedent to Each Credit Event    100
Article V Affirmative Covenants    101
Section 5.01    Financial Statements; Ratings Cha nge and Other Information    101
Section 5.02    Notices of Material Events    102
Section 5.03    Existence; Conduct of Business; Authorizations    102
Section 5.04    Payment of Material Obligations    103
Section 5.05    Maintenance of Properties; Insurance    103
Section 5.06    Books and Records; Inspection Rights    104
Section 5.07    Compliance with Laws    104
Section 5.08    Environmental Compliance    104
Section 5.09    Legal Fees    104
Section 5.10    Pari Passu Ranking    105
Section 5.11    Centre of Main Interest and Establishment    105
Article VI Negative Covenants    105
Section 6.01    Fundamental Changes, Asset Dispositions    105
Section 6.02    Liens    105
Section 6.03    Incurrence of Debt    105
Section 6.04    Financial Covenant    105
Section 6.05    Transactions with Affiliates    106
Section 6.06    Use of Proceeds; Sanctions Laws; Anti-Money Laundering Laws    106
Section 6.07    Restricted Payments; Use of Proceeds for Divide nds    106
Section 6.08    Anti-Corruption Law    107
Section 6.09    Unrestricted Subsidiaries    107
Article VII Events of Default    108
Section 7.01    Events of Default    108
Section 7.02    Distribution of Payments after Event of Default    110
Article VIII The Administrative Agent    111
Article IX Guaranty    116
Section 9.01    Guaranty by the Guarantor    116
Section 9.02    Guaranty Unconditional    116

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TABLE OF CONTENTS
Page
Section 9.03    Waivers    117
Section 9.04    Guarantor Obligations to Remain in Effect; Restoration    117
Section 9.05    Waiver of Acceptance, etc    117
Section 9.06    Subrogation    118
Section 9.07    Effect of Stay    118
Article X Miscellaneous    118
Section 10.01    Notices    118
Section 10.02    Waivers; Amendments    120
Section 10.03    Expenses; Indemnity; Damage Waiver    121
Section 10.04    Successors and Assigns    123
Section 10.05    Survival    127
Section 10.06    Counterparts; Integration; Effectiveness; Electronic Execution    127
Section 10.07    Severability    128
Section 10.08    Right of Setoff    128
Section 10.09    Governing Law; Jurisdiction; Consent to Service of Process    129
Section 10.10    WAIVER OF JURY TRIAL    130
Section 10.11    Headings    130
Section 10.12    Confidentiality    130
Section 10.13    Material Non-Public Information    131
Section 10.14    Interest Rate Limitation    132
Section 10.15    Judgment Currency    132
Section 10.16    Waiver of Immunity    133
Section 10.17    USA PATRIOT Act    133
Section 10.18    No Advisory or Fiduciary Responsibility    133
Section 10.19    Acknowledgment and Consent to Bail-In of Affected Financial Institutions
.......................................................................................................... 134
Section 10.20    Electronic Execution of Assignments and Certain Other Documents    135

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SCHEDULES:
Schedule I    - Initial Lenders and Commitments Schedule II    - ESG Targets
Schedule III    - Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS:
Exhibit A    -    Form of Assignment and Assumption Exhibit B    -    Form of Compliance Certificate
Exhibit C-1    -    U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for
U.S. Federal Income Tax Purposes)
Exhibit C-2    -    U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for
U.S. Federal Income Tax Purposes)
Exhibit C-3    -    U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for
U.S. Federal Income Tax Purposes)
Exhibit C-4    -    U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D    -    Form of Borrowing Request
Exhibit E    -    Form of Letter of Credit Request Exhibit F    -    Form of ESG Reporting Certificate Exhibit G    -    Form of Note
Exhibit H    -    Form of Interest Election Request

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This REVOLVING CREDIT AGREEMENT is entered into as of October 15, 2020 among MILLICOM INTERNATIONAL CELLULAR S.A., a limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, with its domicile and principal place of business located at 2 rue du Fort Bourbon, L-1249, Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 40630 as Borrower (in such capacity, the "Borrower") and as Guarantor under Article IX hereof (in such capacity, the "Guarantor"), the Lenders from time to time party hereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (each, as defined below).
The parties hereto agree as follows:

ARTICLE I DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by refere nce to the Alternate Base Rate.
"Acquired Debt" means Debt of any Person: (a) incurred and outstanding on the date on which such Person (i) was acquired by the Borrower or any Restricted Subsidiary or (ii) is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Borrower or any Restricted Subsidiary; or (b) incurred to provide all or part of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Subsidiary of the Borrower or any Restricted Subsidiary or was otherwise acquired by the Borrower or any Restricted Subsidiary; provided that, after giving pro forma effect to the transaction or transactions by which such Person became a Subsidiary of the Borrower or any Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with the Borrower or any Restricted Subsidiary, either (x) the Borrower is able to incur $1.00 of additional Debt under the Debt Incurrence Test or (y) the Total Net Leverage Ratio would not be greater than such ratio before giving effect to such transactions. Acquired Debt shall be deemed to have been incurred, with respect to clause (a) on the date such Person becomes a Subsidiary of the Borrower or any Restricted Subsidiary and, with respect to clause (b), on the date of consummation of such acquisition of assets.
"Additional Borrower" means any Restricted Subsidiary of the Borrower that becomes an
Additional Borrower hereunder after the Closing Date pursuant to Section 2.21 hereof.

"Additional Borrower Joinder Agreement" means a joinder to this Agreement executed pursuant to Section 2.21 hereof in a form reasonably acceptable to the Administrative Agent and executed by the Administrative Agent, the Borrower and the Additional Borrower(s) becoming a party to this Agreement.
"Additional Commitment Lender" has the meaning assigned to such term in Section
2.22(d).

0010146-0000535 NYO1: 2000703970                                     .1

"Additional Credit Extension Amendment" means an amendment to this Agreement providing for any Incremental Commitments which shall be consistent with the applicable provisions of this Agreement relating to Incremental Commitments and otherwise satisfactory to the Administrative Agent and the Borrower.
"Adjusted LIBO Rate" means the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of Americ a). If, for any reason, the rate referred to in the preceding clause (i) is not published, then the rate to be used for such clause (i) shall be reasonably determined by the Administrative Agent in good faith from another recognized source or interbank quotation at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in the Adjusted LIBO Rate on the date on which such change in such maximum rate becomes effective. If the Adjusted LIBO Rate determined as provided above would be less than zero, the Adjusted LIBO Rate shall be deemed to be zero.

"Administrative Agent" means The Bank of Nova Scotia, in its capacity as administrative agent for the Lenders hereunder, and any successor thereto appointed pursuant to Article VIII.

"Administrative Agent Fee Letter" means the Fee Letter, dated as of October 15, 2020 between the Borrower and the Administrative Agent.

"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.
"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agent Party" has the meaning assigned to such term in Section 10.01(d)(ii).

"Agreement" means    this    Revolving    Credit    Agreement,    as    amended,    restated,
supplemented or otherwise modified from time to time.

"Alternate Base Rate" or "ABR" means, for any day, the interest rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in

0010146-0000535 NYO1: 2000703970                                     .2

effect on such day plus 0.50% per annum and (c) the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable) on such day plus 1% per annum. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR Market Index Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR Market Index Rate, respectively.

"Annual Report" means the Millicom Annual Report for 2019.

"Anti-Corruption Laws" means any applicable anti-bribery or anti-corruption Laws, including without limitation the U.S. Foreign Corrupt Practice Act of 1977, the UK Bribery Act 2010 and the Canadian Corruption of Foreign Public Officials Act.
"Anti-Money Laundering Laws" means any applicable anti-money laundering Laws, including without limitation, the Bank Secrecy Act of 1970, the USA PATRIOT Act of 2001 and the Proceeds of Crime (Money Laundering) and Terrorism Financing Act of 2001, as amended.
"Applicable Margin" means, for any day:

(a)from and including the Closing Date until changed in accordance with the provisions set forth in clause (b) below, (x) with respect to Eurodollar Loans, the rate per annum applicable to Level III in the Pricing Grid; and (y) with respect to ABR Loans, the rate per annum applicable to Level III in the Pricing Grid less 1.00%; and

(b)from and including the fifth (5th) Business Day following the date on which a Compliance Certificate is delivered with respect to the Financial Quarter ending September 30, 2020 in accordance with Section 5.01(c)(i) and continuing with respect to each Financial Quarter thereafter, (1)(x) with respect to Eurodollar Loans, the applicable rate per annum determined by reference to Total Net Leverage Ratio for the preceding Financial Quarter in accordance with the Pricing Grid; and (y) with respect to ABR Loans, the applicable rate per annum determined by reference to the Total Net Leverage Ratio for the preceding Financial Quarter in accordance with the Pricing Grid less 1.00%, in each case, (2) plus or minus, as the case may be, the ESG-Based Pricing Ratchet (it being understood that the ESG- Based Pricing Ratchet (i) may be a discount or premium as provided in the ESG Pricing Scale and (ii) shall be non-cumulative).

Except as provided in the final paragraph of this definition, each change in the Applicable Margin based on the delivery of a Compliance Certificate in accordance with Section 5.01(c)(i) shall become effective on the fifth (5th) Business Day immediately following the date on which a Compliance Certificate is delivered pursuant to Section 5.01(c)(i) and shall continue in effect for the period from and including such date through the date immediately preceding the effective date of the next such change. In the event that any Compliance Certificate delivered pursuant to Section 5.01(c)(i) is determined to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher or lower Applicable Margin for any period (an "Applicable Margin Period") than the Applicable Margin

0010146-0000535 NYO1: 2000703970                                     .3

applied for such Applicable Margin Period, then (a) the Borrower shall promptly (and in any event within five (5) Business Days) following such determination deliver to the Administrative Agent a correct Compliance Certificate required by Section 5.01(c)(i) for such Applicable Margin Period, (b) the Applicable Margin for such Applicable Margin Period shall be determined as if the Total Net Leverage Ratio were determined based on the amounts set forth in such correct Compliance Certificate and (c)(x) the Borrower shall promptly (and in any event within ten (10) Business Days) following delivery of such corrected Compliance Certificate pay to the Administrative Agent the accrued additional interest and unused commitment fee owing as a result of such increased Applicable Margin for such Applicable Margin Period; provided, that any accrued additional interest and unused commitment fee required to be paid pursuant to this clause (c)(x) shall not be deemed overdue or constitute a Default or an Event of Default (whether retroactively or otherwise) unless the Borrower fails to pay to the Administrative Agent such accrued additional interest or unused commitment fee within ten (10) Business Days following delivery of the corrected Compliance Certificate or (y) to the extent that, as a result of such inaccuracy, the Borrower paid to any Lender any interest or unused commitment fee in excess of the amounts the Borrower should have paid to such Lender, then such Lender, if and to the extent it remains a Lender on such Interest Payment Date, shall, in consultation with the Administrative Agent, credit such excess payment of interest or unused commitment fees (as applicable) against the amount of accrued interest and unused commitment fees owing by the Borrower to such Lender on the next Interest Payment Date.
Notwithstanding the foregoing, the Applicable Margin determined pursuant to the Pricing Grid shall be based on the rate per annum set forth in Level I of the Pricing Grid if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) (or a related Compliance Certificate), in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of an Event of Default resulting from such failure and until the delivery thereof.
"Applicable Maturity Date" has the meaning assigned to such term in Section 2.22(a). "Applicable Percentage" means, with respect to any Lender, the percentage of the total
Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
"Approved Jurisdiction" means each of Luxembourg, Netherlands, Spain, the United
States and England & Wales, in each case unless such jurisdiction is a Sanctioned Country.
"Asset Disposition" means any transfer, conveyance, sale, lease or other disposition by any Loan Party or any Restricted Subsidiary (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary to any Loan Party or a Restricted Subsidiary which is an 80% or more owned Restricted Subsidiary) of (i) shares of Capital Stock (other than directors' qualifying shares and shares to be held by third parties to satisfy applicable legal requirements) or other ownership interests of a Restricted Subsidiary, (ii) substantially all of the assets of any Loan Party or any Restricted

0010146-0000535 NYO1: 2000703970                                     .4

Subsidiary representing a division or line of business or (iii) other assets or rights of any Loan Party or any Restricted Subsidiary outside of the ordinary course of business; provided that the term "Asset Disposition" shall not include Permitted Disposals.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

"Authorized Officer" means any of the Chief Executive Officer, President, Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President, Financial Officer or General Counsel of the Borrower, or, in the case of any Additional Borrower, each individual listed in the certificate delivered by such Additional Borrower pursuant to Section 4.01(c)(iii).
"Availability Period" means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
"Available Commitment" means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment then in effect minus (b) such Lender's Credit Exposure then outstanding; provided, that in calculating any Lender's Credit Exposure solely for the purpose of determining such Lender's Available Commitment pursuant to Section 2.12(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, and any successor statute.

"Bankruptcy Event" means, with respect to any Lender, such Lender or its direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Person

0010146-0000535 NYO1: 2000703970                                     .5

with immunity from the jurisdiction of courts within the United States or the European Union from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
"Basel III" means:

(a)the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)any further guidance or standards published by the Basel Committee on Banking
Supervision relating to "Basel III".
"Beneficial Ownership Certification" means    a certification    regarding    beneficial
ownership as required by the Beneficial Ownership Regulation.
"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" has the meaning assigned to such term in the preamble.
"Borrowing" means (a) Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

"Borrowing Request" has the meaning assigned to such term in Section 2.03.
"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Luxembourg and Toronto are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
"Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of real or personal property of such Person which is required to be classified and accounted for as a capital lease on the balance sheet of such Person in accordance

0010146-0000535 NYO1: 2000703970                                     .6

with IFRS. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the balance sheet of such Person in accordance with IFRS.
"Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock or other equity participation, including partnership interests, whether general or limited, of such Person.
"Cash Equivalents" means, with respect to any Person:

(a)any direct obligations of, or obligations guaranteed by, the United States of America (or by any agency thereof), the United Kingdom or any member of the European Union to the extent such obligations or guarantees are backed by the full faith and credit of the United States, the United Kingdom or such member of the European Union and which have a remaining Weighted Average Life-to-Maturity of not more than one (1) year from the date of investment therein;

(b)term deposit accounts (excluding current and demand deposits), certificates of deposit, time deposits, money market deposits and bankers' acceptances, in each case, issued by or held with (i) any Initial Lender, (ii) any bank or trust company which is organized under the laws of the United States of America, any state thereof, the United Kingdom, Switzerland, Canada, Australia or any member state of the European Union, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated no less than Investment Grade or higher by at least one Rating Agency; or (iii) money market funds rated at least AAA by at least one Rating Agency or managed by any Lender;

(c)repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in paragraph (a) entered into with any financial institution meeting the qualifications specified in paragraphs (b)(i) or (ii) above;
(d)commercial paper having one of the two highest ratings obtainable from any of the Rating Agencies and in each case maturing within 365 days after the date of acquisition;

(e)money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the types described in paragraphs (a) through (d) of this definition;

(f)with respect to any Person organized under the laws of, or having its principal business operations in, a jurisdiction outside the United States, the United Kingdom or the European Union, those investments that are of the same type as investments in clauses (a), (c) and (d) of this definition except that the obligor thereon is organized under the laws of the country (or any political subdivision thereof) in which such Person is organized or conducting business; and

0010146-0000535 NYO1: 2000703970                                     .7

a.up to $100,000,000 in the aggregate of term deposit accounts and overnight deposits held by such Person in countries where any member of the Restricted Group operates its business in accordance with this Agreement.

"CBIR" has the meaning assigned to such term in section 3.16.
"Change in Law" the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender's or any Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated, introduced or implemented by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or CRD IV, or any law or regulation that implements or applies Basel III or CRD IV, shall be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Change of Control" means the occurrence of any of the following events:

(a)any Person becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares;
(b)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any Person; or
(c)a plan relating to the liquidation or dissolution of the Borrower is adopted.
For purposes of this definition, "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
"Closing Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

0010146-0000535 NYO1: 2000703970                                     .8

"Code" means, at any date, the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

"Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Commitment is set forth on Schedule I, or in the Additional Credit Extension Amendment or the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $600,000,000.

"Communications" has the meaning assigned to such term in Section 10.01(d)(ii). "Compliance Certificate" has the meaning assigned to such term in Section 5.01(c).
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Consolidated EBITDA" means, for any period, operating profit of the Borrower and its Restricted Subsidiaries, as the case may be, as such amount is determined on a consolidated basis in accordance with IFRS, plus the sum of the following amounts, in each case, without duplication (losses shall be added (as a positive number) and gains shall be deducted, in each case, to the extent such amounts were included in calculating operating profit):

(a)depreciation and amortization expenses;
(b)the net loss or gain on the disposal and impairment of assets;

(c)share-based compensation expenses;
(d)at the Borrower's option, as the case may be, other non-cash charges reducing operating profit (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating profit to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (i) a receipt of cash payments in any future period, (ii) the reversal of an accrual or reserve for a potential cash item that reduced operating income in any prior period and (iii) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);

0010146-0000535 NYO1: 2000703970                                     .9

a.any material extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other postemployment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimizat ion, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

b.at the Borrower's option, as the case may be, the effects of adjustments in its consolidated financial statements pursuant to IFRS (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;
c.any reasonable expenses, charges or other costs related to any sale of Capital Stock (other than Redeemable Stock), investment, acquisition, disposition , recapitalization or the incurrence of any Debt, in each case, as determined in good faith by a responsible financial or accounting officer of the Borrower;
d.any gains or losses on associates;
e.any unrealized gains or losses due to changes in the fair value of equity investments;

f.any unrealized gains or losses due to changes in the fair value of Interest Rate, Currency or Commodity Price Agreements;

g.any unrealized gains or losses due to changes in the carrying value of put options in respect of Capital Stock of, or voting rights with respect to, any Subsidiary, Joint Venture or associate;
h.any unrealized gains or losses due to changes in the carrying value of call options in respect of Capital Stock of, or voting rights with respect to, any Subsidiary, Joint Venture or associate;

i.any net foreign exchange gains or losses;
j.at the Borrower's option, as the case may be, any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

k.accruals and reserves that are established or adjusted within twelve (12) months after the closing date of any acquisition that are so required to be established or adjusted as a result of such acquisition in accordance with IFRS;

0010146-0000535 NYO1: 2000703970                                     .10

a.any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Borrower or any Restricted Subsidiary has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within three hundred sixty-five (365) days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable three hundred sixty-five (365)-day period);
b.the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnificat ion or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets;
c.any net gain (or loss) realized upon any Sale/Leaseback Transaction that is not sold or otherwise disposed of in the ordinary course of business, determined in good faith by a responsible financial or accounting officer of the Borrower;

d.the amount of loss on the sale or transfer of any assets in connection with an asset securitization program, receivables factoring transaction or other receivables transaction (including, without limitation, a Qualified Receivables Transaction); and

e.Specified Legal Expenses.

For the purposes of calculating Consolidated EBITDA for any period, as of such date of determination:
i.if, since the beginning of such period the Borrower or any Restricted Subsidiary has made any Asset Disposition or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a "Sale") including any Sale occurring in connection with a transaction causing a calculation to be made hereunder, then Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;
ii.if, since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) will have made an investment in any Person that thereby becomes a Subsidiary or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such investment or acquisition, a "Purchase"), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, then Consolidated EBITDA for such

0010146-0000535 NYO1: 2000703970                                     .11

period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

i.if, since the beginning of such period, any Person (that became a Subsidiary was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clauses (i) or (ii) above if made by the Borrower or any Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period, including anticipated synergies and cost savings as if such Sale or Purchase occurred on the first day of such period;
ii.whenever pro forma effect is applied, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Borrower (including in respect of anticipated synergies and cost savings) as though the full effect of such synergies and cost savings were realized on the first day of the relevant period and shall also include the reasonably anticipated full run rate cost savings effect (as calculated in good faith by a responsible financial or chief accounting officer of the Borrower) of cost savings programs that have been initiated by the Borrower or its Subsidiaries as though such cost savings programs had been fully implemented on the first day of such relevant period;

iii.for the purposes of determining the amount of Consolidated EBITDA under this definition denominated in a foreign currency, the Borrower may, at its option, calculate the equivalent in Dollars of such amount of Consolidated EBITDA based on either (i) the weighted average exchange rates for the relevant period used in the consolidated (if applicable) financial statements of the Borrower for such relevant period or (ii) the relevant currency exchange rate in effect on the date of execution of this Agreement; and
iv.the amount of fees payable by any Subsidiary of the Borrower to the Borrower or any Restricted Subsidiary in connection with the guaranties provided in connection herewith and any services rendered (including , without limitation, any management fees, value creation fees and similar fees) shall be excluded.
For the purpose of calculating Consolidated EBITDA, any Joint Venture Consolidated EBITDA shall be added to the amount determined in accordance with the foregoing.

"Consolidated Net Debt" means, with respect to the Borrower and its Restricted Subsidiaries on any date of determination, the sum without duplication of (a) the total amount of Debt of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with IFRS, minus (b) the sum without duplication of (i) all Debt outstanding under Minority Shareholder Loans, plus (ii) other than for purposes of calculating Total Net Leverage Ratio in connection with the Pricing Grid, (A) all Debt outstanding in reliance on clause (c) of the definition

0010146-0000535 NYO1: 2000703970                                     .12

of "Permitted Debt" plus (B) all Debt outstanding in reliance on clause (p) of the definition of "Permitted Debt," plus (iii) any Debt which is a contingent obligation of the Borrower and its Restricted Subsidiaries on such date, plus (iv) the amount of cash and Cash Equivalents (other than cash or Cash Equivalents received from the incurrence of Debt by the Borrower and any of its Restricted Subsidiaries to the extent such cash or Cash Equivalents has not been subsequently applied or used for any purpose not prohibited by this Agreement) of the Borrower and its Restricted Subsidiaries, but excluding, for the avoidance of doubt, all Restricted Cash.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"CRD IV" means:
(a)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(b)Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

"Credit Event" means any Borrowing or request for issuance, renewal or extension of any Letter of Credit.
"Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.
"Credit Facilities" means, debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures, purchase money financings, commercial paper facilities or overdraft facilities with banks or other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Debt, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended, in whole or in part from time to time, and in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including, but not limited to, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term "Credit Facilities" shall include any agreements or instruments (i) changing the maturity of any Debt incurred thereunder or contemplated thereby,
(ii)adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii)

0010146-0000535 NYO1: 2000703970                                     .13

increasing the amount of Debt incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

"Credit Party" means each of the Administrative Agent, any Issuing Bank, the Swingline
Lender and any other Lender, and the respective successors and assigns of each of the foregoing.

"Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent: (i) the principal of and premium, if any, in respect of every obligation of such Person for money borrowed; (ii) the principal of and premium, if any, in respect of every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person (but only to the extent such obligations are not reimbursed within thirty (30) days following receipt by such Person of a demand for reimbursement); and (iv) the principal component of every obligation of the type referred to in clauses (i) through (iii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise to the extent not otherwise included in the Debt of such Person. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (1) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with IFRS, (2) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, and (3) any amount of Debt that has been cash-collateralized, to the extent so cash-collateralized, shall be excluded from any calculation of Debt. Notwithstanding anything else to the contrary, for all purposes under this Agreement, the amount of Debt incurred, repaid, redeemed, repurchased or otherwise acquired by the Borrower or any Restricted Subsidiary shall equal the liability in respect thereof determined in accordance with IFRS and reflected on such Person's consolidated (if applicable) statement of financial position (but only to the extent considered "Debt" hereunder taking into account the exclusions below).

The term "Debt" shall not include:

a.obligations described in paragraphs (i), (ii) and (iv) of the first paragraph of this definition of Debt that are incurred by a Restricted Subsidiary (the "Proceeds Recipient") and owed to a bank or other lending institution (the "On-Lend Bank") to facilitate the substantially concurrent on-lending of proceeds (the "Proceeds On- Loan") from Debt incurred by the Borrower or any Restricted Subsidiary (other than the Proceeds Recipient) in compliance at all times with the Debt Incurrence Test to the extent (1) the principal obligations in respect of the Proceeds On-Loan are secured by security over cash granted in favor of the On-Lend Bank or any of its Affiliates in an amount not less than the principal amount of the Proceeds On- Loan, (2) the Proceeds On-Loan is put in place substantially concurrently with a loan by the Borrower or any Restricted Subsidiary (other than the Proceeds Recipient) to the On-Lend Bank (the "On-Lend Bank Borrowing") pursuant to which the Proceeds Recipient is entitled to reduce the principal amount of the Proceeds On-Loan by an amount equal to the principal amount of the On-Lend Bank Borrowing if a default or acceleration occurs with respect to such On-Lend

0010146-0000535 NYO1: 2000703970                                     .14

Bank Borrowing, or (3) the substantial risks and rewards of the Proceeds On-Loan are transferred, using a synthetic instrument or any other arrangement or agreement, from the On-Lend Bank to the Borrower or any Restricted Subsidiary (other than the Proceeds Recipient) in exchange for an amount not less than (x) the amount of cash granted in favor of the On-Lend Bank or any of its Affiliates, or (y) the outstanding amount of the On-Lend Bank Borrowing, as applicable, in each case as at the effective date of such transfer;

b.any liability of the Borrower or any Restricted Subsidiary (other than the Proceeds Recipient) attributable to a synthetic instrument or any other arrangement or agreement described in clause (a)(3) above to the extent such obligation under the relevant instrument, arrangement or agreement has not come due but is classified as a financial liability in accordance with IFRS and recorded as a current liability on such Person's consolidated statement of financial position;
c.any Restricted MFS Cash;
d.any liability of the Borrower or any Restricted Subsidiary attributable to a put option or similar instrument, arrangement or agreement entered into after the Closing Date granted by such Person relating to an interest in any other entity, in each case to the extent such option has not been exercised or such obligation under the relevant instrument, arrangement or agreement has not come due but is classified as a financial liability in accordance with IFRS, and recorded as a current liability on such Person's consolidated statement of financial position;
e.any standby letter of credit, performance bond or surety bond or other similar third- party guaranty instrument provided by the Borrower or any Restricted Subsidiary that is customary in a Related Business to the extent such letters of credit or bonds or instruments are not drawn upon or, if and to the extent drawn upon, are honore d in accordance with their terms;
f.solely for purposes of calculation of the Total Net Leverage Ratio, any intercompany debt or other liability owing from one member of the Restricted Group to another member of the Restricted Group;
g.any deposits or prepayments received by the Borrower or a Restricted Subsidiary from a customer or subscriber for its service and any other deferred or prepaid revenue;
h.any obligations to make payments in relation to earn outs;
i.Debt which is in the nature of equity (other than Redeemable Stock) or equity derivatives;
j.Capital Lease Obligations or operating leases;
k.Receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt any debt in respect of Qualified Receivables Transactions,

0010146-0000535 NYO1: 2000703970                                     .15

including without limitation guarantees by a Receivables Entity of the obligations of another Receivables Entity;

l.pension obligations or any obligation under employee plans or employment agreements;
m.any "parallel debt" obligations to the extent that such obligations mirror other Debt;

n.any payments or liability for assets acquired or services supplied deferred (including trade payables) in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied;
o.the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (including , in each case, any accrued dividends); and
p.the net obligations of such Person under any Interest Rate, Currency or Commodity Price Agreement.

Where Debt is denominated in a currency other than Dollars, the Borrower may, at its option, calculate the equivalent in Dollars of such amount of Debt based on either (i) the weighted average exchange rates for the relevant period used in the consolidated (if applicable) financial statements of the Borrower for such relevant period or (ii) the relevant currency exchange rate in effect on the date of execution of this Agreement; provided, that if the Borrower exercises the foregoing option at any time, it shall do so with respect to all (and not less than all) Debt outstanding at such time that is denominated in a currency other than Dollars.
"Debt Incurrence Test" has the meaning assigned to such term in Section 6.03(a).
"Debtor Relief Laws" means the Bankruptcy Code, and all other liquidat ion, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
"Default" means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
"Defaulting Lender" means any Lender that (a) failed to (i) fund any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder (unless such Lender is disputing in good faith whether it is contractually obliged to fund), (ii) fund any portion of its participations in Letters of Credit or Swingline Loans within two (2) Business Days of the date when due or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, or (b) has notified any Loan Party or any Credit Party or has made a public statement to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or any other agreements in which it commits to extend credit (unless such Lender is disputing in good faith whether it is contractually obliged to fund), or (c) has failed, within three (3) Business Days after request by a Credit Party

0010146-0000535 NYO1: 2000703970                                     .16

or any Loan Party, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in Letters of Credit and Swingline Loans under this Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause
(c)upon receipt of such written confirmation by the Administrative Agent and the Borrower), or
(d)is, or has a direct or indirect parent company that is, the subject of a (i) Proceeding under any Debtor Relief Law, (ii) Bankruptcy Event or (iii) Bail- In Action. Any determination by the Administrative Agent or a Loan Party that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Credit Parties (in the case of a determination by a Loan Party) or to the Credit Parties and the Loan Parties (in the case of a determination by the Administrative Agent).
"Designated Persons" means, at any time, (a) any Person identified on any sanctions - related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury, the Government of Canada, or other relevant sanctions authority, or (b) any Person owned or controlled by any such Person or Persons described in clause (a) or that is otherwise the target of Sanctions Laws such that dealing or otherwise engaging in business transactions or other activities with such Person are restricted.

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(i)matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(ii)is convertible or exchangeable for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary); or

(iii)is redeemable at the option of the holder of the Capital Stock in whole or in part,
(iv)in each case on or prior to the earlier of (a) the Maturity Date or (b) on which there are no Obligations outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Borrower may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Borrower with Section 6.02.

0010146-0000535 NYO1: 2000703970                                     .17

"Documentation Agent" means BNP Paribas, as documentation    agent under this
Agreement.

"Dollars" or "$" refers to lawful money of the United States of America.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Electronic Signature" means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
"Electronic System" means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Banks and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security systems.
"Environmental Laws" means all Laws applicable to the Borrower or any of its Subsidiaries relating to pollution, the preservation or protection of the environment (including without limitation air, water, land, subsurface strata, organisms, ecosystems, and biodiversity) or natural resources or harm to or the protection of human health or the health of animals or plants or the generation, manufacture, use, management, labeling, treatment, storage, handling, transportation, recycling or Release of, or exposure to, any Hazardous Material.
"Environmental Liability" means any liability or obligation (including any liability or obligation for or relating to damages, costs of environmental remediation, fines, penalties and indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon
(a)noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"ERISA" means, at any date, the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

0010146-0000535 NYO1: 2000703970                                     .18

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Plan to satisfy the minimum funding standard of Section 412 and 430 of the Code or Sections 302 or 303 of ERISA applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in endangered or critical status, within the meaning of Title IV of ERISA.
"ESG Assurance Provider" means ERM Certification and Verification Services (ERM CVS) or such other independent auditor or other qualified service provider appointed by the Borrower from time to time, which in each case is an external professional services firm qualified to verify, and regularly engaged in assessing, sustainability performance reporting.
"ESG Assurance Provider’s Certificate" means a certificate in the form of Attachment A to Exhibit F hereto, signed by an officer of the ESG Assurance Provider providing limited assurance with respect to the Borrower's performance in relation to the ESG Targets during the most recently completed Financial Year.
"ESG-Based Pricing Ratchet" means, for any day:
i.from and including the Closing Date until changed in accordance with the provisions set forth in clause (b) below, zero; and
ii.from and including the fifth (5th) Business Day following the date on which the ESG Reporting Certificate with respect to the Financial Year ending December 31, 2021 is required to be delivered in accordance with Section 5.01(c)(ii) and continuing with respect to each Financial Year thereafter, the applicable discount or premium determined by reference to the ESG Performance Outcome for the preceding Financial Year in accordance with the ESG Pricing Scale.

Each change in the ESG-Based Pricing Ratchet shall become effective on the fifth (5th) Business Day immediately following the date on which an ESG Reporting Certificate is require d

0010146-0000535 NYO1: 2000703970                                     .19

to be delivered pursuant to Section 5.01(c)(ii) and shall continue in effect for the period from and including such date through the date immediately preceding the effective date of the next such change. In the event that any ESG Reporting Certificate delivered pursuant to Section 5.01(c)(ii) is determined to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher or lower ESG-Based Pricing Ratchet for any period (an "ESG-Based Pricing Ratchet Period") than the ESG-Based Pricing Ratchet applied for such ESG-Based Pricing Ratchet Period, then (a) the Borrower shall promptly (and in any event within five (5) Business Days) following such determination deliver to the Administrative Agent a correct ESG Reporting Certificate required by Section 5.01(c)(ii) for such ESG-Based Pricing Ratchet Period, (b) the ESG-Based Pricing Ratchet for such ESG-Based Pricing Ratchet Period shall be determined as if the ESG Performance Outcome were determined based on the information set forth in such correct ESG Reporting Certificate and (c)(x) the Borrower shall promptly (and in any event within ten (10) Business Days) following delivery of such corrected ESG Reporting Certificate pay to the Administrative Agent the accrued additional interest and unused commitment fees owing as a result of such increased ESG-Based Pricing Ratchet for such ESG-Based Pricing Ratchet Period; provided, that any accrued additional interest and unused commitment fees required to be paid pursuant to this clause (c)(x) shall not be deemed overdue or constitute a Default or an Event of Default (whether retroactively or otherwise) unless the Borrower fails to pay to the Administra tive Agent such accrued additional interest or unused commitment fees within ten (10) Business Days following delivery of the corrected ESG Reporting Certificate or (y) to the extent that, as a result of such inaccuracy, the Borrower paid to any Lender any interest or unused commitment fees in excess of the amounts the Borrower should have paid to such Lender, then such Lender, if and to the extent it remains a Lender on such Interest Payment Date, shall, in consultation with the Administrative Agent, credit such excess payment of interest or unused commitment fees (as applicable) against the amount of accrued interest and unused commitment fees owing by the Borrower to such Lender on the next Interest Payment Date.

If an ESG Target is no longer available, cannot be calculated or (in the opinion of the Borrower, acting reasonably) is no longer appropriate with respect to the Borrower, the Borrower and the ESG Coordinator shall negotiate in good faith (for a period of not more than 60 days) with a view to agreeing (i) the relevant new ESG Target(s) or (ii) a new ESG Pricing Scale relevant to the remaining ESG Targets, in each case to be approved by the Administrative Agent, the ESG Coordinator and each of the Required Lenders (and, in the case of clause (ii) above, each of the Lenders). Failure to reach an agreement, or failure of any such agreement to be approved by the Administrative Agent, the ESG Coordinator and each of the Required Lenders (and, in the case of clause (ii) above, each of the Lenders), in either case by the end of such 60 day negotiation period shall result in the occurrence of an "ESG Termination Event" on the first Business Day immediately following the end of such 60-day period.
In the event that the Borrower requests any extension of any Applicable Maturity Date pursuant to Section 2.22, the Borrower and ESG Coordinator may, at the Borrower's option, negotiate in good faith (for a period of not more than 60 days) with a view to agreeing to new ESG Targets for purposes of determining the ESG-Based Pricing Ratchet to be applied as of the Financial Year following the Applicable Maturity Date until any proposed Extended Maturity Date, to be approved by the Administrative Agent, the ESG Coordinator, each of the Extending Lenders and, if applicable, each of the Additional Commitment Lenders. Failure to reach an agreement, or failure of any such agreement to be approved by the Administrative Agent, the ESG

0010146-0000535 NYO1: 2000703970                                     .20

Coordinator, each of the Extending Lenders and, if applicable, each of the Additional Commitment Lenders, in either case, shall (x) not affect the extension of any Applicable Maturity Date and (y) result in the ESG-Based Pricing Ratchet being zero for any period in which there is no agreement as to applicable ESG Targets.
"ESG Coordinator" means DNB Bank ASA, Sweden Branch.

"ESG Full Discount" means that the relevant ESG Reporting Certificate delivered pursuant to Section 5.01(c) confirms that four ESG Targets have been achieved during the Financial Year covered by such ESG Reporting Certificate
"ESG Full Premium" means that (x) the relevant ESG Reporting Certificate delivered pursuant to Section 5.01(c) confirms that zero ESG Targets have been achieved during the Financial Year covered by such ESG Reporting Certificate or (y) the relevant ESG Reporting Certificate shall not have been delivered in accordance with Section 5.01(c).
"ESG Non-Adjustment" means that (x) the relevant ESG Reporting Certificate delivered pursuant to Section 5.01(c) confirms that two ESG Targets have been achieved during the Financial Year covered by such ESG Reporting Certificate or (y) an ESG Termination Event shall have occurred.
"ESG Partial Discount" means that the relevant ESG Reporting Certificate delivered pursuant to Section 5.01(c) confirms that three ESG Targets have been achieved during the Financial Year covered by such ESG Reporting Certificate.

"ESG Partial Premium" means that the relevant ESG Reporting Certificate delivered pursuant to Section 5.01(c) confirms that one ESG Target has been achieved during the Financial Year covered by such ESG Reporting Certificate.

"ESG Performance Outcome" means, with respect to any completed Financial Year, the ESG Full Discount, the ESG Partial Discount, the ESG Non-Adjustment, the ESG Partial Premium or the ESG Full Premium, as the case may be. For the avoidance of doubt, only one ESG Performance Outcome shall apply at any time.
"ESG Pricing Scale" means the table shown immediately below setting forth the ESG- Based Pricing Ratchet applicable to the Facility based on the ESG Performance Outcomes:

ESG Performance Outcome	ESG-Based Pricing Ratchet
ESG Full Discount	-0.10%
ESG Partial Discount	-0.05%
ESG Non-Adjustment	Zero
ESG Partial Premium	+0.05%
ESG Full Premium	+0.10%

0010146-0000535 NYO1: 2000703970                                     .21

"ESG Reporting Certificate" means a certificate, in the form of Exhibit F hereto or any other form agreed to among the Administrative Agent, the ESG Coordinator and the Borrower, signed by the chief executive officer or the chief financial officer of the Borrower setting forth the Borrower's performance in relation to the ESG Targets during the most recently completed Financial Year, accompanied by the ESG Assurance Provider's Certificate.
"ESG Target" means ESG Target 1, ESG Target 2, ESG Target 3 or ESG Target 4.

"ESG Target 1" has the meaning given to such term in Schedule II hereto.

"ESG Target 1 Metric” has the meaning given to such term in Schedule II hereto.
"ESG Target 2" has the meaning given to such term in Schedule II hereto.

"ESG Target 2 Metric" has the meaning given to such term in Schedule II hereto.

"ESG Target 3" has the meaning given to such term in Schedule II hereto.

"ESG Target 3 Metric" has the meaning given to such term in Schedule II hereto.

"ESG Target 4" has the meaning given to such term in Schedule II hereto.

"ESG Target 4 Metric" has the meaning given to such term in Schedule II hereto.
"ESG Termination Event" has the meaning assigned to such term in the definition of "ESG-Based Pricing Ratchet."
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
"Event of Default" has the meaning assigned to such term in Section 7.01.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by an Obligor under Section 2.19(b)) or (ii) such Recipient (if the Recipient is a Lender) changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either

0010146-0000535 NYO1: 2000703970                                     .22

to such Recipient's assignor immediately before such Recipient acquired such interest in the Loan or Commitment or became a party hereto or to such Recipient immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.17(f), and (d) any U.S. federal Taxes imposed under FATCA.
"Existing Facility Agreement" means that certain Facility Agreement dated January 27, 2017 between the Borrower, the lenders party thereto and DNB Bank ASA, Sweden branch, as administrative agent, as amended, supplemented or otherwise modified through the date hereof.

“Extended Maturity Date" has the meaning assigned to such term in Section 2.22(a). “Extending Lender" has the meaning assigned to such term in Section 2.22(b). “Extension Date" has the meaning assigned to such term in Section 2.22(a).
"Facility" means the Commitments and the Revolving Loans and Swingline Loans made, and Letters of Credit issued, thereunder.

"Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Chief Executive Officer or a Financial Officer of the Borrower.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

"Federal Funds Effective Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administra tive Agent from three Federal funds brokers of recognized standing reasonably selected by the Administrative Agent; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

"Financial Covenant" means the financial covenant set forth in Section 6.04.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

0010146-0000535 NYO1: 2000703970                                     .23

"Financial Year" means the annual accounting period of the Borrower ending on
December 31 in each year.

"Fitch" means Fitch Ratings Inc. and any successor to its rating agency business. "Foreign Lender" means a Recipient that is not a U.S. Person.
"Fund" means a trust, fund or other entity or Person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies exercising such powers or functions, such as the European Union or European Central Bank).

"Guaranteed Obligations" has the meaning assigned to such term in Section 9.01. "Guarantor" has the meaning assigned to such term in the preamble.
"Hazardous Materials" means any material, substance or waste that is listed, regulated, or otherwise defined as hazardous, toxic or radioactive (or words of similar regulatory intent or meaning) under any Environmental Law, or the exposure to which or the Release of which could give rise to any Environmental Liability or is otherwise capable of harm to human health or the environment.
"Honor Date" has the meaning assigned to such term in Section 2.06(e)(i).
"IFRS" means international accounting standards within the meaning of the IAS Regulation 606/2002 to the extent applicable to the relevant financial statements.

"Increase Period" has the meaning assigned to such term in Section 6.04(b). "Increased Amount Date" has the meaning assigned to such term in Section 2.04(a). "Incremental Commitments" has the meaning assigned to such term in Section 2.04(a). "Incremental Lender" has the meaning assigned to such term in Section 2.04(a).
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Initial Lender" means any of the initial lenders listed on Schedule I.

"Interest Election Request" means a request by an Obligor to convert or continue a
Borrowing in accordance with Section 2.08 in the form of Exhibit H.

0010146-0000535 NYO1: 2000703970                                     .24

"Interest Payment Date" means (a) as to any ABR Loan, the last Business Day of each March, June, September and December and the date of termination of the Commitments, (b) as to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months' duration, each day prior to the last day of such Interest Period that occurs at three (3) month intervals after the first day of such Interest Period, and the date of termination of the Commitments, and (c) as to any Swingline Loan, the last Business Day of each March, June, September and December and the date of termination of the Commitments.

"Interest Period" means with respect to each Eurodollar Borrowing, the period commencing on the date such Eurodollar Borrowing is made, or in the case of the continuation of a Eurodollar Borrowing the last day of the preceding Interest Period for such advance, and ending on the numerically corresponding day in the first (1st), third (3rd) or sixth (6th) calendar month thereafter as the Borrower may select in an appropriate notice (or such other period as selected by the Borrower in an appropriate notice and agreed to by the Administrative Agent, provided that, if such other period is shorter than six (6) months, such agreement by the Administrative Agent shall not require any further consent or instructions from the Lenders; and provided, further, that if such other period is longer than six (6) months, such agreement by the Administrative Agent shall require each Lender's approval), except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on such Maturity Date and (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
"Interest Rate, Currency or Commodity Price Agreement" means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).
"Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a guarantee of any obligation of such other Person, together with all items that are or would be classified as Investments on a statement of financial position (excluding the footnotes thereto) prepared in accordance with IFRS, but shall not include
(a)trade accounts receivable in the ordinary course of business on credit terms made generally available to the customers of such Person, or (b) commission, travel, payroll, entertainment, relocation and similar advances to officers and employees and profit sharing and other employee benefit plan contributions made in the ordinary course of business. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to a subsequent change in value and, to the extent applicable, shall be determined based on the equity value of such Investment.

0010146-0000535 NYO1: 2000703970                                     .25

"Investment Grade" means (i) BBB- or above in the case of Fitch (or its equivalent under any successor Rating Categories of Fitch), (ii) Baa3 or above, in the case of Moody's (or its equivalent under any successor Rating Categories of Moody's), and (iii) the equivalent in respect of the Rating Categories of any other Rating Agencies.
"IRS" means the United States Internal Revenue Service.

"Issuing Bank" means each of The Bank of Nova Scotia, BGL BNP Paribas S.A. and J.P. Morgan AG, in each case, in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 2.06(i). The Borrower, the Administrative Agent and any Lender may agree in writing that such Lender may issue Letters of Credit hereunder, in which case the term "Issuing Bank" shall include such Lender with respect to the Letters of Credit issued by such Lender hereunder, and each reference to "Issuing Bank" shall mean the applicable Issuing Bank or all Issuing Banks, as the context may require.
"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
"Joint Venture Consolidated EBITDA" means an amount equal to the product of (i) the Consolidated EBITDA of any Joint Venture (determined in good faith by a responsible financial or accounting officer of the Borrower on the same basis as provided for in the definition of "Consolidated EBITDA" (with the exception of clause (i) and the last sentence thereof regarding the addition of any Joint Venture Consolidated EBITDA to the calculation) as if each reference to the Borrower in such definition was to such Joint Venture) whose financial results are not consolidated with those of such Person in accordance with IFRS and (ii) a percentage equal to the direct or indirect equity ownership percentage of the Borrower and/or any of its Subsidiaries in the Capital Stock of such Joint Venture and its Subsidiaries.
"KYC Requirements" has the meaning assigned to such term in Section 4.01(g).

"Law" means any law (including common law), statute, directive, regulation, rule, ordinance, code, requirement, binding agreement, statutory guidance, regulatory code of practice, judgment, order, executive order, decree, injunction, decision, determination or permit issued, entered into, or promulgated by or with a Governmental Authority.
"LC Commitment" means, as to any Issuing Bank, its commitment to issue Letters of Credit, and to amend or extend Letters of Credit previously issued by it, pursuant to Section 2.06, in an aggregate amount at any time outstanding not to exceed (a) in the case of any Issuing Bank party hereto as of the Closing Date, the amount set forth opposite such Issuing Bank's name on Schedule I under the heading "Letter of Credit Commitments" and (b) in the case of any Lender that becomes an Issuing Bank following the Closing Date, that amount which shall be set forth in the written agreement by which such Lender shall become an Issuing Bank, in each case as the maximum outstanding amount of Letters of Credit to be issued by such Issuing Bank, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Issuing Bank, the Borrower, the Administrative Agent. The aggregate LC Commitments of all Issuing Banks shall be less than or equal to $100,000,000 at all times.

0010146-0000535 NYO1: 2000703970                                     .26

"LC Disbursement" means a payment made by any Issuing Bank pursuant to a Letter of Credit.

"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Obligors at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Notice Date" has the meaning assigned to such term in Section 2.22(b). "Lenders" means the Initial Lenders listed on Schedule I and any other Person that shall have become a party hereto pursuant to Section 2.04 or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender and the Issuing Banks.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify a Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate; provided, that such other office or offices, Affiliate or branch shall not increase the amounts payable by the Obligors under Section 2.15 or 2.17 (unless approved by the Borrower). Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

"Letter of Credit" means a letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement, which letter of credit shall be (a) a standby letter of credit or (b) solely to the extent agreed by the applicable Issuing Bank in its sole discretion, a commercial or "trade" letter of credit.

"Letter of Credit Request" means a request, substantially in the form attached hereto as
Exhibit E, by the applicable Obligor for a Letter of Credit in accordance with Section 2.06.

"LIBOR Market Index Rate" means, for any day, the Adjusted LIBO Rate as of that day that would be applicable for a Eurodollar Loan having a one-month Interest Period determined at approximately 10:00 a.m. London time for such day, or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis. If the LIBOR Market Index Rate determined as provided above would be less than zero, the LIBOR Market Index Rate shall be deemed to be zero.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Limited Condition Transaction" means (i) any Investment or acquisition, including by way of merger, amalgamation or consolidation, in each case, by one or more of the Borrower and

0010146-0000535 NYO1: 2000703970                                     .27

its Restricted Subsidiaries of any assets, business or Person whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.
"Loan Documents" means this Agreement, including without limitation, the schedules and exhibits hereto, the Administrative Agent Fee Letter, the Notes (if any), and any other document designated as a "Loan Document" by the Administrative Agent and the Borrower.
"Loan Parties" means the Obligors and the Guarantor.

"Loans" means the loans made by the Lenders to the Obligors pursuant to this Agreement.
"Luxembourg" means the Grand Duchy of Luxembourg.

"Luxembourg Commercial Code" means the Code de Commerce of Luxembourg.

"Luxembourg Companies Act" means the Luxembourg act dated 10 August 1915 on commercial companies, as amended.
"Luxembourg Loan Party" means each Loan Party organized under the laws of Luxembourg.
“Mandated Lead Arrangers" means, collectively, BGL BNP Paribas S.A. and The Bank of Nova Scotia, as joint bookrunners and joint mandated lead arrangers under this Agreement.

"Material Adverse Effect" means any event or circumstance that has a material adverse effect on (a) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (b) the validity or enforceability of the Credit Agreement or the rights or remedies of the Lenders thereunder.
"Material Intellectual Property" has the meaning assigned to such term in Section 5.05(b). "Maturity Date" means October 15, 2025 (as such date may be extended in accordance with Section 2.22).
"Maximum Rate" has the meaning assigned to such term in Section 10.14.
"Minority Shareholder Loans" means Debt of a Restricted Subsidiary that is issued to and held by an equity owner of such Restricted Subsidiary, other than the Borrower or a Subsidiary of the Borrower.
"Moody’s" means Moody's Investors Services, Inc. and any successor to its rating agency business.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

0010146-0000535 NYO1: 2000703970                                     .28

“Non-Extending Lender" has the meaning assigned to such term in Section 2.22(b).
"Note" means any promissory note executed by an applicable Obligor to evidence the
Loans made to it in accordance with Section 2.11(c), which shall be in the form of Exhibit G.

"Obligations" means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Obligors, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Obligors to any Credit Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Credit Parties that are required to be paid by any Obligor pursuant hereto) or otherwise.

"Obligors" means, collectively,    the Borrower and any Additional    Borrowers, and
"Obligor" means any one of them individually.
"OFAC" means Office of Foreign Assets Control of the United States Department of the
Treasury.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangib le, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

"Participant" has the meaning assigned to such term in Section 10.04(c).

"Participant Register" has the meaning assigned to such term in Section 10.04(c).
"Payment Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.01.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

0010146-0000535 NYO1: 2000703970                                     .29

"Permitted Asset Swap" means the concurrent purchase and sale or exchange of related business assets or a combination of related business assets, cash and Cash Equivalents between the Borrower or any of its Subsidiaries and another Person.

"Permitted Debt" means:
a.any Debt under this Agreement in an aggregate amount not to exceed the amount thereof drawn on the Closing Date;

b.Debt (other than Debt described in another clause of this definition) that is (x) outstanding on the date of this Agreement or (y) committed or mandated on the date of this Agreement and disclosed in writing to the Lenders and the Administra tive Agent prior to such date;
c.Pari passu Debt of the Borrower or its Restricted Subsidiaries under Credit Facilities and any Permitted Refinancing Debt in respect thereof, in an aggregate principal amount at any one time outstanding that does not exceed an amount equal to the greater of (A) $900,000,000 and (B) eight percent (8%) of Total Assets, plus,
(1)any accrual or accretion of interest that increases the principal amount of Debt under Credit Facilities and (2) in the case of any refinancing of Debt permitted under this clause (c) or any portion thereof, the aggregate amount of fees, underwriting discounts and commissions, premiums and other costs and expenses incurred in connection with such refinancing;

d.Debt owed by the Borrower to any of its Restricted Subsidiaries or Debt owed by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided, that (A) if the Borrower is the obligor on such Debt, such Debt must be unsecured and expressly subordinated (it being understood that any such subordination terms must be effective at the time such Debt is incurred; provided that, such subordination shall only apply during the existence of an Event of Default pursuant to clauses 7.01(a), (b), (h) or (i) or following an acceleration of the Loans pursuant to Section 7.01) to the prior payment in full in cash of all of the Borrower's obligations under the Facility, and (B) either (x) the transfer or other disposition by the Borrower or such Restricted Subsidiary of any Debt so permitted to a Person (other than to the Borrower or any of its Restricted Subsidiaries) or (y) such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Borrower, will at the time of such transfer or other disposition, in each case, be deemed to be an incurrence of such Debt not permitted by this clause (d);

e.Acquired Debt;
f.Minority Shareholder Loans;

g.Permitted Refinancing Debt of the Borrower or any Restricted Subsidiary incurre d in exchange for or the proceeds of which are used to refinance or refund or replace, or any extension or renewal of (including, in each case, successive refinancings, extensions and renewals), Debt of any such Person incurred in compliance with the

0010146-0000535 NYO1: 2000703970                                     .30

Debt Incurrence Test or clauses (a), (b), (e) or this clause (g) of this definition, as the case may be;

h.Debt of the Borrower or any Restricted Subsidiary represented by letters of credit in order to provide security for workers' compensation claims, health, disability or other employee benefits, payment obligations in connection with self- insurance or similar requirements of the Borrower or any Restricted Subsidiary in the ordinary course of business;

i.customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any assets of the Borrower or any Restricted Subsidiary, and earn-out provisions or contingent payments in respect of purchase price or adjustment of purchase price or similar obligations in acquisition agreements other than guarantees of Debt incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of each such incurrence of such Debt will at no time exceed the gross proceeds actually received by the Borrower or any Restricted Subsidiary in connection with the related disposition;

j.obligations in respect of (i) customs, VAT or other tax guarantees, (ii) bid, performance, completion, guarantee, surety and similar bonds, including guarantees or obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit supporting such obligations and (iii) the financing of insurance premiums, in each case, in the ordinary course of business and not related to Debt for borrowed money;

k.Debt of the Borrower or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument including, but not limited to, electronic transfers, wire transfers, netting services and commercial card payments, drawn against insufficient funds; provided that such Debt is extinguished within thirty (30) days of incurrence;
l.guarantees by the Borrower or any Restricted Subsidiary of Debt or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than of any Debt incurred in violation of Section 6.03 hereof); provided, however, that if the Debt being guaranteed is subordinated in right of payment to the Loans or any guarantee of the Loans, then such guarantee shall be subordinated substantially to the same extent as the relevant Debt guaranteed;

m.Debt arising under borrowing facilities provided by a special purpose vehicle notes issuer to the Borrower or any Restricted Subsidiary in connection with the issuance of notes or other similar debt securities intended to be supported primarily by the payment obligations of the Borrower or any Restricted Subsidiary in connection with any vendor financing platform;

0010146-0000535 NYO1: 2000703970                                     .31

n.Debt of the Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing Debt in respect thereof and the principal amount of all other Debt incurred pursuant to this clause (n) and then outstanding, will not exceed 100% of the cash proceeds (net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements)) received by the Borrower or any Restricted Subsidiary from the issuance or sale (other than to the Borrower or a Restricted Subsidiary) of its Minority Shareholder Loans or Capital Stock or otherwise contributed to the equity of the Borrower, in each case, subsequent to the date of execution of this Agreement (and in each case, other than through the issuance of Disqualified Stock or Preferred Stock);

o.Debt consisting of (i) mortgage financings, asset backed financings, Purchase Money Obligations or other financings, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Borrower or any Restricted Subsidiary or (ii) Debt otherwise incurred to finance the purchase, lease, rental or cost of design, development, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation , network assets) used or useful in the business of the Borrower or any Restricted Subsidiary whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Permitted Refinancing Debt in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Debt incurred pursuant to this clause (o) will not exceed the greater of (1) $250,000,000 and (2) three percent (3%) of Total Assets at any time outstanding; or
p.Debt not otherwise permitted to be incurred pursuant to clauses (a) through (o) above, which, together with any other outstanding Debt incurred pursuant to this clause (p), including any Permitted Refinancing Debt in respect thereof, has an aggregate principal amount at any time outstanding not in excess of the greater of
(A)$300,000,000 and (B) four percent (4%) of Total Assets, plus, in the case of any refinancing of Debt permitted under this clause (p) or any portion thereof, the aggregate amount of fees, underwriting discounts and commissions, premiums and other costs and expenses incurred in connection with such refinancing.

In the event that an item of Debt meets the criteria of more than one of the types of Permitted Debt or is entitled to be incurred in accordance with the Debt Incurrence Test, the Borrower in its sole discretion may classify and from time to time reclassify such item of Debt or any portion thereof and only be required to include the amount of such Debt as one of such types.

0010146-0000535 NYO1: 2000703970                                     .32

"Permitted Disposals" means:
(a)any dispositions of assets in a single transaction or series of transactions with an aggregate Fair Market Value in any calendar year of not more than the greater of
(x) $25,000,000 and (y) 1% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of $25,000,000 and 1% of Total Assets of carried over amounts for any calendar year);

(b)any Specified Subsidiary Sale;
(c)any disposition of Tower Equipment, including any Sale/Leaseback Transaction; provided that any cash or Cash Equivalents received in connection with such disposition (the "Permitted Disposal Net Available Proceeds") are applied, within
365 days of such disposition or Sale/Leaseback Transaction, at the Borrower's option, to (i) repay, redeem, retire or cancel outstanding Senior Secured Debt; (ii) repurchase, prepay, redeem or repay Debt of the Borrower that ranks pari passu in right of payment to the Loans; (iii) to acquire all or substantially all of the assets of, or any Capital Stock of, another Related Business, if, after giving effect to any such acquisition of Capital Stock, the Related Business is or becomes a Restricted Subsidiary of the Borrower; (iv) to make a capital expenditure or acquire other assets (other than Capital Stock and cash or Cash Equivalents), rights (contractual or otherwise) and properties, whether tangible or intangible (including ownership interests) that are used or intended for use in connection with a Related Business;
(v) to repay any outstanding Obligations hereunder; (vi) enter into a binding commitment to apply the Permitted Disposal Net Available Proceeds pursuant to sub-clauses (iii) or (iv) of this clause (c), provided that such binding commitment (or any subsequent binding commitment replacing the initial binding commitment that is entered into within 180 days following the aforementioned 365-day period) shall be treated as a permitted application of the such Permitted Disposal Net Available Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 365-day period; or (vii) any combination of the foregoing sub-clauses (i) through (vi) of this clause (c);

(d)a transfer of assets between or among the Borrower and/or any of its Restricted Subsidiaries;
(e)the issuance of Capital Stock by a Restricted Subsidiary to any Obligor or to another Restricted Subsidiary;

(f)any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than any Obligor or any Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition

0010146-0000535 NYO1: 2000703970                                     .33

and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(g)the sale, lease or other transfer of products, services, accounts receivable, inventory or other assets in the ordinary course of business and any sale or other disposition of damaged, surplus, worn-out or (in the good faith judgement of the Borrower) obsolete assets;
(h)dispositions in connection with Permitted Liens;

(i)disposals of assets, rights or revenue not constituting part of the Related Business and other disposals of non-core assets acquired in connection with any acquisition permitted under this Agreement;

(j)licenses and sublicenses of any Obligor or any Restricted Subsidiary in the ordinary course of business;
(k)any surrender or waiver of contract rights or settlement, release, recovery on, or surrender of, contract, tort or other claims in the ordinary course of business;

(l)the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;
(m)a transfer or disposition of assets that is governed by the provisions of Section 6.01(i) of this Agreement;

(n)the sale or other disposition of cash or Cash Equivalents;

(o)the foreclosure, condemnation or any similar action with respect to any property or other assets;
(p)a transfer or disposition of assets that is governed by Section 6.07 of this Agreement;
(q)sales of accounts receivable and related assets or an interest therein of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity, and Investments in a Receivables Entity consisting of cash or securitization obligations;
(r)any disposition or expropriation of assets or Capital Stock which any Obligor or any Restricted Subsidiary is required by, or made in response to concerns raised by, a regulatory authority or court of competent jurisdiction;

(s)any disposition of Capital Stock, Debt or other securities of an Unrestricted Subsidiary;

0010146-0000535 NYO1: 2000703970                                     .34

(t)disposal of non-core assets acquired in connection with any acquisition permitted under this Agreement;

(u)any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by any Obligor or any Restricted Subsidiary to such Person;
(v)any disposition of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the Joint Venture parties set forth in Joint Venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in connection with such disposition are applied, within 365 days of such disposition, at the Borrower's option, in accordance with sub-clauses (i) through (vii) of clause (c) of this definition of "Permitted Disposals";
(w)any sale or disposition with respect to property built, repaired, improved, owned or otherwise acquired by any Obligor or any Restricted Subsidiary pursuant to customary sale and leaseback transactions, asset securitizations and other similar financings permitted by this Agreement;
(x)any dispositions constituting the surrender of tax losses by any Obligor or a Restricted Subsidiary (i) to any Obligor or a Restricted Subsidiary; (ii) in order to eliminate, satisfy or discharge any tax liability of any person that was formerly a subsidiary of an Obligor which has been disposed of pursuant to a disposal permitted by the terms of this Agreement, to the extent that such Obligor or Restricted Subsidiary would have a liability (in the form of an indemnificat ion obligation or otherwise) to one or more persons in relation to such tax liability if not so eliminated, satisfied or discharged;
(y)the disposal of up to twenty-five percent (25%) of the outstanding ordinary shares or other Capital Stock of any of the Subsidiaries of the Borrower organized or operating in Tanzania in a public offering and listing on the Dar es Salaam Stock Exchange or any other exchange approved by the Borrower;
(z)Permitted Asset Swaps; and
(aa)    any other disposal of assets not described in clauses (a) through (z) above consisting in the aggregate a value of ten percent (10%) or less of Total Assets.

"Permitted Investments" means (1) any loan made by any member of the Restricted Group to any other member of the Restricted Group, (2) loans or advances to employees and officers (or guarantees of intra-Restricted Group loans to employees or officers) in the ordinary course of business; (3) customary cash management, cash pooling or netting or setting off arrangements; and (4) the granting of Liens pursuant to clause (n) of the definition of Permitted Liens.
"Permitted Interest Rate, Currency or Commodity Price Agreement" means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect against fluctuations in interest rates

0010146-0000535 NYO1: 2000703970                                     .35

or currency exchange rates and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby, or in the case of currency or commodity protection agreements against currency exchange or commodity price fluctuations in the ordinary course of business relating to then existing financial obligations and not for purposes of speculation.
"Permitted Liens" means:

(a)Liens for taxes, assessments or governmental charges or levies on the property of the Borrower or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with IFRS shall have been made therefor;
(b)Liens imposed by law, such as statutory Liens of landlords', carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Borrower or any Restricted Subsidiary in the ordinary course of business arising solely by virtue of any statutory or common law (but not contractual) provisions relating to bankers' Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(c)Liens on the property of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance bids, trade contracts, letters of credit performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Borrower and its Restricted Subsidiaries taken as a whole;
(d)Liens on property at the time the Borrower or any Restricted Subsidiary acquire d such property, including any acquisition by means of a merger or consolidatio n; provided, however, that any such Lien may not extend to any other property of the Borrower or any Restricted Subsidiary;
(e)Liens on the property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Borrower or any Restricted Subsidiary that is not a direct or, prior to such time, indirect Subsidiary of such Person (other than pursuant to after- acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

0010146-0000535 NYO1: 2000703970                                     .36

(f)pledges or deposits by the Borrower or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Borrower or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of any member of the Borrower or any Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

(g)utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;
(h)Liens in favor of a credit card processor arising in the ordinary course of business under any processor agreement;
(i)any provision for the retention of title to any property by the vendor or transferor of such property which property is acquired by the Borrower or any Restricted Subsidiary in a transaction entered into in the ordinary course of business of the Borrower or any Restricted Subsidiary and for which kind of transaction it is customary market practice for such retention of title provision to be included;
(j)Liens arising by means of any judgment, decree or order of any court so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order have not been fully terminated or the period within which such proceedings may be initiated has not expired and any Liens that are required to protect or enforce rights in any administrative, arbitration or other court proceeding in the ordinary course of business;

(k)Liens securing Debt of the Borrower or any Restricted Subsidiary under any Credit Facility;
(l)Liens securing any Permitted Interest Rate, Currency or Commodity Price Agreement;

(m)Liens securing Acquired Debt described in clause (a) of the definition thereof (provided that any Liens securing Permitted Refinancing Debt with respect thereto shall not be a Permitted Lien pursuant to this clause (m));
(n)Liens on the Capital Stock or other securities or assets of any Unrestricted Subsidiary to secure Debt of that Unrestricted Subsidiary;
(o)mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary has easement rights or on any real property leased by the Borrower or any Restricted Subsidiary or similar agreements relating thereto and any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

0010146-0000535 NYO1: 2000703970                                     .37

(p)Liens existing on the date of execution of this Agreement;
(q)Liens in favor of the Borrower or any Restricted Subsidiary;

(r)Liens securing customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of the Borrower or any Restricted Subsidiary, and earn-out provisions or contingent payments in respect of purchase price or adjustment of purchase price or similar obligations in acquisition agreements other than guarantees of Debt incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition;
(s)Liens securing Debt of the Borrower or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument including, but not limited to, electronic transfers, wire transfers, netting services and commercial card payments, drawn against insufficient funds;
(t)Liens on insurance policies and the proceeds thereof, or other deposits, to secure insurance premium financings in respect of the Borrower or any Restricted Subsidiary;
(u)Liens arising from financing statement filings (or other similar filings in any applicable jurisdiction) regarding operating leases entered into by any Restricted Subsidiary in the ordinary course of business;

(v)Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Debt in respect of commercial letters of credit issued to facilitate the purchase, shipment or storage of such inventory or other goods;

(w)Liens for the purpose of securing the payment of all or a part of the purchase price of Capital Lease Obligations, Purchase Money Obligations or other payments incurred by the Borrower or any of its Restricted Subsidiaries to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that such Liens do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;
(x)Liens on property of any Restricted Subsidiary to secure Debt incurred in compliance with the Debt Incurrence Test or of the type described in clauses (h), (i), (j), (k) and (o) of the definition of "Permitted Debt";
(y)Liens on any escrow account used in connection with an acquisition of property or Capital Stock of any Person or pre-funding a refinancing of Debt otherwise permitted by this Agreement;

(z)Liens on the Borrower's and any Restricted Subsidiary's deposits in favor of financial institutions arising from any netting or set-off arrangement substantially consistent with its current practice for the purpose of netting debt and credit

0010146-0000535 NYO1: 2000703970                                     .38

balances substantially consistent with the Borrower's or such Restricted Subsidiary's existing cash pooling arrangements;

(aa) Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary with respect to obligations that do not exceed the greater of
$500,000,000 or four percent (4%) of Total Assets at any one time outstanding and that do not in the aggregate materially detract from the value of the property of the Borrower, or materially impair the use thereof in the operation of business by the Borrower or its Restricted Subsidiaries;
(bb) Liens over cash or other assets that secure collateralized obligations incurred as Permitted Debt; provided that the amount of cash collateral does not exceed the principal amount of the Permitted Debt;

(cc) Liens on Restricted MFS Cash of the Borrower or any Restricted Subsidiary in favor of the customers or dealers of, or third parties in relation to the provision of mobile financial services, in each case who provided such Restricted MFS Cash to the Borrower or such Restricted Subsidiary;

(dd) Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by the Borrower or any Restricted Subsidiary from the issuance of Debt, which Liens are created to secure payment of such Debt;

(ee) Liens on Receivables and related assets of the type described in the definition of "Qualified Receivables Transaction" incurred in connection with a Qualified Receivables Transaction, and Liens on Investments in Receivables Entities;

(ff) Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Qualified Receivables Transaction;
(gg) Liens for the purpose of perfecting the ownership interests of a purchaser of Receivables and related assets pursuant to any Qualified Receivables Transaction;
(hh) Liens arising in connection with other sales of Receivables permitted hereunder without recourse to the Borrower or any of its Restricted Subsidiaries;
(ii) Liens in respect of the ownership interests in, or assets owned by, any Joint Ventures or similar arrangements, other than Joint Ventures or similar arrangements that are Restricted Subsidiaries, securing obligations of such Joint Ventures or similar agreements;
(jj) any encumbrance or restriction (including, but not limited to, put and call arrangements) with respect to Capital Stock of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement; and

(kk) Liens on the property of the Borrower or any Restricted Subsidiary to replace in whole or in part, any Lien described in the foregoing clauses (a) through (jj);

0010146-0000535 NYO1: 2000703970                                     .39

provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or in respect of property that is the security for a Permitted Lien hereunder.
"Permitted Refinancing Debt" means any renewals, extensions, substitutions , defeasances, discharges, refinancings or replacements (each, a "refinancing") of any Debt of the Borrower or a Restricted Subsidiary pursuant to this definition, including any successive refinancings, as long as: (a) such Permitted Refinancing Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of:
(i)the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value plus all accrued interest) then outstanding of the Debt being refinanced; and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing; (b) such Permitted Refinancing Debt has (i) a stated maturity that is either (X) no earlier than the stated maturity of the Debt being refinanced or (Y) after the stated maturity of the Loans and (ii) a Weighted Average Life-to-Maturity that is equal to or greater than the Weighted Average Life-to-Maturity of the Debt being refinanced; and (c) if the Debt being refinanced is subordinated in right of payment to the Loans, such Permitted Refinancing Debt is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being refinanced; and (d) if the Borrower was the obligor on the Debt being refinanced, such Permitted Refinancing Debt is incurred by the Borrower.
Permitted Refinancing Debt in respect of any Credit Facility or any other Debt may be incurred from time to time after the termination, discharge or repayment of all or any part of such Credit Facility or other Debt. Permitted Refinancing Debt shall not include any Debt of the Borrower or any Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.
"Permitted Reorganization" means (a) an amalgamation, merger, consolidation, corporate reconstruction, or reorganization involving any Obligor where the entity formed by or surviving such amalgamation, merger, consolidation, corporate reconstruction, or reorganization is such Obligor; (b) an amalgamation, merger, consolidation, corporate reconstruction, or reorganization involving a Restricted Subsidiary (other than an Obligor) where the entity formed by or surviving such amalgamation, merger, consolidation, corporate reconstruction, or reorganization is a Restricted Subsidiary; (c) any liquidation, winding up, or dissolution of any Restricted Subsidiary that is not a Significant Subsidiary or an Obligor undertaken in connection with a corporate reorganization, provided that such liquidation, winding up, or dissolution is not materially adverse to the interests of the Lenders.
"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

"Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Obligor or any

0010146-0000535 NYO1: 2000703970                                     .40

ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Platform" has the meaning assigned in Section 10.01(d)(i).

"Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Pricing Grid" means the table shown immediately below setting forth the Applicable Margin applicable to the Facility based on Total Net Leverage Ratio set forth in each Compliance Certificate delivered pursuant to Section 5.01(c)(i) hereof:

RATIO LEVEL	TOTAL NET LEVERAGE RATIO	APPLICABLE MARGIN
Level I	2 3.0x	2.75%
Level II	< 3.0x and 2 2.5x	2.50%
Level III	< 2.5x and 2 2.0x	2.20%
Level IV	< 2.0x and 2 1.5x	2.00%
Level V	< 1.5x	1.75%

"Prime Rate" means the rate of interest per annum publicly announced from time to time by The Bank of Nova Scotia (or any replacement Administrative Agent) as its prime rate in effect at its office located at Toronto, Canada (or the principal office of any such replacement Administrative Agent) (which is not necessarily the lowest rate charged to any customer); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Pro-Rata Share" means, with respect to any Lender, the percentage of the total Credit Exposure and unused Commitments represented by such Lender's Credit Exposure and unused Commitments.
"Proceeding" means any claim, action, suit, inquiry, investigation, or other proceeding by or before any Governmental Authority.

"Process Agent" has the meaning assigned to such term in Section 10.09(d). "Prohibited Payment" has the meaning assigned to such term in Section 3.13(e).
"Purchase Money Obligations" means any Debt incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
"Qualified Acquisition" means an acquisition    by the Borrower or any Restricted
Subsidiary of any Person or the assets of any Person with an aggregate cash purchase price of at

0010146-0000535 NYO1: 2000703970                                     .41

least $500,000,000 which has been designated to the Administrative Agent and the Lenders by an
Authorized Officer of the Borrower as a "Qualified Acquisition."

"Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which such Person or its Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Entity (in the case of a transfer by such Person or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or may grant a Lien in, any Receivables (whether now existing or arising in the future) of such Person or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which Liens are customarily granted, in connection with asset securitization involving Receivables and any Interest Rate, Currency or Commodity Price Agreement entered into by such Person or any such Subsidiary in connection with such Receivables.
"Quarter Date" means each of March 31, June 30, September 30 and December 31.

"Rating Agency" means each of (i) Fitch, Moody's and S&P or (ii) if any of Fitch, Moody's or S&P are not making ratings of the Debt publicly available, an internationally recognized rating agency or agencies, as the case may be, selected by the Borrower, which will be substituted for any of Fitch, Moody's or S&P, as the case may be.

"Rating Category" means (i) with respect to Fitch, any of the following categories (any of which may include a "+" or "-"): AAA, AA, A, BBB, BB, B, CCC, CC, C, R, SD and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories (any of which may include a "1," "2" or "3"): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, and C (or equivalent successor categories), and (iii) the equivalent of any such categories of Fitch or Moody's used by another Rating Agency, if applicable.
"Recast Regulation" has the meaning assigned to such term in Section 3.16. "Receivable" means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an "account," "chattel paper," "payment intangible" or "instrument" under the Uniform Commercial Code as in effect in the State of New York and any "supporting obligations" as so defined.
"Receivables Entity" means a wholly-owned Subsidiary of a Person (or another Person in which such Person or any Subsidiary of such Person makes an Investment or to which such Person or any Subsidiary of such Person transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the board of directors or senior management of such Person as a Receivables Entity:
a.no portion of the Debt or any other obligations (contingent or otherwise) of which:
i.is guaranteed by such Person or any Subsidiary of such Person (excluding

0010146-0000535 NYO1: 2000703970                                     .42

guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings); (ii) is recourse to or obligates such Person or any Subsidiary of such Person in any way other than pursuant to Standard Securitization Undertakings; or (iii) subjects any property or asset of such Person or any Subsidiary of such Person, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings except, in each such case, certain Permitted Liens;

b.with which neither such Person nor any Subsidiary of such Person has any material contract, agreement, arrangement or understanding (except in connection with a purchase money note or Qualified Receivables Transaction) other than on terms not materially less favorable to such Person or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of such Person, other than fees payable in the ordinary course of business in connection with servicing Receivables; and
c.to which neither such Person nor any Subsidiary of such Person has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Qualified Receivables Transaction).
Any such designation by the board of directors or senior management of the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a certified copy of the resolution of the board of directors or senior management of the Borrower giving effect to such designation or an certificate from an Authorized Officer of the Borrower certifying that such designation complied with the foregoing conditions.

"Receivables Repurchase Obligation" means any obligation of a seller of Receivables in a Qualified Receivables Transaction to repurchase Receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
"Recipient" means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank,
as applicable.

"Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the Maturity Date.

"Register" has the meaning assigned to such term in Section 10.04(b)(iv).
"Related Business" means (i) any business, services or activities engaged in by the Borrower or any of its Subsidiaries on the date of execution this Agreement and (ii) any business in which the Borrower or its Subsidiaries are engaged, directly or indirectly, that consists primarily

0010146-0000535 NYO1: 2000703970                                     .43

of, or are related to, operating, acquiring, developing or constructing any telecommunications services (including, without limitation, fixed and mobile telephony, broadband internet, network- related services, cable television, broadcast content, network-neutral services, electronic, transactional, financial and commercial services related to the provision of telephony or internet services) and related businesses.
"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
"Release" means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, seeping, dumping, placing, discarding, abandonment, or disposing into or through the environment (including abandonment or disposal of any barrel, container or other closed receptacle containing any Hazardous Materials).
"Repeating Representations" means the representations and warranties set forth in Sections 3.01, 3.05(b) (provided that, the reference to the date set forth in Section 3.05(b) shall be deemed a reference to the date of the latest audited financial statements delivered hereunder as of the date in which such Repeating Representation is deemed repeated), 3.08(d), 3.13 and 3.15.
"Required Lenders" means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, "Required Lenders" means Lenders (excluding all Defaulting Lenders) having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK
Financial Institution, a UK Resolution Authority.
"Restricted Cash" means the sum of (i) Restricted MFS Cash and, without duplication, (ii) amount of cash that would be stated as "restricted cash" on the consolidated statement of financial position of any Person, as of such date in accordance with IFRS.
"Restricted Group" means the Borrower and its Restricted Subsidiaries.

"Restricted MFS Cash" means, as of any date of determination, an amount equal to any cash paid in or deposited by or held on behalf of any customer or dealer of, or any other third party in relation to, one or more of the Borrower and its Restricted Subsidiaries, if any, engaged in the provision of mobile financial services and designated as "restricted cash" on the consolidated statement of financial position of such Person, together with any interest thereon.
"Restricted Subsidiary" means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
"Revolving Loan" means a Loan made pursuant to Section 2.01 and Section 2.03.

0010146-0000535 NYO1: 2000703970                                     .44

"S&P" means Standard & Poor's Rating Services, a Standard & Poor's Financial Services
LLC business, and any successor to its rating agency business.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby a Person or its Subsidiary transfers such property to another Person and such Person or such Subsidiary leases it from such other Person.
"Sanctioned Country" means a country, region or territory which is itself the subject or target of comprehensive, country-, region-, or territory-wide Sanctions Laws, including as of the date hereof Cuba, Iran, Syria, North Korea, and the Crimea region of Ukraine.
"Sanctions Laws” means any applicable economic or financial sanctions or trade embargoes, imposed, administered, promulgated, or enforced from time to time by the U.S. government (including without limitation those administered by OFAC), the European Union, Her Majesty's Treasury, Canada, the United Nations Security Council or other relevant sanctions authority.
"SEC" means the Securities and Exchange Commission of the United State of America. "Senior Secured Debt” means, as of any date of determination, any Debt of (a) the
Borrower that is secured by a security interest in any assets of the Borrower or any of its Restricted Subsidiaries and/or (b) any Restricted Subsidiary of the Borrower, other than Debt incurred pursuant to clauses (h), (i), (j), (k), (l) and (o) of the definition of "Permitted Debt".

"Significant Subsidiary" means, at the date of determination, any Restricted Subsidiary of the Borrower that (1) for the most recent Financial Year, accounted for more than 10% of Consolidated EBITDA or (2) as of the end of the most recent Financial Year, was the owner of more than 10% of Total Assets.
"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is generally paying its debts as they become due (whether at maturity or otherwise) and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Specified Legal Expenses" means, to the extent not constituting an extraordinary, non- recurring or unusual loss, charge or expense, all attorneys' and experts' fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

0010146-0000535 NYO1: 2000703970                                     .45

"Specified Subsidiary Sale" means the sale, transfer or other disposition of all of the Capital Stock, or all of the assets or properties of, (a) any Person, the primary purpose of which is to own Tower Equipment located in any market in which the Borrower or its Restricted Subsidiaries operate; (b) any Person which operates the Borrower's or any Restricted Subsidiary of the Borrower's mobile financial services business; (c) MKC Brilliant Services GmbH; and (d) Africa Internet Holding GmbH.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by a Person or any Subsidiary of such Person which are reasonably customary in a securitization of Receivables transactions, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

"Step-Up Option" has the meaning assigned to such term in Section 6.04(b).
"Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Swingline Borrowing" means a Borrowing of a Swingline Loan pursuant to Section 2.05.
"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

"Swingline Lender" means The Bank of Nova Scotia, in its capacity as lender of Swingline Loans hereunder. The Borrower, the Administrative Agent and any Lender may agree that such Lender may make Swingline Loans hereunder, in which case the term "Swingline Lender" shall include such Lender with respect to the Swingline Loans made by such Lender, and each reference to "Swingline Lender" shall mean the applicable Swingline Lender or all Swingline Lenders, as the context may require, or any successor Swingline Lender hereunder.

“Swingline Loan" means a Loan made pursuant to Section 2.05.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Test Period" means, as of any date of determination, the most recent period of four consecutive Financial Quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for each such Financial Quarter (or the Financial Year comprised by such Financial Quarters) have been delivered or are required to have been delivered pursuant to Section 5.01(a) or (b). A Test Period may be designated by reference to the last day thereof (i.e., the "December 31st Test Period" of a particular year refers to the period of four

0010146-0000535 NYO1: 2000703970                                     .46

consecutive Financial Quarters of the Borrower ended on December 31st of such year), and a Test Period shall be deemed to end on the last day thereof.

"Total Assets" means the consolidated total assets of the Borrower and its Restricted Subsidiaries as shown on the Borrower's most recent consolidated statement of financial position prepared on the basis of IFRS prior to the relevant date of determination calculated to give pro forma effect to any acquisitions (including through mergers or consolidations) and dispositions that have occurred subsequent to such period, including any such acquisitions to be made with the proceeds of Debt giving rise to the need to calculate Total Assets.

“Total Net Leverage Ratio" means, as of any date of determination, the ratio of (i) Consolidated Net Debt outstanding as of such date to (ii) Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case determined on a pro forma basis as if any Debt incurred on such date of determination had been incurred, or any Debt repaid, redeemed or repurchased on such date of determination had been repaid, redeemed or repurchased (as applicable), at the beginning of such Test Period; provided, however, that for purposes of the Debt Incurrence Test, the pro forma calculation of the Total Net Leverage Ratio shall not give effect to
(i)any Permitted Debt incurred on such determination date (other than Acquired Debt), or (ii) the discharge on such determination date of any Permitted Debt to the extent that such discharge results from the proceeds incurred pursuant to any Permitted Debt (other than the discharge of Debt using proceeds of Acquired Debt). For the avoidance of doubt, in determining the Total Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Debt in respect of which the pro forma calculation is to be made, unless such proceeds are committed to be used for debt repayment or refinancing.
"Tower Equipment" means passive infrastructure related to telecommunications services, excluding telecommunications equipment, but including, without limitation, towers (including tower lights and lightning rods), power breakers, deep cycle batteries, generators, voltage regulators, main AC power, rooftop masts, cable ladders, grounding, walls and fences, access roads, shelters, air conditioners and BTS batteries owned by the Borrower or any of its Restricted Subsidiaries.

"Transactions" means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

0010146-0000535 NYO1: 2000703970                                     .47

"UK Resolution Authority" means the Bank of England or any other public administra tive authority having responsibility for the resolution of any UK Financial Institution.
"Unreimbursed Amount" has the meaning assigned to such term in Section 2.06(e)(i). "Unrestricted Subsidiary" means any Subsidiary of the Borrower designated as such in accordance with the terms of Section 6.10 of this Agreement.

"Unused Commitment Fee Rate" means, for any day, a rate per annum equal to thirty percent (30%) of the Applicable Margin with respect to Eurodollar Loans for such day.

"U.S. Person" means a "United States person" within the meaning of Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning    assigned to such term in
Section 2.17(f)(ii)(B)(3).

"VAT" means:
1.any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), as amended; and

2.any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
"Voting Stock" of any person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
"Weighted Average Life-to-Maturity" means, when applied to any Debt or Preferred Stock at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Debt or liquidation preference of such Preferred Stock, as the case may be, into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or upon mandatory redemption, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Withholding Agent" means any Obligor and the Administrative Agent.
"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down

0010146-0000535 NYO1: 2000703970                                     .48

and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liabilit y of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan" or a "Swingline Loan") or by Type (e.g., a "Eurodollar Loan" or an "ABR Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) the word "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization and (g) any reference to any law or regulation herein shall, unless specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.04 Accounting Terms; IFRS. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS as in effect from time to time, to the extent applicable to the relevant terms, data, ratios and calculations. If there is a change to IFRS that might result in any material alteration in the commercial effect of any of the terms of this Agreement (a "Material IFRS Change"), the Loan Parties shall notify the Administra tive Agent and, if the Administrative Agent so requests, deliver to the Administrative Agent sufficient information, in form and substance as may be reasonably required by the Administrative Agent,

0010146-0000535 NYO1: 2000703970                                     .49

to enable the Lenders to determine whether the Financial Covenant (if applicable) has been complied with notwithstanding such Material IFRS Change. If the Loan Parties notify the Administrative Agent of a Material IFRS Change in accordance with this paragraph, then the Loan Parties and the Administrative Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which may be necessary to ensure that the Material IFRS Change does not result in any material alteration in the commercial effect of the terms of this Agreement, and if any amendments are agreed they shall take effect and be binding on the Loan Parties and the Credit Parties in accordance with their terms.
Section 1.05 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to the same number of decimal places by which such ratio is expressed herein (the "applicable decimal place") and rounding the result up or down to the applicable decimal place.
Section 1.06 Time of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07 Currency Equivalents. Except as otherwise specified herein, all references herein or in any other Loan Document to a Dollar amount shall mean such amount in Dollars or, if the context so requires, any monetary amount in a currency other than Dollars, at any time of determination thereof, the amount of Dollars obtained by translating such other currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable other currency as published in the Financial Times on the date that is two (2) Business Days prior to such determination.
Section 1.08 LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the Adjusted LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the "IBA") for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.23 of this Agreement, such Section 2.23 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.23, in advance of any change to the reference rate upon Loans bearing interest at the Adjusted LIBO Rate. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "Adjusted LIBO Rate" or with respect to any alternative or successor rate thereto, or replacement rate therefor or thereof, including, without limitation, whether the

0010146-0000535 NYO1: 2000703970                                     .50

composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.23, will be similar to, or produce the same value or economic equivalence of, the Adjusted LIBO Rate or have the same volume or liquid ity as did the London interbank offered rate prior to its discontinuance or unavailability.
Section 1.09    Cashless Roll. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Obligors, the Administrative Agent and such Lender, and any such exchange, continuation or rollover shall be deemed to comply with any requirement hereunder or under any other Loan Document that any payment be made "in Dollars", "in immediately available funds", "in cash" or any other similar requirements.
Section 1.10    Luxembourg Terms. In the Loan Documents, a reference to (a) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes (i) any juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code, (ii) any liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg Companies Act, (iii) any juge- commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg Companies Act
(iv) any commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code and (v) any juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended; (b) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée); and (c) a Person being unable to pay its debts includes that Person being in a state of cessation of payments (cessation de paiements).
ARTICLE II THE CREDITS
Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each
Lender agrees to make Revolving Loans to any Obligor from time to time on any Business Day from its applicable Lending Office during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Credit Exposure exceeding such Lender's Commitment or
(ii)the sum of the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Obligors may borrow, prepay and re-borrow Revolving Loans.
Section 2.02 Loans and Borrowings.

(1)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other

0010146-0000535 NYO1: 2000703970                                     .51

Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

1.Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans (in each case, denominated in Dolars), as the Obligors may request in accordance herewith. Each Swingline Loan shall be an ABR Loan unless otherwise agreed in accordance with Section 2.13(a). Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) the making of such Loan by any domestic or foreign branch or Affiliate of such Lender shall not increase the payments due from the Obligors under Section 2.15 or 2.17 (unless approved by the Borrower); and (ii) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
2.At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 or, if less, an amount that is equal to the entire unused balance of the total Commitments. At the time that each ABR Borrowing is made, such Borrowing shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that, at no time shall there be more than 15 Loans outstanding.

3.Notwithstanding any other provision of this Agreement, the Obligors shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03 Requests for Borrowings. To request a Borrowing, an Authorized Officer of the applicable Obligor shall notify the Administrative Agent of such request by electronic mail or telephone (if promptly confirmed by written notice consistent with such telephonic notice) (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m, New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any notice of a Swingline Borrowing shall be made in accordance with Section 2.05(b). Each such telephonic or electronically mailed notification shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit D or such other form approved by the Administrative Agent (each, a "Borrowing Request") and signed by the applicable Obligor. Each such telephonic or electronically mailed notification and written Borrowing Request shall specify the following information in compliance with Section 2.02:
a.the aggregate amount of the requested Borrowing;

b.the date of such Borrowing, which shall be a Business Day;

0010146-0000535 NYO1: 2000703970                                     .52

c.whether such Borrowing is to be an ABR Borrowing or a Eurodollar
Borrowing;

d.in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term
"Interest Period"; and
d.the location and number of the applicable Obligor's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then
(x) if such Borrowing Request was delivered not later than 1:00 p.m, New York City time, three
(3)Business Days before the date of the proposed Borrowing, the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month's duration, or (y) if such Borrowing Request was delivered after such time, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
Section 2.04    Incremental Facilities.
(a)On one or more occasions at any time after the Closing Date, the Obligors may by written notice to the Administrative Agent elect to request an increase to the existing Commitments (any such increase, the "Incremental Commitments" and the loans made thereunder, the "Incremental Loans") in an aggregate amount not to exceed $300,000,000. Each such notice shall specify the date (each, an "Increased Amount Date") on which the Obligors propose that such Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent. Incremental Commitments may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make, or provide commitments with respect to, an Incremental Loan) or by any other Person (each, an "Incremental Lender"); provided that any such Incremental Lender to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender unless such Incremental Lender is an existing Lender (each of which approvals shall not be unreasonably withheld, conditioned or delayed). The terms and provisions of any Incremental Commitments shall be identical to the existing Commitments.
(b)The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitment shall be subject to the satisfaction of the following conditions precedent:
(i)immediately prior to and after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, no Default or Event of Default shall exist;

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ii.the representations and warranties made or deemed made by the Obligors in Article III hereof shall be true and correct in all material respects on the Increased Amount Date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents;

iii.the Administrative Agent shall have received one or more Additional Credit Extension Amendments, providing for Incremental Commitments in the amount of such increase; and
iv.the Administrative Agent shall have received an opinion of counsel to the Loan Parties (in substantially the same form as delivered on the Closing Date which may at the option of the Borrower be delivered by internal counsel of the Loan Parties), and addressed to the Administrative Agent and the Lenders.
c.On each Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders shall assign to each of the Incremental Lenders, and each of the Incremental Lenders shall purchase from each of the existing Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders and Incremental Lenders ratably in accordance with their Commitments after giving effect to the addition of such Incremental Commitments to the Commitments, (b) each Incremental Commitment shall be deemed for all purposes a Commitment and each Loan made thereunder shall be deemed, for all purposes, a Loan and (c) each Incremental Lender shall become a Lender with respect to its Incremental Commitment and all matters relating thereto.
d.The Administrative Agent shall notify the Lenders promptly upon receipt of notice of each Increased Amount Date and in respect thereof (y) the Incremental Commitments and the Incremental Lenders, and (z) in the case of each notice to any existing Lender, the respective interests in such Lender's Revolving Loans, in each case subject to the assignments contemplated by this Section.
e.Any upfront fees payable to the Incremental Lenders shall be determined by the Borrower and the applicable Lenders.
f.The Incremental Commitments shall be effected pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Obligors, the Incremental Lender and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.04.

g.Upon each increase in the Commitments pursuant to this Section,

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i.each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Lender, and each such Incremental Lender will automatically and without further act be deemed to have assumed, a portion of such Lender's participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (1) participations hereunder in Letters of Credit and (2) participations hereunder in Swingline Loans held by each Lender will equal the percentage of the aggregate Commitments of all Lenders represented by such Lender's Commitments; and
ii.if, on the date of such increase, there are Revolving Loans then outstanding, the Borrower shall prepay such Revolving Loans (and pay any additional amounts required pursuant to Section 2.15 in connection therewith) with the proceeds of Revolving Loans from the Incremental Lender(s) to the extent necessary in order that, after giving effect to such prepayments and borrowings, all Revolving Loans will be held ratably by the Lenders (including the Incremental Lender(s)) in accordance with their respective Commitments after giving effect to the applicable Incremental Commitment(s).
The Administrative Agent, the Issuing Banks and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.04(g).

h.Any upfront fees payable to the Incremental Lenders shall be determined by the Borrower and the applicable Lenders.

Section 2.05    Swingline Loans.
(a)Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance on the agreements of the Lenders set forth herein, agrees to make Swingline Loans to any Obligor from time to time on any Business Day during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the Credit Exposure of any Lender exceeding its Commitment or (iii) the sum of the total Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, each Obligor may borrow, prepay and re-borrow Swingline Loans.
(b)To request a Swingline Loan, an Authorized Officer of the Obligor shall notify the Administrative Agent of such request by telephone (confirmed by electronic mail or telecopy) or electronic mail, not later than 1:00 p.m. New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from such Obligor. The Swingline Lender shall make each Swingline Loan available to such Obligor by means of a credit to the general deposit account of such Obligor with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section

0010146-0000535 NYO1: 2000703970                                     .55

2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)The Swingline Lender may by written notice given to the Administra tive Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely, unconditionally and irrevocably agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire and fund participations in Swingline Loans pursuant to this paragraph is absolute, unconditional and irrevocable shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Obligors of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Obligor (or other party on behalf of any Obligor) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shal be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to such Obligor for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Obligor of any default in the payment thereof.
(d)Any Swingline Lender may resign at any time by giving thirty (30) days' prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of a Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

Section 2.06    Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, an Obligor may request the issuance of Letters of Credit (or the amendment or extension of an outstanding Letter of Credit), denominated and payable in Dollars, as the applicant thereof for the support of

0010146-0000535 NYO1: 2000703970                                     .56

its or any Restricted Subsidiary's obligations, by delivery of a written Letter of Credit Request to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period at least three (3) Business Days before the requested date of issuance, amendment or extension (or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree), (i) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended and (ii) specifying (A) the date of issuance, amendment or extension (which shall be a Business Day), (B) the date on which such Letter of Credit is to expire (which shall comply with this Section 2.06), (C) the amount of such Letter of Credit, (D) the name and address of the beneficiary thereof and (E) such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, such Obligor also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such form of letter of credit application or other agreement submitted by an Obligor to, or entered into by an Obligor with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

(c)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal, reinstatement of amounts paid, or extension of an outstanding Letter of Credit), an Obligor shall hand deliver or telecopy (or transmit by electronic mail, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days or such shorter period as may be agreed by the Administrative Agent and the Issuing Bank) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed, reinstated or extended, and specifying the date of issuance, amendment, renewal, reinstatement or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, reinstate, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, such Obligor also shall submit a letter of credit application on the applicable Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit such Obligor shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000, (ii) the Credit Exposure of any Lender shall not exceed its Commitment (except as set forth in sub-section (v) below with respect to the applicable Issuing Bank), (iii) the sum of the total Credit Exposures shall not exceed the total Commitments, (iv) the aggregate LC Exposure of any Issuing Bank shall not, without the

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consent of such Issuing Bank (acting in its sole discretion), exceed its LC Commitment; and (v) each Issuing Bank's LC Exposure plus any other extensions of credit under the Facility by such Issuing Bank shall not, without the consent of such Issuing Bank (acting in its sole discretion), exceed the Commitment then held by such Issuing Bank. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shal impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder) and which such Issuing Bank in good faith deems material to it, (2) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.20(a)(iii)(a), any Defaulting Lender's LC Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank's Defaulting Lender's LC Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender LC Exposure or
(3)the issuance of such Letter of Credit would violate any policies of such Issuing Bank applicable to letters of credit in general.

An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower (i) when a standby Letter of Credit is issued, the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (the "ISP") shall apply to such standby Letter of Credit and (ii) when a commercial or "trade" Letter of Credit is issued, the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance) (the "UCP") shall apply to such commercial or "trade" Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and such Issuing Bank's rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any Law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

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(e)Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, which renewals or extensions, subject to clause (ii) hereof, may be automatic pursuant to the terms of such Letter of Credit so long as the applicable Issuing Bank shall have the right to prevent such renewal or extension at least once in each twelve month period) and (ii) the date that is five Business Days prior to the Maturity Date. Notwithstanding the foregoing, a Letter of Credit may have an expiration date that is not more than twelve (12) months after the Maturity Date so long as (1)(x) the applicable Obligor shall provide cash collateral to the Administrative Agent pursuant to and in accordance with Section 2.06(j) on or prior to forty-five (45) days before the Maturity Date in an amount equal to 102% of the LC Exposure with respect to all such Letters of Credit with expiry dates after the Maturity Date, or (y) absent such cash collateral referred to in sub-section (1)(x) above, such Letter of Credit is fully approved by the applicable Issuing Bank and all other Lenders; provided that, if the Lenders approve the issuance of such Letter of Credit without cash collateral as required under sub-section (1)(x) above, such cash collateral shall be required at the Maturity Date if such Letters of Credit remain outstanding at such date; (2) the obligations of the applicable Obligor under this Section 2.06 in respect of such Letters of Credit shall survive the Maturity Date and shall remain in effect until no such Letters of Credit remain outstanding and (3) each Lender shall remain obligated hereunder, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to the applicable Obligor by the Administrative Agent after the Maturity Date until no such Letters of Credit remain outstanding.

(f)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administra tive Agent, for the account of such Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Obligor on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment require d to be refunded to the applicable Obligor for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal, reinstatement or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender's Commitment is amended pursuant to the operation of Section 2.22, as a result of an assignment in accordance with Section 10.04 or otherwise pursuant to this Agreement.

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(g)Reimbursement.
1.If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Obligor shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Obligor receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time or
2.the Business Day immediately following the day that such Obligor receives such notice, if such notice is not received prior to such time (the date so applicable, the "Honor Date"); provided that, if such Obligor fails to so reimburse such LC Disbursement by the Honor Date, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed LC Disbursement (the "Unreimbursed Amount") and the amount of such Lender's Applicable Percentage thereof. In such event, such Obligor shall be deemed to have requested an ABR Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard for the minimum and multip les specified in Section 2.02(c) but subject to the amount of the unutilized Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given pursuant to the proviso of this Section 2.06(e)(i) may be given by telephone if immediately confirmed in writing (but the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice).
a.Promptly following receipt of the notice set forth in the proviso of Section 2.06(e)(i) (and in any event, (i) if the notice is received prior to 11:00 a.m., not later than 2:00 p.m. on the Business Day such notice is received or (ii) if the notice is received after 11:00 a.m., on the immediately following Business Day), each Lender shall pay to the Administrative Agent its Applicable Percentage of the Unreimbursed Amount, in Dollars, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders, whereupon, subject to the provisions of section 2.06(e)(iii), each Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan under the Commitments to such Obligor in such amount.

b.With respect to any Unreimbursed Amount that is not fully refinanced by an ABR Loan because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, then, promptly following receipt of the notice set forth in the proviso of Section 2.06(e)(i), each Lender shall pay to the Administrative Agent, for the account of the respective Issuing Bank, its Applicable Percentage of the Unreimbursed Amount, in Dollars, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Obligor pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and the

0010146-0000535 NYO1: 2000703970                                     .60

applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve any Obligor of its obligation to reimburse such LC Disbursement.
(h)Obligations Absolute. Each Obligor's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Obligor's obligations hereunder. Neither the Administrative Agent, the Lenders nor the applicable Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to any Obligor to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by such Obligor to the extent permitted by applicable Law) suffered by such Obligor that are caused by the applicable Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a replacement marked as such or waive a requirement for its presentation, (iii) this sentence shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).

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Without limiting the foregoing, none of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an Issuing Bank declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower's waiver of discrepancies with respect to such documents or request for honor of such documents or
1.an Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.

An Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the such Issuing Bank.
(i)Disbursement Procedures. The applicable Issuing Bank shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Obligor in writing or by telephone (confirmed by electronic mail or telecopy) or electronic mail of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Obligor of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.
(j)Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Obligor shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Obligor reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such Obligor fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(k)Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Obligors shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term

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"Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(l)Resignation of an Issuing Bank. Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon thirty (30) days' written notice to the Borrower and Lenders, resign as an Issuing Bank; provided that, unless such Issuing Bank shall have ceased to be a Lender, on or prior to the expiration of such 30-day period with respect to such resignation, such Issuing Bank shall have identified a successor Issuing Bank acceptable to the Borrower (which acceptance shall not be unreasonably withheld, conditioned or delayed) willing (in its sole discretion) to accept its appointment as successor Issuing Bank (it being understood that the Borrower and such successor Issuing Bank shall agree upon such Issuing Bank's LC Commitment, which amount shall not be less than that held by the resigning Issuing Bank, unless otherwise agreed to by the Borrower and such successor Issuing Bank). In the event of any such resignation of an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders willing (in its sole discretion) to accept such appointment, a successor Issuing Bank hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank, as the case may be; provided, further, that, for the avoidance of doubt, in the event that the Issuing Bank resigns as Issuing Bank and, as of the effective date of such resignation, no successor Issuing Bank is appointed in accordance with this Section, the Borrower's appointment of a successor Issuing Bank thereafter shall not constitute the increase of a Commitment or the incurrence of an Incremental Loan. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations (solely with respect to such Issuing Bank's Commitment) with respect thereto (including the right to require the Lenders to make ABR Loans in the amount of the applicable LC Disbursements pursuant to Section 2.04(f), or fund risk participations made by such Issuing Bank and not reimbursed).

(m)Cash Collateralization. If (A) any Event of Default shall occur and be continuing or following an acceleration of the Loans, on the Business Day that any Obligor receives notice from the Administrative Agent or the Required Lenders (or, following an acceleration of the Loans, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (B) require d by Section 2.06(c), such Obligor shall deposit in an account established and maintained on the books and records of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Obligors described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent for the satisfaction of the LC Exposure and as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest

0010146-0000535 NYO1: 2000703970                                     .63

earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Obligors' risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Obligors for the LC Exposure at such time or, following an acceleration of the Loans (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If an Obligor is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Obligor within three Business Days after all Events of Default have been cured or waived.

(n)Letters of Credit Issued for account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.
Section 2.07    Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder from its applicable Lending Office on the proposed date thereof by wire transfer of immediately available funds, in Dollars, by 12:00 noon (or, in the case of an ABR Loan requested for that same day, 2:00 p.m.), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Obligors by crediting the amounts so received, in like funds, by wire transfer by 4:00 p.m. New York City time, to an account of the applicable Obligor designated by the applicable Obligor in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)Each Lender may make any Loan through any Lending Office; provided that (i) the making of such Loan through such Lending Office shall not increase the amounts payable by the Obligors under Section 2.15 or 2.17 (unless approved by the Borrower) and (ii) the exercise of this option shall not affect the obligation of such Obligor to repay the Loan in accordance with the terms of this Agreement.
(c)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the

0010146-0000535 NYO1: 2000703970                                     .64

applicable Obligor a corresponding principal amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent within five (5) Business Days from the date on which the Administrative Agent made available to the applicable Obligor the corresponding principal amount, then the applicable Lender and the applicable Obligor severally agree to pay to the Administrative Agent forthwith on demand such corresponding principal amount with interest thereon, for each day from and including the date such amount is made available to the applicable Obligor to but excluding the date of payment to the Administra tive Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by such Obligor, (x) the Adjusted LIBO Rate applicable to the relevant Borrowing in case such Borrowing is an Eurodollar Borrowing, or (y) the interest rate applicable to ABR Loans in case such Borrowing is an ABR Borrowing; provided, that the obligation of the Obligors to pay interest on the corresponding principal amount shall only apply to the extent that the Administrative Agent has not received the payment of interest thereon from the relevant Lender following demand. If both the Borrower and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing. Any payment by an Obligor hereunder shall be without prejudice to any claim such Obligor may have against a Lender hereunder for failure to fund or thereafter make such payment to the Administrative Agent.

Section 2.08    Interest Elections.

(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or as otherwise provided in Section 2.03). Thereafter, an Obligor may elect to convert such Borrowing to a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. An Obligor may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)To make an election pursuant to this Section, an Authorized Officer of the applicable Obligor shall notify the Administrative Agent of such request by telephone or electronic mail (i) in the case of a conversion from or continuation of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, at least three (3) Business Days before the date of the proposed Borrowing, and (ii) in the case of a conversion to an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic or electronically mailed Interest Election Request shall be irrevocable and, in the case of a telephonic Interest Election Request, shall be confirmed promptly by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Interest Election Request signed by such Obligor.

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(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Obligor shall be deemed to have selected an Interest Period of one month's duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)If an Obligor fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Obligor (provided that no such notice shall be required following an Event of Default under Section 7.01(h) or (i)), then, so long as an Event of Default is continuing (i) no outstanding Borrowing under such Facility may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09    Termination and Reduction of Commitments.

(a)Unless previously terminated, the Commitments shall terminate on the
Maturity Date.

(b)The Borrower may at any time terminate, or from time to time reduce, the
Commitments; provided that the Obligors shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the total Commitments.

0010146-0000535 NYO1: 2000703970                                     .66

(c)The Obligors shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by an Obligor pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Obligors may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Obligors (by notice to the Administrative Agent on or prior to the specified closing date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments (except for a termination of the Commitment of (x) a Defaulting Lender or (y) a Lender that is unable to make or maintain Eurodollar Loans, in each case, in accordance with Section 2.19).

Section 2.10    Repayment of Loans; Evidence of Debt.

(a)Each Obligor hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth (5th) Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Obligors shall repay all Swingline Loans then outstanding. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Obligors to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Administrative Agent shall maintain accounts in which it shall record
(i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Obligors to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(c)The entries made in the accounts maintained pursuant to paragraph (b) or
(c)of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administra tive Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Obligors to repay the Loans in accordance with the terms of this Agreement.

Section 2.11    Prepayment of Loans; Evidence of Debt.
a.Each Obligor shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (except as provided in Section 2.16), subject to prior notice in accordance with paragraph (b) of this Section.

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b.An Authorized Officer of the applicable Obligor shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) or electronic mail of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or
(iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
c.Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a Note, payable to such Lender or its registered assigns.
Section 2.12    Fees.
(a)From the Closing Date until the last day of the Availability Period, the Obligors agree to pay to the Administrative Agent, for the account of each Lender, an unused commitment fee for the period from and including the Closing Date to the last day of the Availability Period, computed at the Unused Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each the last Business Day of each of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date; provided that any unused commitment fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Obligors so long as such Lender shall be a Defaulting Lender except to the extent that such unused commitment fee shall otherwise have been due and payable by the Obligors prior to such time; and provided, further, that no unused commitment fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. All unused commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Obligors agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and

0010146-0000535 NYO1: 2000703970                                     .68

including the Closing Date to but excluding the later of the date on which such Lender's
Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and
(ii)to each Issuing Bank a fronting fee at the rate of 0.125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Interest Payment Date shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to each Issuing Bank pursuant to this paragraph shall be payable within sixty (60) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)The Obligors agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Administrative Agent Fee Letter or as otherwise separately agreed upon between the Borrower and the Administrative Agent.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of unused commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances; provided that, excess unused commitment fee payments by any Obligor may be credited against accrued unused commitment fees payable by such Obligor, but only to the extent and on the terms and subject to the conditions expressly provided for in the definitions of "Applicable Margin" and "ESG-Based Pricing Ratchet".

Section 2.13    Interest.

(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin. Swingline Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)Notwithstanding the foregoing, if an Event of Default under Section 7.01(a) or (b) has occurred and is continuing, all overdue Obligations (which shall include all Obligations following an acceleration of the Loans pursuant to Section 7.01, including an automatic acceleration) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2.0%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount (including interest), two percent (2.0%) plus the rate otherwise applicable to ABR

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Revolving Loans as provided in paragraph (a) of this Section; provided that no interest pursuant to this paragraph (c) shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

a.Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
b.All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14    Alternate Rate of Interest. Subject to Section 2.23 hereof, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing under such Facility for such Interest Period;
then the Administrative Agent shall give notice thereof to the applicable Obligor and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies such Obligor and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing under such Facility to, or continuation of any Borrowing under such Facility as, a Eurodollar Borrowing shall be ineffective, (ii) any Interest Election Request that requests the continuation of any Borrowing under such Facility as a Eurodollar Borrowing shall be deemed to be a request for conversion of such Borrowing to an ABR Borrowing (absent prepayment by the Obligors at the end of the relevant Interest Period) and (iii) if any Borrowing Request requests a Eurodollar Borrowing under such Facility, such Borrowing shall be made as an ABR Borrowing.

Section 2.15    Increased Costs. (a) If any Change in Law shall:

0010146-0000535 NYO1: 2000703970                                     .70

i.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;
ii.impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

iii.subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then upon request of such Lender, Issuing Bank, or other Recipient, the applicable Obligor will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided, that no Obligor shall be obligated to pay any such compensation unless the Lender or other Recipient requesting such compensation is also requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 2.15(a).

(b)If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender's or Issuing Bank's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or such Issuing Bank's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy and liquidity), then from time to time the applicable Obligor will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank for any such reduction suffered; provided, that no Obligor shall be obligated to pay any such compensation unless the Lender or other Recipient requesting such compensation is also requesting compensation as a result of such Change in Law from other similarly situated customers under

0010146-0000535 NYO1: 2000703970                                     .71

agreements relating to similar credit transactions that include provisions similar to this Section 2.15(b).

a.A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Obligor and shall be conclusive absent manifest error. Such Obligor shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within sixty (60) days after receipt thereof.

b.Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the provisions of Sections 2.15, or 2.17 shall not constitute a waiver of such Lender's or such Issuing Bank's right to demand such compensation; provided that no Obligor shall be required to compensate a Lender or an Issuing Bank pursuant to the provisions of Sections 2.15 or 2.17 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies such Obligor of the event giving rise to such increased costs or reductions and of such Lender's or such Issuing Bank's intention to claim compensation therefor; provided further that, if the event giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by an Obligor pursuant to Section 2.19, then, in any such event, such Obligor shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of profits). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, by which (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), exceeds (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Obligor and shall be conclusive absent manifest error. The applicable Obligor shall pay such Lender the amount shown as due on any such certificate within sixty (60) days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that no Obligor shall be required to compensate a Lender pursuant to this Section for any amount incurred more than sixty (60) days

0010146-0000535 NYO1: 2000703970                                     .72

prior to the date that such Lender notifies such Obligor of such Lender's claim for compensation therefor.

Section 2.17    Payments Free of Taxes.

(a)Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Obligors. The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)Evidence of Payments. Within thirty (30) days after the date of any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.17 (or, if receipts or evidence are not available within 30 days, as soon as practicable thereafter), such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification. The applicable Obligor shall indemnify each Recipient, within sixty (60) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient and any documented and reasonable expenses arising therefrom or with respect thereto, or required to be withheld or deducted from a payment to such Recipient, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any Recipient claiming indemnity pursuant to this Section 2.17(d) shall notify the Obligors of the imposition of the relevant Indemnified Taxes as soon as reasonably practicable after the Recipient becomes aware of such imposition. The Obligors shall not be required to compensate any Recipient pursuant to this Section 2.17(d) for any interest, additions to tax or penalties that accrue more than 270 days prior to the date that such Recipient notifies such Obligor of the imposition of the relevant Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the applicable Obligor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within sixty (60) days after demand therefor, for (i) any Indemnified Taxes

0010146-0000535 NYO1: 2000703970                                     .73

attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any documented and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
a.Status of Lenders. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Obligors and the Administrative Agent, at the time or times reasonably requested by the Obligors or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Obligors or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Obligors or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Obligors or the Administrative Agent as will enable the Obligors or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient's reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(ii)Without limiting the generality of the foregoing, in the event that any Obligor is a U.S. Person:

(1)any Recipient that is a U.S. Person shall deliver to such Obligor and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of such Obligor or the Administrative Agent), executed originals or certified copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(2)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Obligor and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of such Obligor or the Administrative Agent), whichever of the following is applicable:

0010146-0000535 NYO1: 2000703970                                     .74

a.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals or certified copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withhold ing Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W- 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

b.executed originals or certified copies of IRS Form W-8ECI claiming that specified payments (as applicable) hereunder or any other Loan Documents (as applicable) constitute income that is effectively connected with such Foreign Lender's conduct of a trade or business in the United States or IRS Form W-8EXP;

c.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of such Obligor within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals or certified copies of IRS Form W- 8BEN or IRS Form W-8BEN-E; or
d.to the extent a Foreign Lender is not the beneficial owner, executed originals or certified copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W- 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

1.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Obligor and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of such Obligor or the Administrative Agent), executed originals or certified copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be

0010146-0000535 NYO1: 2000703970                                     .75

prescribed by applicable Law to permit such Obligor or the Administrative Agent to determine the withholding or deduction required to be made; and

1.if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to such Obligor and the Administra tive Agent at the time or times prescribed by law and at such time or times reasonably requested by such Obligor or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Obligor or the Administrative Agent as may be necessary for such Obligor and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties and the Administrative Agent in writing of its legal inability to do so. Notwithstanding any other provision of this paragraph (f), a Recipient shall not be required to deliver any form that such Recipient is not legally eligible to deliver.
a.Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (for this purpose, including any credit against, relief or remission for, or repayment of any Tax (a "Tax Credit"), in each case, in lieu of a refund) as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnify ing party an amount equal to such refund (but (x) only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund or Tax Credit and (y), with respect to any Tax Credit, only to the extent such party has obtained, utilized and retained such Tax Credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnificat ion payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any

0010146-0000535 NYO1: 2000703970                                     .76

other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

a.VAT. All amounts set out in, or expressed to be payable under, a Loan Document by any party to a Credit Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to the second paragraph of this Section 2.17(h), if VAT is chargeable on any supply made by any Credit Party to any party under a Loan Document and such Credit Party is required to account to the relevant tax authority for the VAT, such Credit Party shall promptly provide an appropriate VAT invoice to such party and, provided that such an invoice has been provided, that party shall pay to such Credit Party (in addition to and at the same time as paying any other consideration for such supply) or, according with the Council Directive 2006/112/EC as amended, an amount equal to the amount of the VAT or, where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by Article 196 of Council Directive 2006/112/EC, as amended and implemented by any relevant member state of the European Union.
If VAT is or becomes chargeable on any supply made by any Credit Party (the Supplier) to any other Credit Party (the Recipient) under a Loan Document, and any party other than the Recipient (the Relevant Party) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
b.(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party shall also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient shall (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and.

2.(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party shall promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

Where a Loan Document requires any party to reimburse or indemnify a Credit Party for any costs or expenses, that party shall also at the same time reimburse or indemnify (as the case may be) the Credit Party against all VAT incurred by the Credit Party in respect of such costs or expenses but only to the extent that the Credit Party (reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.
Any reference in this clause (h) to any party shall, at any time when that party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC as amended (or as implemented by any relevant

0010146-0000535 NYO1: 2000703970                                     .77

member state of the European Union)) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).
In relation to any supply made by a Credit Party to any party under a Loan Document, if reasonably requested by such Credit Party, that party shall promptly provide such Credit Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Credit Party's VAT reporting requirements in relation to such supply.
a.Survival. Each party's obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
a.Defined Terms. For purposes of this Section 2.17, the term "Lender"
includes any Issuing Bank and the term "applicable law" includes FATCA.
Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)Each Obligor shall make each payment required to be made by it hereunder prior to 3:00 p.m., New York City time (or such later time as the Administrative Agent may agree), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to any Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Each payment (including each prepayment) by an Obligor on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective Applicable Percentages of the Lenders.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

0010146-0000535 NYO1: 2000703970                                     .78

a.If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by an Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to an Obligor or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

b.Unless the Administrative Agent shall have received notice from the applicable Obligor prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Obligor will not make such payment, the Administrative Agent may assume that such Obligor has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Obligor has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administra tive Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
c.If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

0010146-0000535 NYO1: 2000703970                                     .79

Section 2.19    Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15, or if an Obligor is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and
a.would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Obligor hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If (i) any Lender requests compensation under Section 2.15, or (ii) if an Obligor is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) if any Lender becomes Defaulting Lender, or (iv) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 10.02, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, or (v) any Lender constitutes a Non-Extending Lender, or (vi) any Lender delivers a notification pursuant to Section 2.24 regarding its ability to make or maintain Eurodollar Loans, or (vii) any other circumstance exists hereunder that gives any Obligor the right to replace a Lender as a party hereto, then such Obligor may (A) in the case of a Defaulting Lender or a Lender that is unable to make or maintain Eurodollar Loans, terminate the relevant Lender's Commitment and
A.in the case of any such Lender (including any Defaulting Lender or a Lender that is unable to make or maintain Eurodollar Loans), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) such Obligor shall have received the prior written consent of the Administrative Agent, the Issuing Banks and the Swingline Lender, which consent shall not be unreasonably withheld, conditioned or delayed (unless such assignment is to an existing Lender or an Affiliate of an existing Lender), (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Obligors (in the case of all other amounts; provided, that, in the case of any Defaulting Lender, the Obligors shall be entitled to offset any expenses resulting from such Lender having been a Defaulting Lender and such assignment from any amounts payable by the Obligors to the Defaulting Lender hereunder), (3) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and
3.in the case of any such assignment resulting from a Lender's refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed

0010146-0000535 NYO1: 2000703970                                     .80

amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Obligor to require such assignment and delegation cease to apply. Notwithstanding anything in this Section to the contrary, (I) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (II) the Lender that acts as the Administrative Agent may not be replaced in its capacity as Administrative Agent hereunder except in accordance with the terms of Article VIII.
Section 2.20    Defaulting Lenders.

i.Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
a.no Defaulting Lender shall be entitled to receive any unused commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Obligors shall not be required to pay at any time any such fee that otherwise would have been required to have been paid during such period to that Defaulting Lender);
b.the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02);
c.if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

1.all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Lenders in accordance with their Applicable Percentages (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that the sum of all such non-Defaulting Lenders' Credit Exposures plus such Defaulting Lender's Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders' Commitments; provided that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereto against a Defaulting Lender arising from that Lender having been a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non- Defaulting Lender's increased exposure following such reallocation;

2.if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Obligors shall within one Business Day

0010146-0000535 NYO1: 2000703970                                     .81

following notice by the Administrative Agent, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Obligors' obligations corresponding to such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

1.if an Obligor cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to clause (B) above, such Obligor shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;
2.if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentages; and
3.if all or any portion of such Defaulting Lender's LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

a.so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender's then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Obligors in accordance with Section 2.20(a)(iii), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(a)(iii)(C) (and such Defaulting Lender shall not participate therein).
i.In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Loan Party while that Lender was a Defaulting Lender; and provided, further, that

0010146-0000535 NYO1: 2000703970                                     .82

no change of a Lender's status from Defaulting Lender to Lender shall constitute a waiver or release of any claim of any party hereto arising from that Lender having been a Defaulting Lender.

i.Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Banks' LC Exposure with respect to such Defaulting Lender; fourth, as the applicable Obligor may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administra tive Agent; fifth, if so determined by the Administrative Agent and the applicable Obligor, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks' future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the applicable Obligor as a result of any judgment of a court of competent jurisdiction obtained by the applicable Obligor against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section
b.were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC
Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in obligations under any issued Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the commitments under the applicable Facility without giving effect to Section 2.20(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.21    Designation of Additional Borrowers.
i.Designation. Subject to the terms and conditions of this Section 2.21, the Borrower may, at any time or from time to time on or after the Closing Date, upon not less than ten (10) Business Days' notice (or such shorter period which is reasonably acceptable to the Administrative Agent) to the Administrative Agent (which shall promptly notify the Lenders

0010146-0000535 NYO1: 2000703970                                     .83

thereof), request the designation of a Restricted Subsidiary as an Additional Borrower hereunder (each such designated Restricted Subsidiary shall be an "Additional Borrower" and, all of them collectively, shall be the "Additional Borrowers"). Each such notice shall specify (A) the name of the applicable Restricted Subsidiary and (B) its jurisdiction of organization. Following the giving of any such notice, if the accession of such Additional Borrower obligates the Administra tive Agent or any Lender to comply with KYC Requirements in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with all necessary KYC Requirements related to the accession of s uch Restricted Subsidiary to this Agreement as an Additional Borrower.
i.Effect of Designation. Upon the satisfaction of the conditions specified in paragraph (c) of this Section 2.21, the applicable designated Additional Borrower shall become a party to this Agreement as an Obligor hereunder and, subject to the terms and conditions of this Agreement, such Additional Borrower shall be entitled to borrow Revolving Loans or request the issuance of Letters of Credit hereunder (and, in each case, such Additional Borrower shall have and shall assume all of the obligations of an Obligor hereunder). The Administrative Agent shall promptly notify the Lenders of the effectiveness of any such designation.

ii.Conditions to Designation. The designation by the Borrower of any Restricted Subsidiary as an Additional Borrower hereunder shall be subject to the satisfaction of the following conditions (including delivery to the Administrative Agent of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance or may be waived by the Administrative Agent in its sole discretion) and such designation shall become effective on the date on which all such conditions are satisfied (or so waived):

1.the Administrative Agent shall have received: (i) for wholly-owned Restricted Subsidiaries incorporated in an Approved Jurisdiction, the consent of Lenders having Credit Exposures and unused Commitments representing at least 75% of the sum of the total Credit Exposures and unused Commitments at such time; and (ii) for any other Restricted Subsidiaries not wholly-owned or not incorporated in an Approved Jurisdiction, the consent of all Lenders; for the avoidance of doubt, no Restricted Subsidiary that is organized or operating in a Sanctioned Country shall be permitted to become an Additional Borrower;

2.the Borrower shall confirm that, immediately prior to and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing;

3.the Administrative Agent shall have received:
a.an Additional Borrower Joinder Agreement, duly completed and executed by the Borrower, such Additional Borrower and the Administrative Agent. Delivery of an Additional Borrower Joinder Agreement shall constitute

0010146-0000535 NYO1: 2000703970                                     .84

confirmation by the relevant Restricted Subsidiary that the Repeating Representations are true and correct in relation to it as of the date of delivery, as if made by reference to the facts and circumstances then existing;

a.a copy of the constitutional documents of such Restricted Subsidiary, together with all amendments thereto;
b.in the case of a Restricted Subsidiary incorporated in Luxembourg only, (i) a copy of an excerpt from the Luxembourg Register of Commerce and Companies dated as of the date of the Additional Borrower Joinder Agreement and (ii) a copy of a certificate of non-inscription of judicial decisions (certificat de non-inscription d'une décision judiciaire) from the Luxembourg Register of Commerce and Companies dated the date of the Additional Borrower Joinder Agreement;
c.copies of the resolutions of the board of directors of such Restricted Subsidiary authorizing (i) the Transactions and approving the terms of, and the transactions contemplated by, the Additional Borrower Joinder Agreement and the Loan Documents, (ii) the Additional Borrower's execution and delivery of the Additional Borrower Joinder Agreement and the applicable Loan Documents,
(iii) a specified person or persons to sign, on the Restricted Subsidiary's behalf, the Additional Borrower Joinder Agreement and all documents and notices to be signed in connection with the Loan Documents to which the Additional Borrower will be party;

d.a specimen of the signature of, and, if applicable, incumbency certificates or powers of attorney identifying by name and title, the persons authorized to sign the Additional Borrower Joinder Agreement on behalf of such Additional Borrower (and to make Borrowings hereunder on behalf of such Additional Borrower );
e.A certificate of an authorized signatory of the Additional Borrower certifying that each copy document listed in this Section 2.21(c) is correct, complete and in full force and effect as at a date no earlier than the date of the Additional Borrower Joinder Agreement;
f.a copy of any other authorization or other document, opinion or assurance which the Administrative Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Additional Borrower Joinder Agreement or for the validity and enforceability of any Loan Document;

g.if available, the latest audited financial statements of the Additional Borrower;
h.opinion of counsel to the Loan Parties (in substantially the same form as delivered on the Closing Date), and addressed to the Administra tive Agent and the Lenders;

0010146-0000535 NYO1: 2000703970                                     .85

a.to the extent requested by the Administrative Agent or any Lender at least three (3) Business Days in advance of the effectiveness of such designation, the Administrative Agent or such Lender shall have received (i) all documentation and other information with respect to such Restricted Subsidiary in order to comply with applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) to the extent the such Restricted Subsidiary qualifies as a "legal entity customer" a customary Beneficial Ownership Certification;
b.evidence that the Additional Borrower has designated a process agent on the terms set forth in Section 10.09(e), unless the Restricted Subsidiary is organized in any state of the United States; and

c.the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower to the effect that the conditions to such designation set forth in this Section 2.21 shall be satisfied.

Section 2.22    Extension of Maturity Date.

(a)Requests for Extension. The Borrower may, by notice to the Administra tive Agent (who shall promptly notify the Lenders) not later than thirty (30) days prior to the date of a proposed extension (each such date of such proposed extension, an "Extension Date"), request that each Lender extend such Lender's Maturity Date then in effect for such Lender (the "Applicable Maturity Date"), to a date (the "Extended Maturity Date") that is one year after the Applicable Maturity Date. The Borrower may make no more than two (2) such requests for extension.

(b)Lender Elections to Extend. Each Lender shall, by notice to the Administrative Agent given not later than the date that is ten (10) days after the date on which the Administrative Agent received the applicable Obligors' extension request (the "Lender Notice Date"), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Applicable Maturity Date, an "Extending Lender"). Each Lender that determines not to so extend its Applicable Maturity Date (a "Non-Extending Lender") shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by any Obligor for extension of the Applicable Maturity Date.
(c)Notification by Administrative Agent. The Administrative Agent shall notify the Obligors of each applicable Lender's determination under this Section 2.22 no later than the earlier of (i) the date that is fifteen (15) days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day) and (ii) the date that is five (5) days following the applicable Lender Notice Date.

0010146-0000535 NYO1: 2000703970                                     .86

a.Additional Commitment Lenders. The Obligors shall have the right, but shall not be obligated, on or before the Applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as a "Lender" under this Agreement in place thereof, one or more financial institutions (each, an "Additional Commitment Lender") approved by the Administrative Agent, the Issuing Banks and the Swingline Lender in accordance with the procedures provided in Section 2.19(b), each of which applicable Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 10.04, with the applicable Obligor(s) or replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the Applicable Maturity Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment so assumed shall be in addition to such Lender's Commitment hereunder on such date). The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Loan Parties but without the consent of any other Lenders.

b.Minimum Extension Requirement. If (and only if) the total of the applicable Commitments of the Lenders that have agreed to extend their Applicable Maturity Date and the new or increased Commitments is at least fifty percent (50%) of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Applicable Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the Extended Maturity Date (except that, if such date is not a Business Day, such Extended Maturity Date shall be the next preceding Business Day), and each Additional Commitment Lender shall thereupon become a "Lender" for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder.

c.Conditions to Effectiveness of Extension. Notwithstanding the foregoing, any extension of any Applicable Maturity Date pursuant to this Section 2.22 shall not be effective with respect to any Extending Lender and each Additional Commitment Lender unless (i) no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto; and (ii) the representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such date), as evidenced by the delivery of a certificate of an Authorized Officer of the Borrower dated as of the Extension Date.
d.Maturity Date for Non-Extending Lenders. On the Applicable Maturity Date of each Non-Extending Lender, (i) to the extent of the Commitments of each Non-Extending Lender not assigned to the Additional Commitment Lenders, the Commitment of each Non- Extending Lender shall automatically terminate and (ii) the Obligors shall repay such Non- Extending Lender in accordance with Section 2.10 (and shall pay to such Non-Extending Lender all of the other Obligations due and owing to it under this Agreement, including any additional amounts required pursuant to Section 2.16) and the Administrative Agent shall administer any necessary reallocation of the applicable Credit Exposures with respect to Commitments to the

0010146-0000535 NYO1: 2000703970                                     .87

extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

a.Conflicting Provisions. This Section 2.22 shall supersede any provisions in Section 2.18 or Section 10.02 to the contrary.

Section 2.23    Effect of Benchmark Transition Event.

(a)    Defined Terms. As used in this Section 2.23, the following terms have the following meanings:
"Benchmark Replacement" means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected and agreed to by both the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Adjusted LIBO Rate for Dollar-denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
"Benchmark Replacement Adjustment" means, with respect to any replacement of the Adjusted LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected and agreed to by both the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Adjusted LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then- prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Adjusted LIBO Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time (which, in each case, may include an adjustment or method for calculating or determining such an adjustment that is published on an information service as selected and agreed to by both the Administrative Agent and the Borrower from time to time), it being acknowledged and agreed that such Benchmark Replacement Adjustment shall not, without the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), be in the form of an increase of the Applicable Margin; provided, that, it is further acknowledge d and agreed that the addition of or other introduction of a Benchmark Replacement Adjustment shall be deemed to not be an increase to the Applicable Margin hereunder.
"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "ABR," the definition of "Interest Period," timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent

0010146-0000535 NYO1: 2000703970                                     .88

and the Borrower mutually agree are appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administra tive Agent in a manner substantially consistent with then-prevailing market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
"Benchmark Replacement Date" means the earlier to occur of the following events with respect to Adjusted LIBO Rate:

(a)in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Adjusted LIBO Rate permanently or indefinitely ceases to provide the Adjusted LIBO Rate; or
(b)in the case of clause (3) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.
"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the Adjusted LIBO Rate as determined by (i) the Administrative Agent, (ii) the Required Lenders pursuant to a notification delivered to the Administrative Agent (with a copy to the Borrower) or (iii) the Borrower pursuant to a notification delivered to the Administra tive Agent:

(a)a public statement or publication of information by or on behalf of the administra tor of LIBOR announcing that such administrator has ceased or will cease to provide the Adjusted LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted LIBO Rate;
(b)a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Adjusted LIBO Rate, a resolution authority with jurisdiction over the administrator for the Adjusted LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Adjusted LIBO Rate, which states that the administrator of the Adjusted LIBO Rate has ceased or will cease to provide the Adjusted LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted LIBO Rate; or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted LIBO Rate announcing that the Adjusted LIBO Rate is no longer representative.

0010146-0000535 NYO1: 2000703970                                     .89

"Benchmark Transition Start Date" means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent, the Borrower or the Require d Lenders, as applicable, by notice to the Borrower (in case of such notice by the Administra tive Agent or the Required Lenders), the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

"Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Adjusted LIBO Rate and solely to the extent that the Adjusted LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Adjusted LIBO Rate for all purposes hereunder in accordance with this Section 2.23 and (y) ending at the time that a Benchmark Replacement has replaced the Adjusted LIBO Rate for all purposes hereunder pursuant to this Section 2.23.
"Early Opt-in Election" means the occurrence of:

(a)(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, in each case, that at least five (5) Dollar - denominated syndicated credit facilities being executed or amended at such time, or that include language similar to that contained in this Section 2.23, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Adjusted LIBO Rate, and
(b)(2) (i) the election by the Administrative Agent or (ii) the election by the Require d Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

"Federal Reserve Bank of New York’s Website" means the website of the Federal Reserve
Bank of New York at http://www.newyorkfed.org, or any successor source.

"Relevant Governmental Body" means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto.
"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.

0010146-0000535 NYO1: 2000703970                                     .90

"Term SOFR" means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

i.Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of (i) a Benchmark Transition Event or (ii) an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Adjusted LIBO Rate with a Benchmark Replacement, by a written document executed by the Borrower and the Administrative Agent, subject to the requirements of this Section 2.23. Notwithstanding the requirements of Section 10.02 or anything else to the contrary herein or in any other Loan Document, (x) any such amendment with respect to a Benchmark Transition Event will become effective and binding upon the Administrative Agent, the Obligors and the Lenders at 5:00 p.m., New York City time on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders; provided that, if such Benchmark Replacement includes Term SOFR, then the Required Lenders shall be deemed to have accepted such Benchmark Replacement and shall only have the right to object to the Benchmark Replacement Adjustment and (y) any such amendment with respect to an Early Opt- in Election will become effective and binding upon the Administrative Agent, the Obligors and the Lenders on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Adjusted LIBO Rate with a Benchmark Replacement pursuant to this Section
2.23 will occur prior to the applicable Benchmark Transition Start Date.

ii.Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement (but, for the avoidance of doubt, such related changes shall not result in an increase of the Applicable Margin; provided, that the parties acknowledge and agree that the addition of or other introduction of a Benchmark Replacement Adjustment shall be deemed to not be an increase to the Applicable Margin).
iii.Notices; Standards for Decisions and Determinations. The Administra tive Agent will promptly notify the Obligors and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, the Borrower or the Required Lenders pursuant to this Section 2.23, including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment, or implementation of any Benchmark Replacement Conforming Changes, or of the occurrence or

0010146-0000535 NYO1: 2000703970                                     .91

non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their commercially reasonable discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.23.
i.Benchmark Unavailability Period. Upon the Obligors' receipt of notice of the commencement of a Benchmark Unavailability Period, any Obligor may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, such Obligor will be deemed to have converted any such request into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period, the components of ABR based upon the Adjusted LIBO Rate will not be used in any determination of ABR.

Section 2.24    Illegality.
(a)If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain, or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Obligors (through the Administrative Agent), (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Obligors that the circumstances giving rise to such determination no longer exist; provided that each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice, and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender; provided further, that such designation shall not increase the amounts payable by the Obligors under Sections 2.15 and 2.17 (unless approved by the Borrower).

(b)Upon receipt of such notice, (i) the applicable Obligor shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such

0010146-0000535 NYO1: 2000703970                                     .92

prepayment or conversion, the applicable Obligor shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

Section 2.25    Financial Calculations for Limited Condition Transactions.

(a)In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is executed. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this paragraph, and any Default or Event of Default occurs following the date such definitive agreement for a Limited Condition Transaction is executed and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.
(b)In connection with any action being taken in connection with a Limited Condition Transaction for purposes of: (1) determining compliance with any provision of this Agreement which requires the calculation of the Total Net Leverage Ratio; or (2) testing baskets set forth in this Agreement (including baskets measured as a percentage of Total Assets); in each case, at the option of the Borrower (the Borrower's election to exercise such option in connection with any Limited Condition Transaction, an "LCT Election"), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the "LCT Test Date"); provided, however, that the Borrower shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the LCT Test Date as the applicable date of determination, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof), as are appropriate and consistent with the pro forma adjustment provisions set forth in the definitions of "Consolidated EBITDA" and "Total Net Leverage Ratio", the Borrower or any Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.
(c)If the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets, of the Borrower and its Restricted Subsidiaries at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability under this Agreement (including with respect to the incurrence of Debt or Liens, or the making of Permitted Disposals, acquisitions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or any Restricted Subsidiary

0010146-0000535 NYO1: 2000703970                                     .93

or the designation of an Unrestricted Subsidiary) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have been consummated.

ARTICLE III REPRESENTATIONS AND WARRANTIES
Each Obligor represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each Loan Party is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Loan Party and each Significant Subsidiary has all requisite power to own its assets and carry on its business as it is now being conducted.

Section 3.02 Power and Authority; Enforceability. Each Loan Party has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Loan Documents to which it is a party and the Transactions. Each Loan Document to which each Loan Party is a party to constitutes a legal, valid and binding obligation of each such Person, enforceable against each such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Validity and Admissibility into Evidence. All consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required or desirable to (a) enable each Loan Party to lawfully enter into, and perform its obligations under, the Loan Documents to which each such Person is a party and (b) to make the Loan Documents to which each such Person is a party admissible in evidence in its jurisdiction of organization, have been obtained or effected and are in full force and effect.

Section 3.04 Non-Conflict with Other Obligations. The entry into and performance by each Loan Party of the Loan Documents to which each such Person is a party, and the Transactions, do not and will not conflict with (a) any law or regulation applicable to it; or (b) its constitutiona l documents; or (c) any agreement or other instrument binding upon it or any of its assets, except where any violation of any such agreement or instrument, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.05    Financial Statements; No Material Adverse Change.

(a)The audited consolidated financial statements of the Borrower and its Subsidiaries for the Financial Year ended December 31, 2019 and the unaudited consolidated quarterly financial statements of the Borrower and its Subsidiaries for the Financial Quarter ended June 30, 2020 (a) were prepared in accordance with IFRS consistently applied and (b) fairly

0010146-0000535 NYO1: 2000703970                                     .94

represent the financial condition and operations of the Borrower and its Subsidiaries on a consolidated basis for the relevant periods covered thereby.

a.Since (i) December 31, 2019 in the case of the making of this representation on the Closing Date and (ii) the date of the most recent financial statements delivered pursuant to Section 5.01(a) in the case of making this representation following the Closing Date, no Material Adverse Effect has occurred.
Section 3.06    Properties; Intellectual Property.

(a)Each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for such defects in title that, either individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(b)(i) Each Loan Party and each Significant Subsidiary is the sole and beneficial owner of, or has licensed to it on standard commercial terms, all the trademarks, tradenames, domain names, copyrights, patents, trade secrets, proprietary know-how and other intellectual property (collectively, "Intellectual Property") which is material in the context of its business or which is reasonably required by it in order to carry on its business as it is now being conducted or as it is currently proposed to be conducted; (ii) no Loan Party nor any Significant Subsidiary infringes or violates any Intellectual Property of any Person in carrying out their respective businesses, or in connection with offering or providing their respective products or services; (iii) to the best of each Loan Party's knowledge and belief, no Person is infringing or violating any owned Material Intellectual Property; and (iv) each Loan Party and each Significant Subsidiary has taken all actions (including payment of fees) reasonably required to obtain, preserve, renew and maintain all Material Intellectual Property owned by it, except, in the case of (i), (ii), (iii) and (iv), where any failure to be so, or do so, or to have done so has not resulted in, or would not reasonably be expected to result in, a Material Adverse Effect.

Section 3.07    Litigation.

Except as disclosed in the financial statements referred to in Section 3.05(a), no Proceeding which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect, have been commenced or, to the best of each Loan Party's knowledge and belief are threatened against, any such Person or any Significant Subsidiary.

Section 3.08 Compliance with Laws; Environmental Compliance; No Default or Event of Default.

(a)Each Loan Party and each Significant Subsidiary is and has been in compliance with all Laws of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)Each Loan Party and each Significant Subsidiary is and has been in compliance with all Environmental Laws and all other permits, licenses, authorizations, covenants,

0010146-0000535 NYO1: 2000703970                                     .95

conditions, restrictions or agreements directly or indirectly concerned with Environmental Laws or any Release (i) in connection with any real property which is or was at any time owned, leased or occupied by such Person or on which such Person has conducted any activity, or (ii) for which a Loan Party is or has been alleged to be responsible, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
a.There are no pending or, to the knowledge of the Loan Parties, threatened Proceedings against or affecting the Loan Parties or the Significant Subsidiaries concerning any actual or alleged Environmental Liabilities, including any Proceedings relating to any current or former businesses, operations, properties, or locations owned, leased, occupied, or used by the Loan Parties or the Significant Subsidiaries, and to the knowledge of the Loan Parties, there are no facts, circumstances, or conditions that could reasonably be expected to form the basis of any such Proceedings or any Environmental Liabilities, except in each case as would not reasonably be expected to result in a Material Adverse Effect.
b.No Default or Event of Default has occurred and is continuing.
c.No other event or circumstance is outstanding which constitutes a default under any material agreement or instrument which is binding on Loan Party or any Significant Subsidiary, or to which any such Person's assets are subject which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
Section 3.09    Investment Company Status. No Loan Party is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.10 Taxes. Each Loan Party has duly and punctually paid or caused to be paid and discharged all Taxes imposed upon it or its assets within the time period allowed, except for Taxes that are being contested in good faith by appropriate proceedings and for which such Person, as applicable, has set aside on its books adequate reserves in accordance with IFRS. No Loan Party is materially overdue in the filing of any Tax returns. No claims are being asserted or are reasonably likely to be asserted against any Loan Party with respect to Taxes that would reasonably be expected to result in a Material Adverse Effect. It is not required to make any deduction for or on account of any Tax from any payment it may make under any Loan Document. Under the laws of the jurisdiction of organization of any Loan Party, it is not necessary that the Loan Documents be filed, recorded or enrolled with any Governmental Authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the Transactions.
Section 3.11 ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with all applicable provisions and requirements of ERISA and the Code and all other applicable Laws and regulations. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. The excess of the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the date of the most recent financial statements reflecting such amounts, over the fair market value of the assets of such Plan would not reasonably be expected to result in a Material Adverse Effect, and the excess of the present value of all accumulated benefit obligations of all

0010146-0000535 NYO1: 2000703970                                     .96

underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the date of the most recent financial statements reflecting such amounts, over the fair market value of the assets of all such underfunded Plans would not reasonably be expected to result in a Material Adverse Effect.
Section 3.12 No Misleading Information. Any factual information contained in the Annual Report was true and accurate in all material respects as of the date it was provided or as of the date (if any) at which it is stated. Nothing has occurred or been omitted from the Annual Report and no information has been given or withheld that results in the information contained in the Annual Report being untrue or misleading in any material respect, in each case, as of the date it was provided or as of the date (if any) at which it is stated.

Section 3.13 Sanctions Laws; Anti-Corruption, Anti-Bribery, Anti-Money Laundering Laws and Regulations.
(a)No Loan Party, nor any of their respective Subsidiaries, nor any of their directors, officers and employees, or, to the best of the knowledge and belief of the Loan Parties, agents or representatives:

(i)is a Designated Person;

(ii)is, or for the last five (5) years has been, in violation of any Sanctions
Laws; or
(iii)is, or for the last five (5) years has been, engaged in any dealings or activities with or for the benefit of any Designated Person.
(b)There are no pending or, to the best of the knowledge and belief of the Loan Parties, threatened Proceedings involving the Loan Parties or their Subsidiaries with respect to any Sanctions Laws.

(c)Each Loan Party has instituted and maintains policies and procedures designed to promote and achieve compliance with Sanctions Laws.

(d)(i) No Loan Party, nor any of their Subsidiaries, nor any of their directors, officers, employees and, to the best of the knowledge and belief of each Loan Party, their respective agents, representatives, and Affiliates, has engaged in any activity or conducted its businesses in any way which would violate any Anti-Money Laundering Laws, (ii) there are no pending, or to the best of the knowledge and belief of the Loan Parties, threatened Proceedings involving the Loan Parties or their Subsidiaries with respect to any Anti-Money Laundering Laws, and (iii) each Loan Party has instituted and maintains policies and procedures designed to promote and achieve compliance with Anti-Money Laundering Laws.
(e)The Loan Parties and their Subsidiaries, and their respective directors, officers, employees, and to the best of the knowledge and belief of the Loan Parties, agents and representatives, have not corruptly paid, offered or promised to pay, or authorized payment of any monies or things of value, directly or indirectly, to any person, including without limitation any government official or any political party or party official or candidate for political office, for the

0010146-0000535 NYO1: 2000703970                                     .97

purpose of obtaining or retaining business, or directing business to any person, or obtaining any other improper advantage, in each case in violation of Anti-Corruption Laws (collectively , "Prohibited Payments"), and there are no pending or, to the best of the knowledge and belief of the Loan Parties, threatened Proceedings involving the Loan Parties or their Subsidiaries with respect to Anti-Corruption Laws. Each Loan Party has instituted and maintains policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws.

Section 3.14 Federal Reserve Board Regulations. None of the Obligors is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purposes of "purchasing" or "carrying" any "Margin Stock" within the respective meanings of such terms under Regulations U, T and X of the Board. No part of the proceeds of the Loans will be used for "purchasing" or "carrying" "Margin Stock" as so defined for any purpose which violates, or which would be inconsistent with, the provisions of, any applicable Laws or regula tions of any Governmental Authority (including, without limitation, the Regulations of the Board).
Section 3.15    Solvency. Each Loan Party is Solvent.

Section 3.16 Centre of Main Interest and Establishment. For the purposes of Regulation (EU) 2015/848 of the European Parliament and the Council of 20 May 2015 on insolvency proceedings (recast) (the "Recast Regulation"), the Borrower's centre of main interest (as that terms is used in Article 3(1) of the Recast Regulation) is situated in either Luxembourg, Sweden or England and Wales, or for purposes of the Cross Border Insolvency Regulations 2006 (the "CBIR"), the Borrower's centre of main interest (as that term is used in Article 2 (Definitions) of the CBIR) is situated in the United States of America, and the Borrower has no "establishment" (as that term is defined in Article 2(10) of the Recast Regulation or Article 2 of the CBIR) in any other jurisdiction.
Section 3.17 Governing Law and Enforcement. Subject to the qualifications contained in any legal opinion delivered pursuant to Section 4.01 or Section 2.21(c)(iii)(E), (a) the choice of New York law as the governing law of the Loan Documents will be recognized and enforced in the jurisdiction of organization of each Loan Party and (b) any judgment obtained in New York in relation to a Loan Document will be recognized and enforced in the jurisdiction of organization of each Obligor.

Section 3.18 Pari Passu Ranking. The obligations of each Loan Party under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies in each relevant jurisdiction generally.

ARTICLE IV CONDITIONS PRECEDENT
Section 4.01 Conditions Precedent to the Closing Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

0010146-0000535 NYO1: 2000703970                                     .98

(a)The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement, or (i ) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)The Administrative Agent shall have received an opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Jones Day, New York counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent; and (ii) Hogan Lovells (Luxembourg), LLP, Luxembourg counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent.
(c)The Administrative Agent shall have received the following items from the

0010146-0000535 NYO1: 2000703970                                     .99

Loan Parties:
(i)a copy of the constitutional documents of each Loan Party;
(ii)in the case of a Luxembourg Loan Party only, (A) a copy of an excerpt from the Luxembourg Register of Commerce and Companies dated the Closing Date and (B) a copy of a certificate of non-inscription of judicial decisions (certificat de non-inscription d'une décision judiciaire) from the Luxembourg Register of Commerce and Companies dated the Closing Date;
i.copies of the resolutions of the board of directors of each Loan Party authorizing (i) the Transactions, (ii) the execution and delivery of the Loan Documents to which it is a party, and (iii) a specified person or persons to sign, on each Loan Party's behalf, all documents and notices to be signed in connection with the Loan Documents to which it is a party;
ii.a specimen of the signature of, and, if applicable, incumbency certificates or powers of attorney identifying by name and title, the persons authorized to sign the Loan Documents on behalf of each Loan Party (and to make Borrowings hereunder on behalf of the Obligors) mentioned in clause (iii) above;
iii.such other documents and certificates (including organizationa l documents and good standing certificates (if applicable)) as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower and any other legal matters relating to the Borrower, the Credit Agreement or the transactions contemplated thereby;

iv.a copy of the notice of cancellation of the available commitments and termination of the Existing Facility Agreement sent by the Borrower to the administrative agent under the Existing Facility Agreement pursuant to Section 9.5 thereof, provided that such notice shall provide for (1) the cancellation and termination of the Existing Facility Agreement and (2) that all outstanding amounts thereunder shall have been paid in full, in each case, to occur prior to or concurrently with the Closing Date; and

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i.a certificate, dated the Closing Date, and signed by an Authorized Officer of the Borrower, confirming satisfaction of the conditions set forth in this Section 4.01.

a.The audited consolidated financial statements of the Borrower and its Subsidiaries for the Financial Year ended December 31, 2019 and the unaudited consolidated quarterly financial statements of the Borrower and its Subsidiaries for the Financial Quarter ended June 30, 2020, shall be publicly available for review by the Lenders;

b.The Administrative Agent shall have received payment of all fees (and other amounts due and payable to the Administrative Agent) for its own account and for the account of the Lenders on or prior to the Closing Date, including, to the extent invoiced at least five (5) Business Days prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Obligors hereunder (excluding legal fees).
c.The Mandated Lead Arrangers and the ESG Coordinator shall have received all fees and other amounts due and payable to the Mandated Lead Arrangers or the ESG Coordinator (as applicable), including, to the extent invoiced at least five (5) Business Days prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Obligors hereunder (excluding legal fees).
d.Upon the request of any Lender pursuant to Section 2.11(c) at least five (5) Business Days prior to the Closing Date, such Lender (or the Administrative Agent (or its counsel) on such Lender's behalf) shall have received a Note in the amount of such Lender's Commitment as of the Closing Date.
e.Upon the reasonable request of any Lender or the Administrative Agent made at least ten (10) days prior to the Closing Date, the Obligors shall have provided to such Lender or the Administrative Agent (as applicable) the documentation and other information (including, if an Obligor qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a customary Beneficial Ownership Certification in respect of such Obligor) so requested in connection with applicable "know your customer" and anti-money-laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulations (collectively, the "KYC Requirements"), in each case at least five (5) days prior to the Closing Date.

Section 4.02 Conditions Precedent to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)the Administrative Agent and, if applicable, the applicable Swingline Lender or applicable Issuing Bank shall have received a written Borrowing Request in accordance with Section 2.03, a request for a Swingline Loan in accordance with Section 2.05, or a Letter of Credit Request for issuance of Letter of Credit in accordance with Section 2.06, as applicable, in accordance with the requirements thereof;
(b)The Repeating Representations shall be true and correct in all material respects (or in all respects if such representation or warranty is qualified by Material Adverse

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Effect or other materiality qualifier) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).
a.At the time of, and immediately after giving effect to the making of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

ARTICLE V AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party (as applicable) covenants and agrees with the Lenders as follows:

Section 5.01    Financial    Statements; Ratings    Change and Other Information.    The Borrower will furnish to the Administrative Agent and each Lender:
(a)within 120 days after the end of each Financial Year of the Borrower, its audited consolidated and audited unconsolidated financial statements for that Financial Year;

(b)within 90 days after the end of each of the first three Financial Quarters of each Financial Year of the Borrower, its unaudited consolidated financial statements as of the end of and for such Financial Quarter;

(c)concurrently with the delivery of financial statements under (i) clause (a) or
(b)above, a certificate of a Financial Officer of the Borrower (each, a "Compliance Certificate"), in the form of Exhibit B setting forth the Total Net Leverage Ratio, indicating whether more than thirty five percent (35%) of the Facility was drawn at the end of the relevant period as of the last day of each quarter and certifying that the financial statements delivered fairly represent the financial condition of the Borrower and its Restricted Subsidiaries as of the relevant period; and
(ii) clause (a) above, unless an ESG Termination Event shall have occurred, an ESG Reporting Certificate with respect to the Financial Year covered by such financial statements commencing with Financial Year 2021; provided, that any failure or delay of the Borrower in delivering an ESG Reporting Certificate when required under this clause (c)(ii) shall not constitute a Default or Event of Default.

(i)promptly after the same becomes available, but in any event within 90 days after the end of each Financial Quarter, the aggregate amount upstreamed by Restricted Subsidiaries of the Borrower on a country by country basis (for the countries where any Restricted Subsidiary of the Borrower is operating);
(ii)promptly after the same become publicly available, copies of al periodic and other reports distributed by the Borrower to its shareholders generally, as the case may be; and

0010146-0000535 NYO1: 2000703970                                     .102

i.promptly following any request therefor, such other information (which is not of a confidential nature or publicly available), as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request (x) as necessary to (i) determine compliance with the terms of this Agreement, (ii) respond or comply with a regulatory request or submission or for audit purposes; (iii) comply with applicable KYC Requirements; provided that, the Borrower shall not be required to deliver confidential information consisting of trade secrets or other proprietary or competitively sensitive information relating to the Borrower or any of its Restricted Subsidiaries and their respective businesses, and provided, further, that no Lender shall request any further information regarding the financial statements of any Obligor unless (A) such Obligor has not delivered its financial statements as required under the Credit Agreement as of such date or (B) such request relates to a material variance from the financial statements delivered in the previous Financial Quarter or Financial Year, as applicable, or (y) regarding the Group's performance in relation to the ESG Targets as reported in the most recently delivered ESG Reporting Certificate at such time (for the purposes of this subclause (y), "Group" has the meaning set forth in Schedule II with respect to each ESG Target); provided that, the Borrower shall not be required to furnish any information under this clause (y) to the extent such information was included and is publicly available in the Borrower's annual report for the Financial Year for which such most recent ESG Reporting Certificate was delivered.

ii.Any financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) above and any information required to be delivered pursuant to Section 5.01(d) above shall be deemed to have been furnished to the Administrative Agent on the date that such financial statement or other information is posted on the website of the Borrower.
Section 5.02 Notices of Material Events. The Borrower will furnish to the Administra tive Agent (for distribution to each Lender) prompt written notice, after an Authorized Officer of the Borrower becomes aware of such event, of the following events:
(a)the occurrence of any Default or Event of Default (and any steps being taken to remedy such Default or Event of Default);

(b)the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor or any Significant Subsidiary (or any adverse change or development in any such action, suit, investigation or proceeding) thereof that, in the good faith judgment of the Borrower, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c)any other development (including the incurrence or imposition of Environmental Liability) that, in the good faith judgment of the Borrower, results in, or would reasonably be expected to result in, a Material Adverse Effect; or

(d)the occurrence of an ESG Termination Event. Section 5.03    Existence; Conduct of Business; Authorizations.
(a)Each Loan Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

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a.Each Loan Party shall ensure that no substantial change is made to the general nature of its business or the business of the Significant Subsidiaries from that carried out as of the date of this Agreement, provided that, the foregoing shall not prevent any such Person from engaging in any Related Business.
b.Each Loan Party shall promptly (x) obtain, comply with and do all that is necessary to maintain in full force and effect; and (y) supply certified copies to the Administra tive Agent of, any authorization, approval, consent, license, resolution, exemption, filing, notarization or registration required under any law or regulation of its jurisdiction of organization to enable it to perform its obligations under the Loan Documents to which it is a party and to ensure, subject to the reservations specifically referred to in any legal opinion delivered pursuant to Section 4.01, the legality, validity, enforceability or admissibility in evidence in its jurisdiction of organization of each Loan Document to which it is a party.
Section 5.04 Payment of Material Obligations. Each Loan Party shall duly and punctually pay and discharge all material payment obligations and Taxes imposed upon it or its assets within the time period allowed without incurring penalties, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) such Person has set aside on its books adequate reserves with respect thereto in accordance with IFRS.

Section 5.05    Maintenance of Properties; Insurance.

(a)Except for the discontinuance of the operation or maintenance of the properties of any Loan Party or any Significant Subsidiary if such discontinuance is, in the Person's judgment, desirable in the conduct of its business, each Loan Party shall (and the Borrower shall ensure that each Significant Subsidiary shall) maintain in good repair, working order and condition (ordinary wear and tear excepted) all of its material properties necessary or desirable in the conduct of its business, all in accordance with the judgment of each such Person (acting reasonably).

(b)Each Loan Party shall (and the Borrower shall ensure that each Significant Subsidiary shall): (1) preserve and maintain the subsistence and validity of the Intellectual Property reasonably necessary for the business of such Person ("Material Intellectual Property"); (2) use reasonable endeavors to prevent any infringement in any material respect of the Material Intellectual Property; (3) make registrations, pay all registration fees and taxes, and take all other actions reasonably necessary to preserve and maintain the Material Intellectual Property in full force and effect and record its interest in that Material Intellectual Property; (4) not use or permit the Material Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Material Intellectual Property which may materially and adversely affect the existence or value of the Material Intellectual Property or imperil the right of any such Person to use such property; and (5) not discontinue the use of the Material Intellectual Property, where failure to do so, in the case of paragraphs (1), (2) and (3) above, or, in the case of paragraphs (4) and (5) above, such use, permission to use, omission or discontinuation, would reasonably be expected to result in a Material Adverse Effect.

(c)Each Loan Party shall (and the Borrower shall ensure that each Signific ant Subsidiary shall) maintain insurance on, and in relation to, its properties with reputable

0010146-0000535 NYO1: 2000703970                                     .104

underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

Section 5.06 Books and Records; Inspection Rights. Each Loan Party shall (and the Borrower shall ensure that each Significant Subsidiary shall) maintain proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party shall permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine its books and records, and to discuss its affairs, finances and condition with its officers; provided, however that, unless an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall be limited to one such visit or inspection in each Financial Year and (i) such visit or inspection shall be at the sole cost and expense of the Administrative Agent or applicable Lenders (except that the Administrative Agent may make one such visit during each Financial Year and the reasonable cost and expense thereof shall be borne by the Obligors) and (ii) the Loan Parties shall have received reasonable advance notice thereof.
Section 5.07    Compliance with Laws.

(a)Each Loan Party shall (and the Borrower shall ensure that each Significant Subsidiary shall) comply with all Laws to which it may be subject, if the failure to do so would materially impair any Loan Party's ability to perform its obligations under the Loan Documents.

(b)Each Loan Party shall (and the Borrower shall ensure that each of its Subsidiaries shall) comply with all Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.
(c)The Loan Parties shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries, and each of their respective directors, officers, employees, agents, and representatives with Sanctions Laws and Anti-Money Laundering Laws.
Section 5.08    Environmental Compliance.

Each Loan Party shall (and the Borrower shall ensure that each Significant Subsidiary shall) comply with all Environmental Laws, including by obtaining and maintaining any applicable environmental permits, licenses, or authorizations, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 5.09    Legal Fees.

No later than thirty (30) days following the Closing Date, the Borrower shall pay or reimburse or cause to be paid or reimbursed, all legal fees and expenses incurred by the Mandated Lead Arrangers, the ESG Coordinator, the Lenders or the Administrative Agent required to be reimbursed or paid by the Obligors hereunder in connection with the Facility, provided that, invoices for any such fees and expenses shall have been delivered to the Borrower at least five (5) Business Days prior to the Closing Date (otherwise such invoices fees and expenses shall be payable no later than thirty (30) days following delivery of such invoice).

0010146-0000535 NYO1: 2000703970                                     .105

Section 5.10    Pari Passu Ranking
Each Loan Party shall ensure that at all times any unsecured and unsubordinated claims of a Credit Party against it under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
Section 5.11    Centre of Main Interest and Establishment.
For the purposes of the Recast Regulation, the Borrower's centre of main interest (as that terms is used in Article 3(1) of the Recast Regulation) is situated in either Luxembourg, Sweden or England and Wales, or for purposes of the CBIR, the Borrower's centre of main interest (as that term is used in Article 2 (Definitions) of the CBIR) is situated in the United States of America, and the Borrower shall have no "establishment" (as that term is defined in Article 2(10) of the Recast Regulation or Article 2 of the CBIR) in any other jurisdiction.
ARTICLE VI NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each
Loan and all fees and other Obligations payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party (as applicable) covenants and agrees with the Lenders as follows:
Section 6.01 Fundamental Changes, Asset Dispositions. No Loan Party shall, nor shall the Borrower permit any Restricted Subsidiary to, (i) wind up, liquidate or dissolve its affairs, or merge or consolidate with or into any other Person, other than Permitted Reorganizations; or (ii) engage in any Asset Disposition, other than a Permitted Disposal.
Section 6.02 Liens. No Loan Party shall, nor shall the Borrower permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of such Person whether now owned or hereafter acquired, other than Permitted Liens.

Section 6.03    Incurrence of Debt.
(a)No Loan Party shall, and the Borrower shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Debt; provided that, any Loan Party and any Restricted Subsidiary may incur Debt if at the time of such incurrence after giving effect thereto and to the application of the proceeds thereof, the Total Net Leverage Ratio is less than 3.00:1.00 (the "Debt Incurrence Test").
(b)Notwithstanding the limitation in Section 6.03(a), Permitted Debt may be incurred.
Section 6.04    Financial Covenant.

0010146-0000535 NYO1: 2000703970                                     .106

(a)Total Net Leverage Ratio. Subject to Section 6.04(b), the Borrower will not permit the Total Net Leverage Ratio to exceed 3.50:1.00 as of the last day of any Financial Quarter if, as of such date, the sum of the outstanding Revolving Loans and LC Disbursements exceeds thirty-five percent (35%) of the Commitments then in effect.
(b)Step-Up Option. Upon the consummation of a Qualified Acquisition and until the completion of the fourth (4th) consecutive full Financial Quarter ending after the closing of such Qualified Acquisition (the "Increase Period"), at the Borrower's option (with prior written notice to the Administrative Agent), the maximum Total Net Leverage Ratio permitted under Section 6.04(a) shall be temporarily increased to 4.00:1.00 to accommodate permitted Debt associated with such Qualified Acquisition (the "Step-Up Option"); provided that, (i) Increase Periods may not be successive unless the Financial Covenant would have been complied with (calculated without regard to the utilization "trigger" contemplated by Section 6.04(a)) for at least two (2) consecutive Financial Quarters without giving effect to a Step-Up Option and (ii) there shall be a maximum of two (2) Increase Periods in the aggregate during the term of the Facility.

Section 6.05 Transactions with Affiliates. No Loan Party shall (and the Borrower shall not permit any Restricted Subsidiary to) enter into any transaction with any Affiliate of such Person except on arm's length terms and for Fair Market Value other than (i) loans among members of the Restricted Group; (ii) any Permitted Reorganization to the extent that it only involves members of the Restricted Group; or (iii) fees, costs and expenses payable under the Loan Documents.

Section 6.06    Use of Proceeds; Sanctions Laws; Anti-Money Laundering Laws.
(a)The Borrower shall not use the proceeds of the Facility or of any Letter of Credit for any purpose other than for financing the working capital and for general corporate purposes of the Borrower and its Restricted Subsidiaries (which shall permit, for the avoidance of doubt (and without limitation), any Investment, acquisition, license, capital expenditure and payment of dividends, in each case to the extent permitted hereunder).
(b)No Loan Party shall, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Joint Venture partner or other Person or entity (i) to fund any activities or business of or with any Designated Person, or in any Sanctioned Country or that would otherwise result in a violation of any Sanctions Laws by any party to the Loan Documents or (ii) in any other manner that would result in a violation of any Sanctions Laws or any Anti-Money Laundering Laws by any party to the Loan Documents, or that could reasonably be expected to cause any party to the Loan Documents to become a Designated Person.
(c)No Loan Party shall use funds or assets obtained from transactions with or relating to Designated Persons or Sanctioned Countries or otherwise obtained in violation of any Sanctions Laws to pay any amount due pursuant to the Loan Documents.
Section 6.07 Restricted Payments; Use of Proceeds for Dividends The Borrower shall not (a) pay, make or declare any dividend or other distribution to all or any of its shareholders if
(i)an Event of Default has occurred and is continuing and (ii) any Borrowing is outstanding under the Facility, or (b) borrow or use the proceeds of the Facility to make or declare any dividend or

0010146-0000535 NYO1: 2000703970                                     .107

other distribution to all or any of its equityholders if at such time the Total Net Leverage Ratio is, or would be after giving pro forma effect to such Borrowing and the payment of such dividend or distribution, greater than 3.50:1.00.

Section 6.08    Anti-Corruption Law.
1.No Loan Party shall (and the Borrower shall ensure that none of its Subsidiaries shall) directly or indirectly use the proceeds of the Facility for any Prohibited Payment or for any purpose which would breach any Anti-Corruption Law.

2.The Loan Parties shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries, and each of their respective directors, officers, employees, agents, and representatives with Anti-Corruption Laws.

Section 6.09    Unrestricted Subsidiaries.

(a)The Borrower may, by delivery of a certificate executed by an Authorized Officer of the Borrower to the Administrative Agent, designate, after the Closing Date, any Subsidiary of the Borrower (including any newly created or acquired Subsidiary) as an "Unrestricted Subsidiary" if, at the time of or after giving effect to such designation: (1) no Default or Event of Default shall exist; (2) the Borrower could incur $1.00 of Debt pursuant to the Debt Incurrence Test; and (3) the aggregate amount of Investments (other than Permitted Investments) by the Borrower and its Restricted Subsidiaries in all Unrestricted Subsidiaries shall not exceed the greater of (x) $950,000,000 or (y) 10% of Total Assets at any time outstanding.

(b)No Loan Party shall (nor shall the Borrower permit any Restricted Subsidiary to) at any time: (1) provide credit support for, subject any of its property or assets (other than Liens over the Capital Stock, Debt and other securities of any Unrestricted Subsidiary securing Debt of that Unrestricted Subsidiary and its Subsidiaries) to the satisfaction of, or guarantee, any Debt of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Debt); (2) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary; (3) be directly or indirectly liable for any Debt which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Debt of any Unrestricted Subsidiary; or (4) make any Investment (other than a Permitted Investment) in any Unrestricted Subsidiary to the extent such Investment, together with the aggregate Investments in all Unrestricted Subsidiaries then outstanding, exceeds the amount set out in Section 6.10(a).
(c)The Borrower may re-designate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Re-designation") only if all Liens and Debt of such Unrestricted Subsidiary outstanding immediately following such Re-designation if incurred at such time would have been permitted to be incurred for all purposes of this Agreement.

0010146-0000535 NYO1: 2000703970                                     .108

ARTICLE VII EVENTS OF DEFAULT
Section 7.01    Events of Default.
If any of the following events ("Events of Default") shall occur:

(a)any Obligor shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)any Obligor shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; provided that, if any such incorrect representation or warranty is capable of being remedied, it shall not be an "Event of Default" unless such representation or warranty continues unremedied for a period of thirty (30) days following of the earlier of (i) the Administrative Agent giving notice to the Borrower thereof and
i.a member of the executive committee or a senior member of the treasury department of the Borrower having knowledge thereof;

(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03(a) or Article VI;

(e)any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of thirty (30) days following of the earlier of (i) the Administrative Agent giving notice to the Borrower thereof and (ii) a member of the executive committee or a senior member of the treasury department of the Borrower having knowledge thereof;

(f)any Loan Party or any Restricted Subsidiary shall default in the payment of any Debt when due (after giving effect to any applicable grace period) in an outstanding principal amount equal to or exceeding $100,000,000;
(g)any event or condition occurs that results in any Debt of any Loan Party or any Restricted Subsidiary in an outstanding principal amount equal to or exceeding $100,000,0 00 becoming due prior to its scheduled maturity;

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief

0010146-0000535 NYO1: 2000703970                                     .109

Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Restricted Subsidiary or for a substantial part of any such Person's assets, unless such proceeding is discharged, stayed or dismissed within sixty (60) days of the commencement thereof;
a.any Loan Party or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (h) of this Article, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing, except, with respect to any Restricted Subsidiary, in the context of, or in connection with, any Permitted Reorganization;

b.any Loan Party or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
c.any attachment, sequestration, distress or execution affects any asset or assets of a Loan Party having a value in excess of $100,000,000 and such attachment, sequestration, distress or execution is not discharged within sixty (60) days or, where the Borrower reasonably believes such action is frivolous, vexatious or without merit, and is challenging such action in good faith, such action is not discharged within 180 days.
d.any Loan Party shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money (not covered by insurance as to which the insurer has been notified of such judgment or order and does not dispute payment) which have not been stayed on appeal or otherwise appropriately contested in good faith in an amount which, when added to all other such judgments or orders outstanding against any Loan Party would exceed
$100,000,000;

e.any Loan Party shall disavow, revoke or terminate (or attempt to terminate), in each case in writing, any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document; or any Loan Document shall cease to be in full force and effect (except as a result of the express terms hereof or thereof);
f.a Change of Control shall occur;

g.any Obligor, other than the Borrower, shall cease to be (i) to the extent such Obligor was designated as an Obligor with the consent of Lenders having Credit Exposures and unused Commitments representing at least 75% of the sum of the total Credit Exposures and unused Commitments at such time, pursuant to Section 2.21(c)(i), a wholly-owned Subsidiary of the Borrower or (ii) to the extent such Obligor was designated as an Obligor with the consent of all Lenders, pursuant to Section 2.21(c)(i), a Subsidiary of the Borrower;

0010146-0000535 NYO1: 2000703970                                     .110

a.if, in any applicable jurisdiction, it becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under the Loan Documents;

b.an Obligor repudiates a Loan Document or evidences an intention to repudiate a Loan Document; or
c.the authority or ability of any Loan Party or any other member of the Restricted Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Restricted Group or any of its assets, where such action has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

then, and in every such event (other than an event with respect to an Obligor described in clause
(h)or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Obligors, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors; and in case of any event with respect to an Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

Section 7.02 Distribution of Payments after Event of Default. In the event that following the occurrence and during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:
(i)First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable fees, costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the Facility or the Loan Documents or any transactions contemplated thereby, in each case, to the extent reimbursable or indemnifiable pursuant to the Loan Documents;

(ii)Second, to pay any fees, expense reimbursements, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) then due to the Lenders from the Obligors, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

0010146-0000535 NYO1: 2000703970                                     .111

i.Third, to pay interest then due and payable on the Loans and unreimbursed LC Disbursements ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (c) payable to them;

ii.Fourth, (i) to prepay principal on the Loans and unreimbursed LC Disbursements ratably and (ii) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.06 or 2.20, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them; provided that
(x) any such amounts applied pursuant to subclause (ii) above shall be paid to the Administra tive Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (d) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be applied in accordance with this Section 7.02;

iii.Fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

iv.Sixth, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied in the order set forth above.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administra tive Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the bank serving as the

0010146-0000535 NYO1: 2000703970                                     .112

Administrative Agent hereunder in its individual capacity. Such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Obligors or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administra tive in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02 or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, and
(c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Obligors or any Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), or as the Administra tive Agent shall believe in good faith shall be necessary, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, an Issuing Bank or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Documents,
(ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Defaulting Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Defaulting Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential

0010146-0000535 NYO1: 2000703970                                     .113

information, to any Defaulting Lender (except for the Administrative Agent's compliance with its own confidentiality obligations hereunder).

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Obligors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Require d Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) (unless an Event of Default has occurred and is continuing at the time of such appointment in which case only consultation with the Borrower shall be required), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administra tive Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank (which appointment shall be made with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) (unless an Event of Default has occurred and is continuing at the time of such appointment in which case only consultation with the Borrower shall be required); provided that in no event shall any such successor Administrative Agent be a

0010146-0000535 NYO1: 2000703970                                     .114

Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) (unless an Event of Default has occurred and is continuing at the time of such appointment in which case only consultation with the Borrower shall be required), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Require d Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Obligors to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made here under are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Obligors and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or

0010146-0000535 NYO1: 2000703970                                     .115

any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit and all other Obligat ions that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section
c.allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administra tive Agent under Section 10.03.
Anything herein to the contrary notwithstanding, none of the Mandated Lead Arrangers or the Documentation Agent listed on the cover page hereof, or any other Person given a similar title on Schedule 1 hereof, shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administra tive Agent, a Lender or an Issuing Bank hereunder.
The ESG Coordinator will not be liable for any action taken by it under or in connection with any Loan Document, unless directly caused by its gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment). No party hereto may initiate or pursue any proceedings against any director, officer, employee, agent, or representative of the ESG Coordinator in respect of any claim against the ESG Coordinator or in respect of any act or omission of any kind by that director, officer, employee, agent, or representative in relation to any Loan Document, and any director, officer, employee, agent, or representative of the ESG Coordinator may rely on this paragraph. The ESG Coordinator shall not act for nor represent the Credit Parties and each Credit Party shall be solely responsible at all times for making its own independent appraisal of and analysis in relation to any sustainable or "ESG" aspects or performance of the Borrower and its Affiliates or with respect to the Facility or this Agreement.

0010146-0000535 NYO1: 2000703970                                     .116

ARTICLE IX GUARANTY
Section 9.01 Guaranty by the Guarantor. The Guarantor hereby unconditionally guarantees for the benefit of the Credit Parties, all of the following (collectively, the "Guaranteed Obligations"): (a) all Loans and all other Obligations owing at any time by any Obligor (other than the Borrower), and (b) all reimbursement obligations with respect to Letters of Credit issued for the benefit of any Obligor or any Restricted Subsidiary (other than the Borrower) under this Agreement, and in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code. Upon failure by any Obligor (other than the Borrower) to pay punctually any of the Guaranteed Obligations, the Guarantor shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.
Section 9.02 Guaranty Unconditional. The obligations of the Guarantor under this Article IX shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:
i.any extension, renewal, settlement, compromise, waiver or release in respect to the Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

ii.any modification or amendment of or supplement to this Agreement, any other Loan Document, or any agreement or instrument evidencing or relating to the Guaranteed Obligations;

iii.any release, non-perfection or invalidity of any direct or indirect security for the Guaranteed Obligations under any agreement or instrument evidencing or relating to any of the Guaranteed Obligations;

iv.any change in the corporate existence, structure or ownership of any Obligor (other than the Borrower) or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligor (other than the Borrower) or its assets or any resulting release or discharge of any obligation of any Obligor (other than the Borrower) contained in any agreement or instrument evidencing or relating to any of the Guaranteed Obligations;

v.the existence of any claim, set-off or other rights which the Guarantor may have at any time against any Obligor (other than the Borrower), the Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

0010146-0000535 NYO1: 2000703970                                     .117

i.any invalidity or unenforceability relating to or against any Obligor (other than the Borrower) for any reason of any agreement or instrument evidencing or relating to any of the Guaranteed Obligations, or any provision of applicable Law or regulation purporting to prohibit the payment by any Obligor of any of the Guaranteed Obligations, or any decree or order prohibiting any Obligor from paying, or releasing or discharging the obligation of any Obligor to pay, any of the Guaranteed Obligations; or

ii.any other act or omission of any kind by any Obligor, the Administra tive Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Article, constitute a legal or equitable discharge of any Obligors' obligations under this Section, all of which the Guarantor hereby unconditionally waives to the fullest extent permitted by law, other than the payment in full of all Guaranteed Obligations (other than amounts in respect of indemnification, expense reimbursement, tax gross-up or contingent obligations in each case that are owing and with respect to which no claim has been made).
Section 9.03 Waivers. The Guarantor unconditionally waives, to the extent permitted under any applicable Law now or hereafter in effect, insofar as its obligations under this Article IX are concerned, (a) notice of any of the matters referred to in Section 9.02, (b) all notices require d by statute, rule of law or otherwise to preserve any rights against the Guarantor hereunder, including, without limitation, any demand, presentment, proof or notice of dishonor or non- payment of any of the Guaranteed Obligations, notice of acceptance of the provisions of this Article IX, notice of the incurrence of any of the Guaranteed Obligations, notice of any failure on the part of any Obligor (other than the Borrower) or any other Person, to perform or comply with any term or provision of this Agreement, any other Loan Document or any other agreement or instrument to which such Obligor or any other Person is a party, or notice of the commencement of any proceeding against any other Person or its any of its property or assets, (c) any right to the enforcement, assertion or exercise against any Obligor (other than the Borrower) or against any other Person or any collateral of any right, power or remedy under or in respect of this Agreement, any other Loan Document or any other agreement or instrument, and (d) any requirement that any such Obligor be joined as a party to any proceedings against the Guarantor or any other Person for the enforcement of any term or provision of this Agreement, any other Loan Documents, the provisions of this Article IX or any other agreement or instrument.
Section 9.04 Guarantor Obligations to Remain in Effect; Restoration. The Guarantor's obligations under this Article shall remain in full force and effect until the Commitments shall have terminated, and other Guaranteed Obligations, and all other amounts payable by the Obligors (other than the Borrower) under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Guaranteed Obligations (other than amounts in respect of indemnification, expense reimbursement, tax gross-up or contingent obligations, in each case that are owing and with respect to which no claim has been made), shall have been paid in full. If at any time any payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor (other than the Borrower), the Guarantor's obligations under this Article IX with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
Section 9.05 Waiver of Acceptance, etc. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any

0010146-0000535 NYO1: 2000703970                                     .118

requirement that at any time any action be taken by any Person against any other Obligor or any other Person, or against any collateral or guaranty of any other Person.

Section 9.06 Subrogation. Until the payment in full of all of the Obligations (other than amounts in respect of indemnification, expense reimbursement, tax gross-up or contingent obligations, in each case that are owing and with respect to which no claim has been made) and the termination of the Commitments hereunder, the Guarantor shall have no rights, by operation of law or otherwise, upon making any payment under this section to be subrogated to the rights of the payee against any other Obligor with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Obligor in respect thereof.
Section 9.07 Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Obligor under any of the Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Obligor, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Guaranteed Obligations shall nonetheless be payable by the Guarantor under this Article IX forthwith on demand by the Administrative Agent.

ARTICLE X MISCELLANEOUS
Section 10.01 Notices. (a) Except in the case of notices and other communicatio ns expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or in any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail or by telecopy, as follows:

1.If to the Borrower, the Guarantor, any other Obligor or the Administrative Agent, to it at its address (or electronic mail address or telecopy number) set forth on Schedule III; and

2.if to any other Lender, to it at its address (or electronic mail address or telecopy number) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent and each Loan Party may, in each of their respective discretion,

0010146-0000535 NYO1: 2000703970                                     .119

agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, electronic mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

a.Any party hereto may change its address, electronic mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
b.Electronic Systems.

i.Each Obligor agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debtdomain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System (the "Platform").

ii.Any Electronic System used by the Administrative Agent is provided "as is" and "as available." The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or the Administrative Agent's transmission of communications through an Electronic System. "Communications" means, collectively, any notice, demand, communication, information , document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

0010146-0000535 NYO1: 2000703970                                     .120

a.The Borrower hereby acknowledges that (1) the Administrative Agent, the Mandated Lead Arrangers or the ESG Coordinator will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on the Platform and (2) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities. The Borrower hereby agrees that it will, upon the Administra tive Agent's reasonable request, identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Mandated Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non- public information (although it may be sensitive and proprietary) with respect to the Borrower or its respective Affiliates or Subsidiaries or its or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.13); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information"; and (z) the Administrative Agent, the Mandated Lead Arrangers and the ESG Coordinator shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information."

Section 10.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless such waiver or consent, as applicable, shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No waiver or consent by the Administrative Agent, the Lenders or any Issuing Bank, nor any notice or demand on the Borrower, in any case shall entitle the Borrower to any other or further waiver, consent, notice or demand in similar or other circumstances.

(b) Subject to Section 2.20(b), neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligors and the Required Lenders or by the Obligors and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement

0010146-0000535 NYO1: 2000703970                                     .121

shall (a) change the required percentage set forth in the definition of "Required Lenders"; (b) provide for an extension to the date of payment of any amount under this Agreement; (c) provide for an increase or a reduction in the Applicable Margin or an increase or a reduction in the amount of any payment of principal, interest, fees or any other amount payable to any Lender (provided that, only the Required Lenders' consent shall be required to amend the rate charged pursuant to Section 2.13(c) or waive the obligation to pay interest at such rate, or amend any Financial Covenant even if the effect is to reduce the rate of interest or the amount of any fee payable under this Agreement); (d) change the currency of payment of any amount under this Agreement; (e) change or extend any Commitment under the Facility; (f) substitute or release any Obligor other than as permitted under this Agreement; (g) change Sections 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (h) waive any condition set forth in Section 4.01, (i) change Section 10.09(a) in a manner that would alter the governing law of this Agreement,
(j)amend any provision of this Agreement that expressly requires the consent of all Lenders, and
(k)change the definition of "Applicable Percentage", shall be made without also obtaining the prior consent of, in the case of (a), (f), (g), (h), (i) and (j), all Lenders and, in the case of (b), (c), (d), (e) and (k), each directly and adversely affected Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(i)Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(ii)Notwithstanding anything herein to the contrary, if the Administra tive Agent and the Borrower shall have jointly identified an obvious error, ambiguity omission, defect or inconsistency or any error or omission of a formal, minor, operational or technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Docume nt; provided that the Administrative Agent shall notify the Required Lenders of such amendment as soon as practicable thereafter.
Section 10.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay: (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Lenders, the Mandated Lead Arrangers and the ESG Coordinator in connection with the preparation, documentation, negotiation, execution and delivery of the Loan Documents, including, but not limited to, travel expenses, drafting and printing of the marketing materials, the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent,

0010146-0000535 NYO1: 2000703970                                     .122

the Mandated Lead Arrangers and the ESG Coordinator, provided that, each of the Administra tive Agent, each Lender, the ESG Coordinator and each Mandated Lead Arranger acknowledges and agrees that (x) any such out-of-pocket expenses (excluding, for the avoidance of doubt, fees, costs and expenses of counsel (which shall be subject to clause (ii) of this Section 10.03(a)) and any costs related to Debtdomain or any other similar electronic platform) exceeding $5,000 (individually or in the aggregate) incurred by the Mandated Lead Arrangers or their respective Affiliates in connection with the syndication of the Facility prior to the Closing Date shall be approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed), and (y) the obligation to reimburse the Administrative Agent, the Lenders and the Mandated Lead Arrangers for the costs and expenses of counsel incurred in connection with the preparation, negotiation and execution of the Loan Documents shall be subject to the agreements with respect thereto among the Borrower, the Administrative Agent, the Mandated Lead Arrangers and such counsel (as applicable); (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, any Issuing Bank, the ESG Coordinator or any Lender, including the reasonable fees, charges and disbursements of counsel for the Administra tive Agent, the Issuing Banks, the ESG Coordinator or the Lenders (which shall be limited to one outside counsel in each relevant jurisdiction), in connection with (x) the Facility or any amendment, supplement, modification, waiver or consent related thereto or (y) the issuance, amendment, renewal or extension of any Letter of Credit, in each case subject to an agreement with the Borrower with respect to the amount of such costs and expenses; and (iii) all costs and expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (including documented external counsel fees and out-of-pocket expenses), if any, in connection with the preservation of rights under or with respect to, or enforcement of, this Agreement (whether through negotiations, legal proceedings or otherwise), including the enforcement of the reimbursement rights under this Section 10.03 and in connection with any workout or restructuring in respect of the Loans or Letters of Credit.

(b)Each Obligor (severally and not jointly in the case of each Obligor other than the Borrower) shall indemnify the Administrative Agent, each Issuing Bank, the ESG Coordinator, the Documentation Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of (whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation , litigation or proceeding)) (i) the execution, delivery or performance of any Loan Document or any agreement or instrument contemplated hereby or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Commitment, Loan or Letter of Credit or the use of the proceeds therefrom or (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or its Subsidiaries and any other Environmental Liability related in any way to the Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Parties) or from the material breach by such Indemnitee (or any of its Related Parties) of any obligation under the Loan Documents, in

0010146-0000535 NYO1: 2000703970                                     .123

each case, as determined by a court of competent jurisdiction by final and non-appealable judgment or (y) result from a dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, Mandated Lead Arranger, ESG Coordinator, Documentation Agent or similar role under the Loan Documents) and not arising out of any act or omission by any Obligor or any of its Affiliates. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

a.To the extent that any Obligor fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, and without limit ing such Obligor's obligation to do so, each Lender severally agrees to pay to the Administrative Agent such Lender's Pro-Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. To the extent that any Obligor fails to pay any amount required to be paid by it to the applicable Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Issuing Bank or the Swingline Lender in its capacity as such.

b.To the fullest extent permitted by applicable Law, no party hereto shall assert, or permit any of their Affiliates or Related Parties to assert, and each such party hereby waives, any claim against any other party hereto or any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications , electronic or other information transmission systems (including the Internet, the Platform or any other customary electronic platform or messaging service); provided that such waiver shall not, as to any Person, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or a breach of the Loan Documents by, such Person or its Affiliates or Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause
(d)shall relieve the Obligors of any obligation they may have to indemnify or reimburse an
Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04 Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including

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any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

a.(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

i.the Borrower, provided that, no consent of the Borrower shall be required for an assignment to (i) an Initial Lender, (ii) an Affiliate of an Initial Lender that will not increase the payments due from the Obligors under Sections 2.15 and 2.17, (iii) any other Lender previously approved by the Borrower or (iv) if an Event of Default has occurred and is continuing at the time of such assignment, to any other assignee, but the Administrative Agent shall nonetheless send notice of such assignment to the Borrower; and provided, further, that Borrower's failure to consent to an assignment to (i) a Fund (excluding any Fund that is a Lender previously approved by the Borrower), (ii) to any assignee that is reasonably expected to increase the payments due from the Obligors under Section
2.15 or 2.17 or (iii) a competitor of the Borrower and its Subsidiaries (or an Affiliate of any such competitor), in each case, shall not be deemed to be unreasonably withheld; and

ii.the Administrative Agent, the Issuing Banks and the Swingline Lender, provided that no such consent shall be required for an assignment of any Commitment to an assignee that is a Lender or an Affiliate of a Lender with a Commitment immediately prior to giving effect to such assignment.
(ii)Assignments shall be subject to the following additional conditions :
(1)except in the case of an assignment to a Lender, an Affiliate of a Lender or of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, unless the Borrower and the Administrative Agent otherwise consent;

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1.each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement (including with respect to its participations in any outstanding Letters of Credit and Swingline Loans);
2.the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such proceeding and recordation fee in the case of any assignment; and
3.the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts at such assignee to whom all syndicate-level information (which may contain material non-public information about the Obligors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable Laws, including Federal and state securities Laws.

i.Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 10.03 and any fees payable hereunder that have accrued for such Lender's account but have not yet been paid). Upon the surrender, destruction or marking conspicuously as "cancelled" by the assigning Lender of its Note, if any (which each Lender shall undertake upon request), the applicable Obligors shall execute and deliver a Note to the assignee Lender upon request. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

ii.The Administrative Agent, acting solely for this purpose as a non- fiduciary agent of the Obligors, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Obligors, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the

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terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

i.Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administra tive Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

a.Any Lender may, without the consent of the Obligors, the Administra tive Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more Persons (other than the Borrower or any of its Affiliates, or a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) (a "Participant"), in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Obligors, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that directly and adversely affects such Participant. The Obligors agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Obligors' request and expense, to use reasonable efforts to cooperate

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with the Obligors to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Obligors, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Obligors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 10.06 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract

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among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile, electronic mail (including pdf) or any other electronic means complying with the U.S. federal ESIGN Act of 2000 or the New York State Electronic Signatures and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable Law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of the agreement. The words "execution," "signed," "signature," "delivery," and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each of the parties hereto represents and warrants to the other party/ies that is has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party's constitutive documents.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or any Swingline Lender, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other matured obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Obligors against any of and all the matured obligations of the Obligors now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such

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Lender different from the branch or office holding such deposit or obligated on such indebtedness. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent in writing of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (in each case, except as expressly set forth in any other Loan Document) shall be construed in accordance with and governed by the law of the State of New York.
(b)Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT SERVICE OF ALL WRITS, PROCESS AND SUMMONSES IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF NEW YORK MAY BE MADE UPON CT CORPORATION SYSTEM, AT 28 LIBERTY STREET, NEW YORK, NEW YORK 10005, UNITED STATES OF AMERICA (THE "PROCESS AGENT") AND EACH LOAN PARTY HEREBY CONFIRMS AND AGREES THAT THE PROCESS AGENT HAS BEEN

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DULY AND IRREVOCABLY APPOINTED (AND HAS ACCEPTED ITS APPOINTMENT) AS ITS RESPECTIVE AGENT TO ACCEPT SUCH SERVICE OF ANY AND ALL SUCH WRITS, PROCESSES AND SUMMONSES, AND AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE OF PROCESS TO ANY LOAN PARTY SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT BASED THEREON. IF THE PROCESS AGENT SHALL CEASE TO SERVE AS AGENT FOR THE LOAN PARTIES, EACH OF THE LOAN PARTIES SHALL PROMPTLY APPOINT A SUCCESSOR AGENT SATISFACTORY TO THE ADMINISTRATIVE AGENT. EACH LOAN PARTY HEREBY FURTHER AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, partners, employees, agents, including accountants, legal counsel and other advisors and independent auditors (collectively, the "Representatives") (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) upon the request or demand of any governmental agency or regulatory authority (including any self-regulatory authority) having jurisdiction over such Person or any of its Affiliates; provided that, in each case, such Person agrees, except with respect to any audit or examination conducted by bank accountants or any regulatory authority or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by Law (in which case the disclosing party shall inform the Borrower promptly thereof to the extent practicable and permitted by applicable Law), (c) pursuant to the order of any court or administrative agency in, or to the extent reasonably necessary in connection with, any pending legal, judicial or administrative proceeding, or otherwise as required by applicable Law, rule or regulation or by any subpoena or similar legal process (in which case the disclosing party shall inform the Borrower promptly thereof to the extent practicable and permitted by applicable Law),
(d) to any other party to this Agreement, (e) in connection with the exercise of any remedies

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hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Obligors and their obligations under the Loan Documents, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section,
(ii)becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non- confidential basis from a source other than a Loan Party or (iii) to the extent that such Information is independently developed by the Administrative Agent or the Lenders without the using or otherwise reflecting of such Information or (i) on a confidential basis to the CUSIP bureau in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the Facility. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Mandated Lead Arrangers and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. The Administrative Agent and Lenders shall also have permission to use the names and logos of the Loan Parties in the Administrative Agent's or their respective affiliates' marketing materials, subject to the Borrower's prior written consent (not to be unreasonably withheld, conditioned or delayed). For the purposes of this Section, "Information" means all information received from a Loan Party relating to the Loan Parties or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 Material Non-Public Information.

(1)EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 10.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(2)ALL INFORMATION NOT MARKED "PUBLIC", INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A LOAN PARTY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION

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ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON- PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 10.14 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and Charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.
Section 10.15 Judgment Currency.

(a)If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)If any party hereto or any holder of any obligation owing hereunder (the "Applicable Creditor") obtains a judgment or judgments against a Loan Party in a foreign currency, any Dollar-denominated obligations of such Loan Party in respect of any sum adjudge d to be due to the Applicable Creditor hereunder (the "Judgment Amount") shall be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of the Judgment Amount in such foreign currency, the Applicable Creditor, in accordance with normal banking procedures in the relevant jurisdiction, may purchase Dollars with the Judgment Amount in such foreign currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount was originally due and owing (the "Original Due Date") to the Applicable Creditor (the "Loss"), each applicable Loan Party agrees as a separate obligation and notwithstanding any such

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judgment, to indemnify the Applicable Creditor against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, the Applicable Creditor agrees to remit such excess to the Loan Parties (as applicable). The obligations of the Loan Parties under this Section 10.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
a.Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency or currency unit other than that in which it is expressed to be payable.
Section 10.16 Waiver of Immunity. Each of the Loan Parties acknowledges and agrees that the activities contemplated by the provisions of the Loan Documents are commercial in nature rather than governmental or public and therefore acknowledges and agrees that such Loan Party is not entitled to any right of immunity on the grounds of sovereignty or otherwise with respect to such activities or in any legal action or proceeding arising out of or relating to the Loan Documents. To the extent permitted by applicable Law, each Loan Party, in respect of itself, its process agents and its properties (including its Subsidiaries) and revenues, expressly and irrevocably waives any such right of immunity which may now or hereafter exist (including any immunity from the jurisdiction of any court or from any suit, execution, attachment (whether provisional or final, in aid of execution, prior to judgment or otherwise) or other legal process (including in any jurisdiction where immunity (whether or not claimed) may be attributed to it or its assets)) or claim thereto which may now or hereafter exist and irrevocably agrees not to assert any such right or claim of immunity in any such action or proceeding to the fullest extent permitted now or in the future by the laws of any such jurisdiction. The Loan Parties agree that the waivers set forth in this Section 10.24 shall have the fullest effect permitted under applicable Law, including the Foreign Sovereign Immunities Act of 1976 of the United States of America (28 U.S.C. §§1602-1611) (the "FSIA"), and are intended to be irrevocable and not subject to withdrawal for purposes of the FSIA.USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT Act") and the requirements of the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.
Section 10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of the Transactions (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm's- length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Mandated Lead Arrangers, the ESG Coordinator and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions; (ii)
(A)the Administrative Agent, each Mandated Lead Arranger, the ESG Coordinator and each

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Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party, its stockholders or any of its Affiliates (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters), or any other Person and (B) neither the Administrative Agent, any Mandated Lead Arranger, the ESG Coordinator, the Documentation Agent nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the Transactions except those obligations (if any) expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Mandated Lead Arrangers, the ESG Coordinator, the Documentation Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve economic interests that conflict with those of and the Loan Parties, their stockholders and/or their Affiliates, and neither the Administrative Agent, any Mandated Lead Arranger, the ESG Coordinator, the Documentation Agent nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, each of the Mandated Lead Arrangers, the ESG Coordinator, the Documentation Agent, any Lender or the respective Affiliates of each of the foregoing with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspec t of any transaction contemplated hereby.

Section 10.19 Acknowledgment and Consent to Bail-In of Affected Financial Institutions . Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
a.the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
b.the effects of any Bail-In Action on any such liability, including, if

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applicable:
(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

0010146-0000535 NYO1: 2000703970                                     .136

i.the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

The provisions of this Section 10.19 are intended to comply with, and shall be interpreted in light of, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

Section 10.20 Electronic Execution of Assignments and Certain Other Documents. The words "execution," "execute", "signed," "signature," and words of like import in or related to any Loan Document or other document to be signed in connection with this Agreement and the Transactions (including without limitation Assignment and Assumptions, amendments or other modifications hereof, or Borrowing Requests, Letter of Credit Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. Each of the parties hereto represents and warrants to the other party/ies that is has the corporate capacity and authority to execute such Loan Document through electronic means and there are no restrictions for doing so in that party's constitutive documents.
[Signature pages follow]

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0010146-0000535 NYO1: 2000703970                                     .138

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MILLICOM INTERNATIONAL CELLULAR S.A., as Borrower and Guarantor

By: ______________________________
Name: Patrick Gill
Title: Company Secretary

By: ______________________________
Name: Bruno Nieuwland
Title: Director Administration

[Signature Page – Credit Agreement]

By: Luis Bautista Ana Espinoza
Name: Luis Bautista/ Ana Espinoza
Title: Director, International Banking

[Signature Page – Credit Agreement]

[Signature Page – Credit Agreement] THE BANK OF NOVA SCOTIA, as Lender, Swingline Lender, Issuing Bank and Administrative Agent By: ____________________________________ Name: Title: Luis Bautista/ Ana Espinoza Director, International Banking

By: ______________________________
Name: Horst JACOBY
Title: Head of Corporate Banking

By: ______________________________
Name:
Title:

Anne-Sophie DUFRESNE
Directrice Banque des Entreprises
Membre du Comité Exécutif

[Signature Page – Credit Agreement]

CITIBANK N.A., JERSEY BRANCH, as Lender

By: ________________________
Name:
Title:

JITENDRA PAL
Vice President

[Signature Page – Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By: __________________________________
Name: Gonzalo Isaacs
Title: Managing Director

[Signature Page – Credit Agreement]

[Signature Page – Credit Agreement] BANK OF AMERICA, N.A., as Lender By: ____________________________________ Name: Title: Gonzalo Isaacs Managing Director

J.P. MORGAN AG, as Issuing Bank

By: ______________________________

Name:	Miguel Holler	Jonathan Stalmann
Title:	Vice President	Vice President

J.P. MORGAN SECURITIES PLC, as Lender

By: ______________________________

Name:

Title:

[Signature Page – Credit Agreement]

[Signature Page – Credit Agreement] J.P. MORGAN AG, as Issuing Bank By: ____________________________________ Name: Title: J.P. MORGAN SECURITIES PLC, as Lender By: ____________________________________ Name: Title: Richard Johansson Executive Director

GOLDMAN SACHS BANK USA, as Lender

By: ______________________________

Name: Rebecca Kratz
Title: Authorized Signatory

[Signature Page – Credit Agreement]

[Signature Page – Credit Agreement] GOLDMAN SACHS BANK USA, as Lender By: ____________________________________ Name: Title:

MORGAN STANLEY SENIOR FUNDING,
INC., as Lender

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page – Credit Agreement]

[Signature Page – Credit Agreement] MORGAN STANLEY SENIOR FUNDING, INC., as Lender By: ____________________________________ Name: Title: Michael King Authorized Signatory

BANCO SANTANDER S.A., as Lender

By: ______________________________________

Name: Enrique Rico   GERARDO REVILLA

Title:

[Signature Page – Credit Agreement]

[Signature Page – Credit Agreement] BANCO SANTANDER S.A., as Lender By: ____________________________________ Name: Title: Enrique Rico

DNB BANK ASA, SWEDEN BRANCH, as ESG Coordinator

By: ______________________________

Name: Niklas Strömblad

Title: DIRECTOR

By: ______________________________

Name:

Title:

DNB SWEDEN AB, as Lender

By: ______________________________

Name: Niklas Strömblad

Title: DIRECTOR

By: ______________________________

Name:

Title:

[Signature Page – Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., LONDON BRANCH, as Lender

By: ______________________________
Name: Kevin Buck
Title: Managing Director

By:

Name: Hedi Ben Salem
Title: Managing Director

[Signature Page – Credit Agreement]

BANCO S.A., LO By: Name: K Title: M By: Name: H Title: M BILBAO NDON BR evin Buck anaging Di edi Ben Sa anaging Di VIZCAYA ANCH, as rector lem rector ARGENTA Lender RIA, [Signature Page – Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By: ______________________________
Name: Judith E. Smith
Title: Authorized Signatory

By: ______________________________
Name: Nicolas Thierry
Title: Authorized Signatory

[Signature Page – Credit Agreement]

[Signature Page – Credit Agreement] CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender By: ____________________________________ Name: Title: By: ____________________________________ Name: Title: Judith E. Smith Authorized Signatory Nicolas Thierry Authorized Signatory

Schedule I

Lenders and Commitments

Lender	Title	Commitment	Letter of Credit Commitment
The Bank of Nova Scotia	Joint Mandated Lead Arranger and Joint Bookrunner	$75,000,000	$33,333,334
BGL BNP Paribas S.A.	Joint Mandated Lead Arranger and Joint Bookrunner	$70,000,000	$33,333,333
Citibank N.A., Jersey Branch	Mandated Lead Arranger	$55,000,000	N/A
Bank of America, N.A.	Mandated Lead Arranger	$55,000,000	N/A
J.P. Morgan Securities plc	Mandated Lead Arranger	$55,000,000	N/A
J.P. Morgan AG		N/A	$33,333,333
Goldman Sachs Bank USA	Mandated Lead Arranger	$55,000,000	N/A
Morgan Stanley Senior Funding, Inc.	Mandated Lead Arranger	$55,000,000	N/A
Banco Santander S.A.	Mandated Lead Arranger	$55,000,000	N/A
DNB Sweden AB	Mandated Lead Arranger	$55,000,000	N/A
Banco Bilbao Vizcaya Argentaria, S.A., London Branch	Lead Arranger	$35,000,000	N/A
Credit Suisse AG, Cayman Islands Branch	Lead Arranger	$35,000,000	N/A
Total:		$600,000,000	$100,000,000

Schedule I - 1

0010146-0000535 NYO1: 2000703970.1

Jersey

Schedule II

ESG Targets

For purposes of this Schedule II, "***Group***" means the Borrower and its operating Subsidiaries in Latin America (solely for purposes of ESG Target 1, other than any Subsidiaries in Guatemala), collectively.

ESG TARGET 1: CONSUMER PREMISES EQUIPMENT ("*CPE*") – END-TO-END RECOVERY FOR THE GROUP ("*ESG TARGET 1*")

Reducing the Group's environmental footprint and conserving natural resources is a strategic imperative for the Group. One of the strategies that the Group has implemented to impact its environmental footprint is the recovery of CPE units that can be repaired and reused in the Group's network or recycled to reduce waste and save costs. Through the Group's reverse logistics and E-waste recycling program, the Group recovers CPE units as customers upgrade or discontinue services. The Group's approach is threefold:

- **Reduce** the need for new pieces of CPE and thereby avoid the cost and energy consumption associated with manufacturing new equipment;
- **Reuse** items recovered from customers due to service termination or upgrade; and
- **Recycle** as much of the Group's CPE as possible at the end of the useful life.

During the Financial Year 2019, the Group recovered approximately 69% of CPE units.

The table below sets forth the target annual CPE unit recovery percentages for the Financial Years 2021 through 2024 (the "***ESG Target 1 Annual Target***"):

Financial Year	ESG Target 1 Annual Target
2021	≥72%
2022	≥73%
2023	≥75%
2024	≥76%

With respect to any Financial Year listed in the table above, compliance with the ESG Target 1 Annual Target will be measured as a fraction (expressed as a percentage), the numerator of which is the number of CPEs that have been collected, processed in the lab and confirmed to have been recovered as of December 31 of such Financial Year (which will be reused by the Group), and the denominator of which is the total number of CPEs used by the Group as of December 31 of such Financial Year ("***CPE Recovery Approach Metric***").

Schedule III - 1

0010146-0000535 NYO1: 2000703970.1

Group CPE ESG TARGET 1 ESG Target 1 Annual Target CPE Recovery Approach Metric

<u>ESG TARGET 2</u>: SUPPLIER CORPORATE RESPONSIBILITY TRAINING PROGRAM ("*ESG TARGET 2*")

As part of its corporate responsibility plan, the Group trains its suppliers on corporate responsibility issues including health and safety, anti-corruption, compliance, fair labor, ethics, eco-efficiency and child rights (the "***Supplier CR Training Program***"). The suppliers receive training aimed at identifying risks and developing action plans to help improve their corporate responsibility performance over time. The Group measures their progress on corrective action plans through a sustainable procurement platform and audits. While the Supplier CR Training Program is open to all of the Group's suppliers, for purposes of ESG Target 2, only suppliers on which the Group spends an excess of $1 million are included (the "***ESG Target 2 Suppliers***").

During the Financial Year 2019, 42 out of 250 of the ESG Target 2 Suppliers participated in the Supplier CR Training Program.

The table below sets forth the target annual Supplier CR Training Program participation of ESG Target 2 Suppliers (expressed in percentages) for the Financial Years 2021 through 2024 (the "***ESG Target 2 Annual Target***"):

Financial Year	**ESG Target 2 Annual Target**
2021	≥75%
2022	≥85%
2023	100%
2024	100%

With respect to any Financial Year listed in the table above, compliance with the ESG Target 2 Annual Target will be measured as a fraction (expressed as a percentage), the numerator of which is the number of ESG Target 2 Suppliers that participated in the Supplier CR Training Program as of December 31 of such Financial Year, and the denominator of which is the total number of ESG Target 2 Suppliers for such Financial Year as of December 31 of such Financial Year (the "***Supplier CR Training Program Metric***").

<u>ESG TARGET 3</u>: TRAIN WOMEN THROUGH THE DIGITAL INCLUSION PROGRAM ("*ESG TARGET 3*")

In an effort to reduce the gender gap in the use of mobile technology and to bring women into the digital ecosystem, the Group trains women on digital literacy and entrepreneurship to empower them and improve their levels of income. Through the Group's *Conectadas* digital and financial inclusion program (the "***Conectadas Program***"), which is supported in partnership with non-profit organizations, women throughout Latin America learn internet and mobile technology skills as well as how to obtain microfinancing for their small-business ventures.

Schedule III - 2

0010146-0000535 NYO1: 2000703970.1

ESG TARGET 2 Supplier CR Training Program ESG Target 2 Suppliers ESG Target 2 Annual Target Supplier CR Training Program Metric ESG TARGET 3 Conectadas Conectadas Program

During the Financial Year 2020, 150,000 women were trained in the *Conectadas* Program.

The table below sets forth the target annual participation in the *Conectadas* Program (expressed in the total number of women that the Group expects to train each Financial Year) for the Financial Years 2021 through 2024 (the "***ESG Target 3 Annual Target***"):

Financial Year	ESG Target 3 Annual Target
2021	≥95,000
2022	≥97,000
2023	≥99,000
2024	100,000

With respect to any Financial Year listed in the table above, compliance with the ESG Target 3 Annual Target will be measured by the total number of women who have been trained in the Conectadas Program for such Financial Year as of December 31 of such Financial Year (the "***Conectadas Program Metric***").

<u>ESG TARGET 4</u>: TRAIN TEACHERS THROUGH OUR MAESTR@S CONECTAD@S PROGRAM ("*ESG TARGET 4*")

In response to the challenges that the Covid-19 pandemic poses for education, the Group launched the Maestr@s Conectad@s Program ("***MCP***"), a program specifically designed to train teachers in the use of digital education tools, free of cost.

During the course of Financial Year 2020, approximately 140,000 teachers have been enrolled in the MCP. Because this is a new program no annual baseline or historic information is available.

The table below sets forth the target annual participation in the MCP (expressed in the total number of teachers that the Group expects to train each Financial Year) for the Financial Years 2021 through 2024 (the "***ESG Target 4 Annual Target***"):

Financial Year	ESG Target 4 Annual Target
2021	≥80,000
2022	≥82,000
2023	≥84,000
2024	≥86,000

Schedule III - 3

0010146-0000535 NYO1: 2000703970.1

Conectadas Conectadas ESG Target 3 Annual Target Conectadas Program Metric ESG TARGET 4 MCP ESG Target 4 Annual Target

With respect to any Financial Year listed in the table above, compliance with the ESG Target 4 Annual Target will be measured by the total number of teachers trained in the MCP for such Financial Year as of December 31 of such Financial Year (the "***MCP Metric***").

Schedule III - 4

0010146-0000535 NYO1: 2000703970.1

MCP Metric

Schedule III

Administrative Agent's Office, Certain Addresses for Notices

If to the Borrower or to the Guarantor, to it, at:

Millicom International Cellular S.A.
2, rue du Fort Bourbon
L-1249, Luxembourg Grand Duchy of Luxembourg
Attention: Office of the General Counsel
Email: Salvador.Escalon@Millicom.com; CorpFin@millicom.onmicrosoft.com

If to any other Obligor, to it, at the notice address notified in writing to the Administrative Agent on or prior to the date on which it becomes a party hereto, with copy to:

Millicom International Cellular S.A.
2, rue du Fort Bourbon
L-1249, Luxembourg Grand Duchy of Luxembourg
Attention: Office of the General Counsel
Email: Salvador.Escalon@Millicom.com; CorpFin@millicom.onmicrosoft.com

If to the Administrative Agent, to it, at:

The Bank of Nova Scotia
Global Wholesale Operations
720 King Street West, 4th Floor
Toronto, Ontario, Canada M5V 2T3
Attention: Tyrone Nicholson
Email: tyrone.nicholson@scotiabank.com and GWSLoanOps.Intl@scotiabank.com with a copy to (which shall not constitute notice for the purposes of Section 10.01):

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Todd Koretzky
Email: Todd.Koretzky@allenovery.com

If to the Issuing Banks, to each, at:

BGL BNP Paribas S.A.
50 Avenue J.F. Kennedy
Luxembourg, Luxembourg L-2951
Attention: Antonio Leitao
Email: antonio.leitao@bgl.lu and intloar@bgl.lu

Schedule III - 1

0010146-0000535 NYO1: 2000703970.1

The Bank of Nova Scotia
Global Wholesale Operations
720 King Street West, 4th Floor
Toronto, Ontario, Canada M5V 2T3
Attention: Tyrone Nicholson
Email: tyrone.nicholson@scotiabank.com and GWSLoanOps.Intl@scotiabank.com

JPMorgan Chase Bank N.A.
1 Chaseside, Bournemouth. UK BH7 7DA
Attention: Global Trade Services
Email: gts.production@jpmchase.com (Issuance requests) with copy to trade.advisory.support.emea@jpmchase.com

If to the Swingline Lender, to it, at:

The Bank of Nova Scotia
Global Wholesale Operations
720 King Street West, 4th Floor
Toronto, Ontario, Canada M5V 2T3
Attention: Tyrone Nicholson
Email: tyrone.nicholson@scotiabank.com and GWSLoanOps.Intl@scotiabank.com

Schedule III - 2

0010146-0000535 NYO1: 2000703970.1

EXHIBIT A Exhibit A - 1 0010146-0000535 NYO1: 2000731687.1 FORM OF ASSIGNMENT AND ASSUMPTION This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor. 1. Assignor: ______________________________ 2. Assignee: ______________________________ [and is [a Lender][an [Affiliate] of [identify Lender]1]] 3. Obligor(s): Millicom International Cellular S.A. [and] [ ]2 4. Administrative Agent: The Bank of Nova Scotia, as the administrative agent under the Credit Agreement 5. Credit Agreement: The Revolving Credit Agreement, dated as of [ ], 2020, among Millicom International Cellular S.A., the Lenders parties thereto, The Bank of Nova Scotia, as Administrative Agent, and the other agents party thereto. 1 Select as applicable. 2 Include any additional borrowers designated pursuant Section 2.21 of the Credit Agreement.

Exhibit A - 2 0010146-0000535 NYO1: 2000731687.1 6. Assigned Interest: Facility Assigned3 Aggregate Amount of Commitment/Loans for all Lenders Amount of Commitment/Loans Assigned Percentage Assigned of Commitment/Loans4 $ $ % $ $ % $ $ % Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.] The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Obligors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws. The terms set forth in this Assignment and Assumption are hereby agreed to: ASSIGNOR [NAME OF ASSIGNOR] By: Title: ASSIGNEE [NAME OF ASSIGNEE] By: Title: 3 Fill in the appropriate terminology for the types of Facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Loans,” “Swingline Loans,” etc.) 4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A - 3 0010146-0000535 NYO1: 2000731687.1 [Consented to and]5 Accepted: THE BANK OF NOVA SCOTIA, as Administrative Agent By:_________________________________ Title: Consented to: [NAME OF ISSUING BANK] By:_________________________________ Title: Consented to: [NAME OF SWINGLINE LENDER] By:________________________________ Title: [Consented to: MILLICOM INTERNATIONAL CELLULAR S.A., as the Borrower By:________________________________ Title: By:______________________________ Title:]6 5 To be added only if the consent of the Administrative Agent is required by Section 10.04. 6 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I Exhibit A - 4 0010146-0000535 NYO1: 2000731687.1 STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION 1. Representations and Warranties. 1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Obligors, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Obligors, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document. 1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (v) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (viii) it is not a Defaulting Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. 2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee. 3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance

Exhibit A - 5 0010146-0000535 NYO1: 2000731687.1 and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B Exhibit B - 1 0010146-0000535 NYO1: 2000731687.1 FORM OF COMPLIANCE CERTIFICATE To: The Bank of Nova Scotia, as Administrative Agent From: Millicom International Cellular S.A. Dated: [ ] Millicom International Cellular S.A. – US$ 600,000,000 Senior Unsecured Revolving Facility dated October 15, 2020 Reference is hereby made to the Revolving Credit Agreement dated as of October 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Millicom International Cellular S.A., a limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, with its domicile and principal place of business located at 2 rue du Fort Bourbon, L-1249, Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 40630 as Borrower and as Guarantor under Article IX of the Credit Agreement, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto and the other agents party thereto. This is a Compliance Certificate under the Credit Agreement. Capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 5.01(c) of the Credit Agreement, the undersigned, solely in his/her capacity as a Financial Officer of the Borrower and not in his/her individual capacity, hereby certifies that: 1. solely for purposes of the Pricing Grid, in respect of the Financial Quarter ending on [•], Consolidated Net Debt for such relevant period was [•] and Consolidated EBITDA was [•]. Therefore, the Total Net Leverage Ratio was [•]; 2. in respect of the Financial Quarter ending on [•], [not more than]/[more than]1 thirty five percent (35%) of the Facility has been drawn; 3. in respect of the Financial Quarter ending on [•], Consolidated Net Debt for such relevant period was [•] and Consolidated EBITDA was [•]. Therefore, the Total Net Leverage Ratio was [•]; [and] 4. [the Borrower has elected its Step-Up Option to accommodate permitted Debt associated with a Qualified Acquisition pursuant to Section 6.04(b) of the Credit Agreement;] 5. [the covenant contained in Section 6.04(a) [has/has not]2 been complied with; and]3 6. [no Default is continuing.]4 1 Select as appropriate. 2 Select as appropriate. 3 To be included only if more than 35% of the Facility is drawn. 4 If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Exhibit B - 2 0010146-0000535 NYO1: 2000731687.1 IN WITNESS WHEREOF, the Borrower has executed or caused this Compliance Certificate to be executed as of the date first written above. MILLICOM INTERNATIONAL CELLULAR S.A., as Borrower By: _________________________________________ Name: Title: By: _________________________________________ Name: Title:

EXHIBIT C-1 Exhibit C-1 - 1 0010146-0000535 NYO1: 2000731687.1 FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes) Reference is hereby made to the Revolving Credit Agreement, dated as of October 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Millicom International Cellular S.A., The Bank of Nova Scotia, as Administrative Agent, each lender from time to time party thereto and the other agents party thereto. Pursuant to the provisions of Section 2.17(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Obligor within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to any Obligor as described in Section 881(c)(3)(C) of the Code. The undersigned has furnished the Administrative Agent and the Obligors with a duly executed certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Obligors and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Obligors and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. [NAME OF LENDER] By: Name: Title: Date: [ ], 20[__]

EXHIBIT C-2 Exhibit C-2 - 1 0010146-0000535 NYO1: 2000731687.1 FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes) Reference is hereby made to the Revolving Credit Agreement, dated as of October 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Millicom International Cellular S.A., The Bank of Nova Scotia, as Administrative Agent, each lender from time to time party thereto and the other agents party thereto. Pursuant to the provisions of Section 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of any Obligor within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Obligor as described in Section 881(c)(3)(C) of the Code. The undersigned has furnished its participating Lender with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is c laiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. [NAME OF PARTICIPANT] By: Name: Title: Date: [ ], 20[__]

EXHIBIT C-3 Exhibit C-3 - 1 0010146-0000535 NYO1: 2000731687.1 FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes) Reference is hereby made to the Revolving Credit Agreement, dated as of October 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Millicom International Cellular S.A., The Bank of Nova Scotia, as Administrative Agent, each lender from time to time party thereto and the other agents party thereto. Pursuant to the provisions of Section 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Obligor within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to any Obligor as described in Section 881(c)(3)(C) of the Code. The undersigned has furnished its participating Lender with a duly executed certificate of its non- U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. [NAME OF PARTICIPANT] By: Name: Title: Date: [ ], 20[__]

EXHIBIT C-4 Exhibit C-4 - 1 0010146-0000535 NYO1: 2000731687.1 FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes) Reference is hereby made to the Revolving Credit Agreement, dated as of October 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Millicom International Cellular S.A., The Bank of Nova Scotia, as Administrative Agent, each lender from time to time party thereto and the other agents party thereto. Pursuant to the provisions of 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of any Obligor within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Obligor as described in Section 881(c)(3)(C) of the Code. The undersigned has furnished the Administrative Agent and the Obligors with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Obligors and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Obligors and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. [NAME OF LENDER] By: Name: Title: Date: [ ], 20[__]

EXHIBIT D Exhibit D - 1 0010146-0000535 NYO1: 2000731687.1 FORM OF BORROWING REQUEST Date: ____________, 20__ The Bank of Nova Scotia, as Administrative Agent 720 King Street West, 4th Floor Toronto, Ontario, Canada M5V 2T3 Attention: Tyrone Nicholson Email: Tyrone.nicholson@scotiabank.com GWSLoanOps.Intl@scotiabank.com Ladies and Gentlemen: Reference is made to that certain Revolving Credit Agreement, dated as of October 15, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Millicom International Cellular S.A., a limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, with its domicile and principal place of business located at 2 rue du Fort Bourbon, L-1249, Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 40630 as Borrower and as Guarantor under Article IX of the Credit Agreement, the Lenders from time to time party thereto, The Bank of Nova Scotia, as administrative agent for the Lenders (the “Administrative Agent”) and the other agents party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. [Millicom International Cellular S.A.] [ ]11 (the “Obligor”) hereby requests a Borrowing under the Credit Agreement as described on Annex I hereto. The Obligor hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Borrowing and after giving effect thereto: (a) The Repeating Representations set forth in the Credit Agreement are and shall be true and correct in all material respects (or in all respects if such representation or warranty is qualified by Material Adverse Effect or other materiality qualifier) on and as of the date of such Borrowing (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date); and (b) No Default or Event of Default has occurred and is continuing. If notice of the requested Borrowing was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.03 of the Credit Agreement. 11 Include Additional Borrower is requesting a Borrowing.

Exhibit D - 2 0010146-0000535 NYO1: 2000731687.1 [MILLICOM INTERNATIONAL CELLULAR S.A.] [ADDITIONAL BORROWER] By: Name: Title: By: Name: Title:

Exhibit D - 3 0010146-0000535 NYO1: 2000731687.1 Annex I to Borrowing Request ______________________________________________________________________________ 1. The Business Day of the proposed Borrowing is [________________]. 2. The Class of Loan[s] comprising the proposed Borrowing [is a][are] [Swingline Loan[s]] [Revolving Loan[s]]. 3. The Type of Loan[s] comprising the proposed Borrowing [is a][are] [ABR Loan[s]] [Eurodollar Loan[s]]. 4. The aggregate amount of [the] [each] Loan is [as follows]: (a) [Swingline Loans: $___________.] (b) [Revolving Loans]: [ABR Loan: $___________.] [Eurodollar Loan: $___________, with an initial Interest Period of [___] month[s].] 5. The location and number of the Obligor’s account to which funds of the proposed Borrowing are to be disbursed is: (a) Bank Name: [____________]. (b) Address: [____________]. (c) Account Number: [____________].

EXHIBIT E Exhibit E - 1 0010146-0000535 NYO1: 2000731687.1 FORM OF LETTER OF CREDIT REQUEST Date: ____________, 20__ The Bank of Nova Scotia, as Administrative Agent 720 King Street West, 4th Floor Toronto, Ontario, Canada M5V 2T3 Attention: Tyrone Nicholson Email: Tyrone.nicholson@scotiabank.com GWSLoanOps.Intl@scotiabank.com Ladies and Gentlemen: Reference is made to that certain Revolving Credit Agreement, dated as of October 15, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Millicom International Cellular S.A., a limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, with its domicile and principal place of business located at 2 rue du Fort Bourbon, L-1249, Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 40630 as Borrower and as Guarantor under Article IX of the Credit Agreement, the Lenders from time to time party thereto, The Bank of Nova Scotia, as administrative agent for the Lenders (the “Administrative Agent”) and the other agents party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. [Millicom International Cellular S.A.] [ ]12 (the “Obligor”) hereby requests an [issuance][amendment][renewal][extension] of a Letter of Credit under the Credit Agreement as described on Annex I hereto. The Obligor hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the making of the requested [issuance][amendment][renewal][extension] and after giving effect thereto: (c) The Repeating Representations set forth in the Credit Agreement are and shall be true and correct in all material respects (or in all respects if such representation or warranty is qualified by Material Adverse Effect or other materiality qualifier) on and as of the date of such [issuance][amendment][renewal][extension] of such Letter of Credit (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date); and (d) No Default or Event of Default has occurred and is continuing. 12 Include Additional Borrower is requesting a Borrowing.

Exhibit E - 2 0010146-0000535 NYO1: 2000731687.1 [MILLICOM INTERNATIONAL CELLULAR S.A.] [ADDITIONAL BORROWER] By: Name: Title: By: Name: Title:

Exhibit E - 3 0010146-0000535 NYO1: 2000731687.1 Annex I to Letter of Credit Request ______________________________________________________________________________ 1. The information related to the Letter of Credit to be [issued][amended][renewed][extended] is as follows: [(a) The Letter of Credit to be [amended][renewed][extended] is that certain standby letter of credit No. [____] dated [_____], 20[__] issued by [____] in favor of [___].]13 (b) The Business Day of the proposed [issuance][amendment][renewal][extension] is [_____]. [(c) The expiration date of the Letter of Credit is [_____]. (d) The amount of the Letter of Credit is [_____]. (e) The name and address of the beneficiary of the Letter of Credit is: (a) Beneficiary Name: [____________]. (b) Address: [____________]. (c) Account Number: [____________].]14 13 Include only if amending, renewing or extending an outstanding Letter of Credit. 14 Include (c), (d) or (e) as applicable.

Exhibit F - 1 0010146-0000535 NYO1: 2000731687.1 FORM OF ESG REPORTING CERTIFICATE To: The Bank of Nova Scotia, as Administrative Agent From: Millicom International Cellular S.A. Dated: [ ] Millicom International Cellular S.A. – US$600,000,000 Senior Unsecured Revolving Facility dated October 15, 2020 Reference is hereby made to the Revolving Credit Agreement, dated as of October 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Millicom International Cellular S.A., a limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg (the “Borrower”), as Borrower and (if applicable) as Guarantor, The Bank of Nova Scotia, as Administrative Agent and each Lender from time to time party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or in Schedule II thereto, as applicable. This is an “ESG Reporting Certificate” referred to in the Credit Agreement. Pursuant to Section 5.01(c)(ii) of the Credit Agreement, the undersigned, solely in his/her capacity as a [Chief Executive Officer][Chief Financial Officer]15 of the Borrower and not in his/her individual capacity, hereby certifies that: a. The information set forth on Schedule 1 attached hereto is true and accurate on and as of December 31 of the Financial Year immediately preceding the date hereof (the “Specified Financial Year”). b. Attached hereto as Annex A is the ESG Assurance Provider’s Certificate. [Signature Page Follows] 15 Select as appropriate.

Exhibit F - 2 0010146-0000535 NYO1: 2000731687.1 IN WITNESS WHEREOF, the undersigned has executed or caused this ESG Reporting Certificate to be executed as of the date first written above. MILLICOM INTERNATIONAL CELLULAR S.A., as the Borrower By: _________________________________________ Name: Title: By: _________________________________________ Name: Title:

Exhibit F - 3 0010146-0000535 NYO1: 2000731687.1 SCHEDULE I to ESG Reporting Certificate I. ESG Target 1 performance for the Specified Financial Year. a. The result of the CPE Recovery Approach Metric for the Specified Financial Year is: _____% (the “CPE Recovery Result”). b. The ESG Target 1 Annual Target for the Specified Financial Year as set forth in Schedule II of the Credit Agreement is: _____%. c. Is the CPE Recovery Result for the Specified Financial Year (Line I.a.) equal to or greater than the ESG Target 1 Annual Target for the Specified Financial Year (Line I.b.)? _______. (Yes/No) d. Was the ESG Target 1 Annual Target achieved for the Specified Financial Year? _______. (Yes if the answer to Line I.c is yes/ No if the answer to Line I.c is no) II. ESG Target 2 performance for the Specified Financial Year. a. The result of the Supplier CR Training Program Metric for the Specified Financial Year is: _____% (the “Supplier CR Training Program Result”). b. The ESG Target 2 Annual Target for the Specified Financial Year as set forth in Schedule II of the Credit Agreement is: _____%. c. Is the Supplier CR Training Program Result for the Specified Financial Year (Line II.a.) equal to or greater than the ESG Target 2 Annual Target for the Specified Financial Year (Line II.b.)? _______. (Yes/No) d. Was the ESG Target 2 Annual Target achieved for the Specified Financial Year? _______. (Yes if the answer to Line II.c is yes/ No if the answer to Line II.c is no) III. ESG Target 3 performance for the Specified Financial Year. a. The result of the Conectadas Program Metric for the Specified Financial Year is: ________ (the “Conectadas Program Result”). b. The ESG Target 3 Annual Target for the Specified Financial Year as set forth in Schedule II of the Credit Agreement is: _______. c. Is the Conectadas Program Result for the Specified Financial Year (Line III.a.) equal to or greater than the ESG Target 3 Annual Target for the Specified Financial Year (Line III.b.)? _______. (Yes/No) d. Was the ESG Target 3 Annual Target achieved for the Specified Financial Year? _______ (Yes if the answer to Line III.c is yes/ No if the answer to Line III.c is no) IV. ESG Target 4 performance for the Specified Financial Year. a. The result of the MCP Metric for the Specified Financial Year is: ________ (the “MCP Result”).

Exhibit F - 4 0010146-0000535 NYO1: 2000731687.1 b. The ESG Target 4 Annual Target for the Specified Financial Year as set forth in Schedule II of the Credit Agreement is: _______. c. Is the MCP Result for the Specified Financial Year (Line IV.a.) equal to or greater than the ESG Target 4 Annual Target for the Specified Financial Year (Line IV.b.)? _______. (Yes/No) d. Was the ESG Target 4 Annual Target achieved for the Specified Financial Year? _______. (Yes if the answer to Line IV.c is yes/ No if the answer to Line I.V is no) V. ESG-Based Pricing Ratchet. a. Based on the answers to the questions in Lines I.d, II.d, III.d and IV.d above, the number of ESG Targets achieved for the Specified Financial Year is: _____. b. Based on the answer to Line V.a, the ESG Performance Outcome is: [ESG Full Discount]16 [ESG Partial Discount]17 [ESG Non-Adjustment]18 [ESG Partial Premium]19 [ESG Full Premium].20 c. For purposes of the Applicable Margin, the ESG-Based Pricing Ratchet based on the ESG Pricing Scale is: [-0.10%]21 [-0.05%]22 [0%]23 [+0.05%]24 [+0.10%].25 16 Select if four ESG Targets have been achieved for the Specified Financial Year. 17 Select if three ESG Targets have been achieved for the Specified Financial Year. 18 Select if two ESG Targets have been achieved for the Specified Financial Year. 19 Select if one ESG Target has been achieved for the Specified Financial Year. 20 Select if zero ESG Targets have been achieved for the Specified Financial Year. 21 Select if the answer to Line V.b is ESG Full Discount. 22 Select if the answer to Line V.b is ESG Partial Discount. 23 Select if the answer to Line V.b is ESG Non-Adjustment. 24 Select if the answer to Line V.b is ESG Partial Premium. 25 Select if the answer to Line V.b is ESG Full Premium.

Exhibit F - 5 0010146-0000535 NYO1: 2000731687.1 ANNEX A Form of ESG Assurance Provider’s Certificate26 ERM Certification and Verification Services (the “ESG Assurance Provider”) To: The Bank of Nova Scotia, as Administrative Agent Dated: [ ] Reference is hereby made to the Revolving Credit Agreement, dated as of October 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Millicom International Cellular S.A., a limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg (the “Borrower”), as Borrower and (if applicable) as Guarantor, The Bank of Nova Scotia, as Administrative Agent and each Lender from time to time party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned, solely in his/her capacity as an officer of the ESG Assurance Provider and not in his/her individual capacity, hereby certifies that: 1. The ESG Assurance Provider was engaged by the Borrower to provide limited assurance in relation to whether the information set forth in Schedule I of the ESG Reporting Certificate delivered for the Financial Year [____] (the “ESG Target Metrics”) is fairly presented in all material respects in accordance with the reporting criteria. 2. Based on our activities, nothing has come to our attention to indicate that the ESG Target Metrics are not fairly presented, in all material respects in accordance with the reporting criteria. [Signature Page Follows] 26 NTD: Subject to review by ERM CVS.

EXHIBIT F Exhibit F - 6 0010146-0000535 NYO1: 2000731687.1 IN WITNESS WHEREOF, the undersigned has executed or caused this certificate to be executed as of the date first written above. ERM Certification and Verification Services (ERM CVS) By: _________________________________________ Name: Title:

EXHIBIT G Exhibit G - 1 0010146-0000535 NYO1: 2000731687.1 FORM OF PROMISSORY NOTE New York, New York $[●] [●], 2020 FOR VALUE RECEIVED, the undersigned, [MILLICOM INTERNATIONAL CELLULAR S.A., company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B. 40.630] [[_____] a [______]]27 (the “Obligor”), hereby promises to pay to the order of [●] (the “Lender”) in care of the Administrative Agent to the Administrat ive Agent’s address at 720 King Street West, 4th Floor, Toronto, Ontario, Canada M5V 2T3, or at such other address as may be specified in writing by the Administrative Agent to the Obligor, in lawful currency of the United States of America in immediately available funds, the principal sum of [_____] DOLLARS ($[__]) or, if less, the aggregate unpaid principal amount of all Loans represented by this note (this “Note”) and made by the Lender pursuant to the Revolving Credit Agreement dated as of October 15, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Millicom International Cellular S.A., the Lenders and Issuing Banks from time to time party thereto and The Bank of Nova Scotia, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement. Unless otherwise provided herein, the rules of interpretation set forth in Article I of the Credit Agreement shall be applicable to this Note. The Obligor also promises to pay (a) principal at the times provided in the Credit Agreement and (b) interest on the unpaid principal amount of Loans represented by this Note and made by the Lender pursuant to the Credit Agreement in like money to the applicable account from the date hereof until paid at the rates and at the times provided in the Credit Agreement. The entire outstanding principal amoun t of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date. The Lender may endorse the record relating to this Note with appropriate notations evidencing advances and payments of principal hereunder as contemplated by the Credit Agreement. This Note is one of the promissory notes referred to in Section 2.11(c) of the Credit Agreement, is entitled to the benefits of, and is subject to the provisions the Credit Agreement and of the other Loan Documents. As provided in the Credit Agreement, this Note is subject to prepayment, in whole or in part, without premium or penalty (subject to the provisions of Section 2.16 of the Credit Agreement, if applicable). This Note may only be transferred to the extent and in the manner, and subject to the conditions, set forth in the Credit Agreement. If an Event of Default shall occur and be continuing, the principal amount of, together with accrued and unpaid interest on, this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement. The Obligor hereby waives presentment, demand, protest or notice of any kind in connection with this Note (except for notices expressly required by the Credit Agreement). 27 Include if Note is executed by Additional Borrower.

Exhibit G - 2 0010146-0000535 NYO1: 2000731687.1 THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. MILLICOM INTERNATIONAL CELLULAR S.A., as Obligor By: ____________________________________ Name: Title: By: ____________________________________ Name: Title: [[ADDITIONAL BORROWER], as Obligor By: ____________________________________ Name: Title:]

EXHIBIT H Exhibit H - 1 0010146-0000535 NYO1: 2000731687.1 FORM OF INTEREST ELECTION REQUEST Date: ____________, 20__ The Bank of Nova Scotia, as Administrative Agent 720 King Street West, 4th Floor Toronto, Ontario, Canada M5V 2T3 Attention: Tyrone Nicholson Email: Tyrone.nicholson@scotiabank.com GWSLoanOps.Intl@scotiabank.com Ladies and Gentlemen: Reference is made to that certain Revolving Credit Agreement, dated as of October 15, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Millicom International Cellular S.A., a limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, with its domicile and principal place of business located at 2 rue du Fort Bourbon, L-1249, Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 40630 as Borrower and as Guarantor under Article IX of the Credit Agreement, the Lenders from time to time party thereto, The Bank of Nova Scotia, as administrative agent for the Lenders (the “Administrative Agent”) and the other agents party thereto. Capitalized terms used in this Interest Election Request (this “Interest Election Request”) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. Pursuant to Section 2.08 of the Credit Agreement, the undersigned Obligor is hereby requesting to convert or continue certain Borrowings as follows28: [Option A - Conversion of Eurodollar Borrowing to ABR Borrowing: to convert $___________ in principal amount of presently outstanding Eurodollar Loans with a final Interest Payment Date of ____________ ____, _____ to ABR Loans on __________ ____, ____, which is a Business Day (the “Effective Date”).] [Option B - Conversion of ABR Borrowings to Eurodollar Borrowings: to convert $__________ in principal amount of presently outstanding ABR Loans to Eurodollar Loans on ____________ ____, _____, which is a Business Day (the “Effective Date”). The Interest Period for such resulting Eurodollar Loan is ______29 month[s].] [Option C - Continuation of Eurodollar Borrowings as Eurodollar Borrowings: to continue as Eurodollar Borrowings $__________ in presently outstanding Eurodollar Loans with a final Interest 28 Select options below as applicable. 29 Interest Periods available are one, three or six months (or such other period as selected by the Borrower in an appropriate notice and agreed to by the Administrative Agent (without requiring any further consent or instructions from the Lenders))

Exhibit H - 2 0010146-0000535 NYO1: 2000731687.1 Payment Date of ____________ ____, _____ (such date of continuation being a Business Day). The Interest Period for such continued Eurodollar Borrowings is ______30 month[s].] If notice of the requested election was given previously by telephone, this Interest Election Request is to be considered the written confirmation of such telephone notice required by Section 2.08 of the Credit Agreement. [Signature page follows] 30 Interest Periods available are one, three or six months (or such other period as selected by the Borrower in an appropriate notice and agreed to by the Administrative Agent (without requiring any further consent or instructions from the Lenders))

Exhibit H - 3 0010146-0000535 NYO1: 2000731687.1 [MILLICOM INTERNATIONAL CELLULAR S.A.] [ADDITIONAL BORROWER] By: Name: Title: By: Name: Title: